As filed with the Securities and Exchange Commission on November 23, 2011

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933, AS AMENDED

CyberDefender Corporation

(Exact name of registrant as specified in its charter)

Delaware	7372	65-1205833
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

617 West 7th Street, Suite 1000
Los Angeles, California 90017
(213) 689-8631

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Kevin Harris
Interim Chief Executive Officer
Chief Financial Officer
CyberDefender Corporation
617 West 7th Street, Suite 1000
Los Angeles, California 90017
(213) 689-8631

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Harvey Kesner, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, New York 10006 (212) 930-9700 (212) 930-9725 — Facsimile	Kevin Friedmann, Esq. Richardson & Patel LLP 750 Third Avenue, 9th Floor New York, New York 10017 (212) 561-5559 (917) 591-6898 — Facsimile

Approximate date of commencement of sales: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller Reporting Company ☒

Calculation of Registration Fee

Title of each class of securities to be registered	Proposed maximum aggregate offering price		Amount of registration fee
Common stock, par value $0.001 per share	$17,250,000	(1)	$1,976.85
Representative’s options to purchase common stock(2)	100	(2)	0.11
Common stock underlying representative’s options(3)	937,500	(2)	107.44
Total Registration Fee	$18,187,600		$2,084.40

(1)	Estimated solely for the purpose of calculating the amount of the registration in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Includes an estimated $2,250,000 proposed maximum aggregate offering price from the sale of shares of common stock which may be issued pursuant to the exercise of a 45-day option granted by the registrant to the underwriters to cover over-allotments, if any.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered an indeterminable number of shares of our common stock as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.
(3)	The registrant will sell to the representative of the underwriters, for $100, options to purchase a number of shares of common stock that is equal to 5% the aggregate number of shares sold in this offering excluding the over-allotment option. The options will be exercisable at a per share exercise price equal to 125% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s options is $937,500, which is equal to 125% of $750,000 (5% of $15,000,000). In accordance with Rule 457(g) under the Securities Act, because the shares of the registrant’s common stock underlying the representative’s options are registered hereby, no separate registration fee is required with respect to the options registered hereby.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED NOVEMBER 23, 2011

[___________] Shares

Common Stock

This is a firm commitment offering of [__________________] shares of common stock of CyberDefender Corporation.

Our common stock is quoted on the Nasdaq Global Market under the ticker symbol “CYDE.” On November 21, 2011, the closing price of our common stock was $0.41 per share.

Our Board of Directors has approved an amendment to our Certificate of Incorporation that would permit a reverse split of our issued and outstanding common stock. If the amendment is approved by our stockholders at a Special Meeting to be held on January 5, 2012, our Board of Directors will have the authority to effect a reverse split of our issued and outstanding common stock at a ratio in the range of between 1-for-2 and 1-for-10.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$
(1)	Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to Aegis Capital Corp., the representative of the underwriters. See “Underwriting” for a description of compensation payable to the underwriters.

The underwriters may also purchase up to an additional [________] shares of common stock from us at the public offering price, less the underwriting discount, within 45 days from the date of this prospectus to cover overallotments, if any. If the underwriters exercise the option in full, the total discount and commission will be $[______] and the total proceeds to us, before expenses, will be $[__________]

The underwriters expect to deliver the shares against payment on or about [__________], 2011.

Aegis Capital Corp

The date of this prospectus is [________], 2011

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In The News

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BBB ACCREDITED BUSINESS

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of our common stock.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from publicly available information. While we believe that the statistical data, market data and other industry data and forecasts are reliable and we are responsible for all of the disclosure in this prospectus, we have not independently verified the data.

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PROSPECTUS SUMMARY

About This Prospectus

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before deciding to invest in our common stock. You should read the entire prospectus carefully; including “Risk Factors” and our consolidated financial statements and notes to those consolidated financial statements, before making an investment decision. References to “we,” “our,” “us,” the “Company,” or “CyberDefender” refer to CyberDefender Corporation, a Delaware corporation. We intend to ask our stockholders to approve a reverse split of our common stock. Please see the discussion below titled, “Recent Developments Relating to our Listing on the Nasdaq Global Market” and the risk factors following the heading, “Risks Related to Our Proposed Reverse Stock Split” in the section of this prospectus titled “Risk Factors”.

Overview of Our Business

We are a provider of technology and technology services for consumers. Utilizing direct-to-consumer marketing, we address the growing demand for remote technical support services, anti-malware and PC optimization software and online backup services.

As the PC becomes the primary source for communication, entertainment and e-commerce for many consumers, the volume of online threats continues to rise. Additionally, increased use of mobile devices such as laptop computers, cell phones, tablets and “smart phones” with email and web access capabilities, and the increase in popularity of online social networking sites, have put a large portion of the population at risk for cyber attacks, identity theft and various technical support issues. Consequently, technical support and online security has emerged as major concerns for all users of devices that are capable of accessing the Internet.

Our premier offering, LiveTech, is a remote technical support service that allows our technicians to connect to customers’ remotely in order to provide our customers with quick and reliable computer repair. Our LiveTech technicians utilize a popular, remote access software to access customer computers to address technical problems that cannot be resolved with simple do-it-yourself software. Repair and optimization services include (but are not limited to) malware removal, speed optimization, software updates, file backup, privacy settings and hardware troubleshooting.

Our products and services also include CyberDefender Early Detection Center, a comprehensive antispyware and antivirus security software suite, CyberDefender Registry Cleaner, a computer optimization software suite and CyberDefender Online Backup, a cloud-based data backup service.

Through our partnership with GR Match, LLC (“GRM”), a subsidiary of Guthy-Renker, LLC we market our products directly to consumers primarily through direct response television and radio commercials. Our commercials drive consumers to one of our three branded websites, MaxMySpeed.com, MyCleanPC.com or DoubleMySpeed.com. Consumers download our software and receive a free diagnosis of their PC. The diagnosis determines whether the consumers need our products and services. The website also directs consumers to contact our call center where they are offered a more extensive diagnosis and the opportunity to purchase LiveTech.

Industry Background

Viruses, spyware and social engineering attacks are serious threats facing businesses and consumers today. These threats can be used to steal personal information, enable identity theft, damage or destroy information stored on a computer and cause damage to legitimate software, network performance and productivity. These malicious programs are introduced to computers in a number of ways, including, but not limited to:

•	Poor browser security — most browser today are full of security holes that are exploited by hackers and criminals;
•	Growing use of the Internet and e-mail as a business tool and preferred communication channel;
•	Increased use of mobile devices to access key data;

•	Explosive growth in spyware causing theft of confidential information, loss of employee productivity, consumption of large amounts of bandwidth, damage to desktops and a large increases in requests for assistance from “help desks”; and
•	Flaws in operating systems that contribute to the wide range of current Internet security threats, particularly if users do not update their computers with patches.

As a result of these factors, the security software and services market has developed and continues to expand in order to respond to the ever-evolving threats presented by malicious programs. The market is generally separated into either security software providers such as Symantec and McAfee or technical support providers such as Support.com or iYogi.

The CyberDefender Solution

Our business and technology model is based on incorporating LiveTech services with anti-malware and PC optimization software products.

Traditional security software vendors have attempted to solve Internet security problems with a variety of software applications. Many vendors rely heavily on the end user to properly install and configure their own security software. In addition, many vendors fail to advocate optimal security software installation because they do not offer customers access to live support. Our LiveTech service eliminates the reliance on the end-user to properly utilize software security. We believe this provides us with a significant competitive advantage as well as an additional recurring revenue stream opportunity that compliments its security software.

Our Business Strategies

Over the course of the past two years, our business has evolved and the opportunity before us today is very different from where we started, when anti-virus software products were all that we developed and sold. During the second quarter of the 2011 fiscal year, we determined that it was the opportune time to formalize a plan which would enable us to best capitalize on our strength with direct to consumer marketing and leverage our position as a leading provider of remote technical support services.

We have implemented and we are continuing to implement a strategic plan to achieve profitability while maintaining strong growth. Major elements of this plan include:

New Leadership.  Our Board of Directors has reached an agreement in principle to appoint Mr. Greg Thomas as Chief Executive Officer for a period of twelve months. Mr. Thomas is a successful, 20 year veteran of the direct response industry. In addition we intend to continue augmenting our management team with additional expertise from direct response industry veterans who will be charged with improving results, accountability and profit performance.

New Television and Radio Commercials.  The majority of our customers are acquired from our television and radio commercials. Our current commercials have been airing for almost two years and as a result we have seen a decline in the effectiveness of these commercials. We have hired one of the top direct response producers to create and produce a new set of commercials for us. These commercials are expected to be completed in early 2012 and we believe they will improve customer response rate and lower our new customer acquisition costs.

New and Improved Products.  We are seeking to expand our product portfolio and to replace our current software offerings with improved versions to be licensed from reputable, third-party software vendors. We believe superior products will enable us to drive increased sales conversions, improve customer satisfaction and increase renewals. We believe licensing products enables us to provide our customers with higher quality software products at a lower cost to us. We have already significantly reduced overhead expense by reducing the size of the software development department.

Optimize Call Center Performance.  Our call center receives thousands of calls each day, and we view each one as an opportunity to service the customer as well as a sales opportunity. We currently have a number of initiatives underway to improve sales conversion, increase revenue per order, decrease abandoned phone calls and increase utilization of each agent’s time per shift. We are simultaneously working to develop an outsourced call center partner. Augmenting our sales agent staff will aid with staffing nights/weekends/ holidays, increase call answering capacity during high volume or spikes and serve as a back-up in case of emergency.

New Technology and Core Systems.  We are currently replacing our e-commerce platform with a more robust solution, one that is dynamic, flexible and user friendly. Our new system will allow us to continually change and test more variables so we may determine the path that allows the highest online conversion of visitors-to-order to consistently occur. It will also facilitate improved performance in our call center through an improved agent interface system, which will be easier to use, enabling our agents to reduce time spent per call, thus increasing calls handled per shift and overall utilization. Additionally, our new e-commerce system will also facilitate a more sophisticated customer communication system for billing, updates, renewals, and cross selling.

Increase Renewals.  Our revenue model relies on both the initial sale of software and technical support services on a license or subscription basis and the renewal of the licenses or subscriptions. Increasing our renewal revenue significantly increases our gross profit, validates customer satisfaction and serves as a reoccurring source of revenue. We are also focused on increasing renewals, and starting in late 2011, we began testing of monthly billing. We believe migrating customers to a smaller fixed monthly fee will yield a greater lifetime value of a customer.

Going Concern

We have a history of net losses and negative cash flow. Based on our expected cash flow and our current obligations, we currently have approximately three months of capital resources available, and as a result, we are not certain that we have sufficient cash on hand to operate our business for the next 12 months without additional funding. There is substantial doubt about our ability to continue as a going concern.

Recent Developments Relating to our Listing on the Nasdaq Global Market

Pursuant to the rules (the “Listing Rules”) of The Nasdaq Stock Market (“Nasdaq”), in order to maintain our listing on the Nasdaq Global Market we must have at least 400 stockholders, our common stock must have a bid price of at least $1.00 per share and we must meet at least one of the “equity standard”, the “market value standard” or the “total assets/total revenue standard”. To meet the equity standard, among other things, we must have stockholders’ equity of at least $10 million. To meet the market value standard, among other things, the market value of our listed securities must not be less than $50 million. To meet the total assets/total revenue standard, among other things, the market value of our publicly held shares (as defined by Nasdaq) must be at least $15 million.

On August 24, 2011, we received a letter from Nasdaq stating that the market value of our listed securities was less than $50 million during the period from July 13, 2011 to August 23, 2011, and that we no longer met the market value standard for continued listing. The letter states that we have a 180 day compliance period, which expires on February 21, 2012, during which we must comply with the Listing Rules. If during the compliance period we meet the market value standard for a minimum of ten consecutive business days, Nasdaq will provide us with written confirmation of compliance and the matter will be closed. In the event that we do not regain compliance prior to the expiration of the compliance period, we will receive written notification from Nasdaq that our securities are subject to delisting.

On August 30, 2011, we received a second letter from Nasdaq stating that, because our common stock did not maintain a minimum bid price of $1 per share during the period from July 19, 2011 to August 29, 2011, we no longer met the minimum bid price requirement. This letter also states that we have a 180 day compliance period, which expires on February 27, 2012, during which we must comply with the minimum bid price requirement. If during the compliance period the closing bid price of our common stock is at least $1 for a minimum of ten consecutive business days, Nasdaq will provide us with written confirmation of compliance and the matter will be closed. The letter also states that, if we choose to implement a reverse stock split to remedy this deficiency, we must complete the reverse stock split no later than ten business days prior to February 27, 2012. Finally, the letter states that we may be eligible for additional time to comply with the minimum bid price requirement following the expiration of the compliance period.

On September 16, 2011, we received a third letter from Nasdaq stating that the market value of our publicly held shares was less than $15,000,000 during the period from August 3, 2011 to September 15, 2011, and that we no longer met the total assets/total revenue standard for continued listing. This letter states that we have a 180 day compliance period, which expires on March 14, 2012, during which we must comply with Nasdaq’s Listing Rules. If during the compliance period the market value of our publicly held shares closes at $15,000,000 or more for a minimum of ten consecutive business days, Nasdaq will provide us with written confirmation of compliance and the matter will be closed. In the event we do not regain compliance prior to the expiration of the compliance period, we will receive written notification from Nasdaq that our securities are subject to delisting.

We intend to ask our stockholders to approve a reverse split of the issued and outstanding shares of our common stock at a ratio in the range of between 1-for-2 and 1-for-10, which ratio shall be determined by our Board of Directors in its sole discretion, however, we cannot guarantee you that the stock split will be approved by our stockholders or effected before this offering is complete. Information in this prospectus does not reflect the effects of the proposed reverse split on the number of shares we have outstanding before and after the offering or the price of our common stock before and after the offering.

Recent Developments Related to Our Business

October Equity Financing

On October 18, 2011, we completed the first tranche of the private sale of up to $1 million of our common stock at $0.6425 per share to six accredited investors. The aggregate principal amount we received from the first tranche was $454,800. Each purchaser received a warrant to purchase one share of common stock for each two shares of common stock purchased at an exercise price of $0.8031.

10.5% Subordinated Convertible Promissory Notes

On November 4, 2011, we completed the second of three tranches of a private sale of an aggregate of $3 million of 10.5% Subordinated Convertible Promissory Notes (the “Notes”) to Mr. Sean P. Downes. Mr. Downes purchased two Notes in the face amount of $1 million each. Each of the three Notes is convertible, at Mr. Downes’ election, into shares of our common stock at a conversion price of $0.30 per share. Each of the Notes is due and payable thirteen months after the date of issuance and each is subordinate to certain senior debt owed by us to GRM. With each purchase of a Note, Mr. Downes received (and in the third tranche will receive) a warrant to purchase one-half of one share of our common stock for each share of common stock he is entitled to receive upon conversion of the Note. The warrants are exercisable at $0.375 per share of common stock. So long as the Notes are outstanding, Mr. Downes may, subject to the requirements of the rules of The Nasdaq Stock Market, appoint two representatives to our Board of Directors. At least one of the appointees must qualify as an “independent director”, as that term is defined in the rules of The Nasdaq Stock Market and the applicable rules of the Securities and Exchange Commission, be acceptable to us and be subject to the approval of GRM.

9% Subordinated Convertible Promissory Notes

On September 28, 2011, we completed the second tranche of a private sale of up to $2 million of 9% Subordinated Convertible Promissory Notes (the “9% Notes”) to 15 accredited investors, including one of our independent directors. The aggregate principal amount of the 9% Notes sold in the second tranche is $450,712.78. The 9% Notes are convertible, at the election of the holders, into shares of our common stock at a conversion price of $0.72 per share. The 9% Notes are due and payable on October 27, 2012, and are subordinate to certain senior debt owed by us to GRM. Each investor received one incentive share of our common stock, which shares were issued from our treasury, for each dollar invested. In the case of the independent director, the issuance of the incentive shares is subject to approval by our stockholders.

GRM Waiver and Forbearance Agreement

On September 30, 2011, and effective as of September 23, 2011, we and GRM entered into a Second Waiver and Forbearance Agreement pursuant to which GRM agreed to capitalize unpaid interest payments we owed pursuant to two promissory notes and, through January 24, 2012, to waive its rights and remedies under the promissory notes. Please see the section of this prospectus titled “Certain Relationships and Related Transactions” for a more complete description of the Second Waiver and Forbearance Agreement.

New Management

We and Greg Thomas, an adviser to our Board of Directors and senior management who has had responsibility for most of our operations for approximately the past six months, have reached an agreement in principle to appoint Mr. Thomas, for a period of one year, to the position of Interim Chief Executive Officer. The appointment is expected to be made when the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission. We believe it is appropriate to delay Mr. Thomas’ appointment to permit Kevin Harris, our current Interim Chief Executive Officer and Chief Financial Officer, and our Board of Directors to have responsibility for the supervision of the completion of the registration process.

Risks Related to Our Business

Our business is subject to a number of risks. You should understand these risks before making an investment decision. If any of these risks actually occurs, our business, financial condition or results of operations would likely be materially adversely affected. In such case, the trading price of our common stock would likely decline, and you may lose all or part of your investment. Below is a summary of some of the principal risks we face: The risks are discussed more fully in the section of this prospectus below entitled “Risk Factors.”

•	We incurred net losses for our last five fiscal years and for the nine month period ended September 30, 2011. We are not certain that our operations will ever be profitable.
•	We will need additional capital in the future to meet our obligations and financing may not be available. If we cannot obtain additional capital, we will be required to curtail, or even to cease, our operations.
•	We owe $11.7 million to GRM. Unless we obtain additional financing, we will not have the funds to repay this obligation when it is due. If we cannot repay the obligation when it is due and cannot renegotiate the terms of the obligation, GRM will be entitled to exercise its rights to foreclose on our assets, which are pledged as security for payment of the debt.
•	If we fail to maintain certain loan covenants that are required by our loan agreement with GRM, GRM will be entitled to exercise its rights to foreclose on all of our assets pledged as security for payment of the debt. If that were to happen, your investment would become worthless.
•	Our Media and Marketing Services Agreement with GRM could be terminated. The termination of this agreement could adversely affect our operating results.
•	We face intense competition from other providers of Internet security software and remote technical support services. This competition could adversely affect our business and financial condition.

SUMMARY OF THE OFFERING

The Offering

Securities Offered:
[_________] shares of common stock, $0.001 par value per share.
Offering Price:
$[_____] per share.
Common Stock Outstanding Before the Offering:
28,624,302 shares as of November 18, 2011
Common Stock Outstanding After the Offering:
[_________] shares
Use of Proceeds
We intend to use the net proceeds of this offering for working capital, general corporate purposes and the repayment of debt. See “Use of Proceeds” beginning on page 19.
Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk. Investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 8.

The total number of shares of common stock outstanding after this offering is based on 28,624,302 shares outstanding as of November18, 2011, which excludes the following securities:

•	2,699,636 shares of common stock reserved for issuance upon the exercise of outstanding stock options granted pursuant to our various employee incentive plans at exercises prices ranging from $0.01 to $1.25;
•	278,838 shares of common stock reserved for issuance pursuant to our various employee incentive plans, which have not yet been issued;
•	2,633,337 shares of common stock underlying a 9% Convertible Promissory Note, as amended, issued to GR Match, LLC on March 31, 2010;
•	3,160,531 shares of common stock underlying a 9% Convertible Promissory Note, as amended, issued to GR Match, LLC on February 25, 2011;
•	3,060,774 shares of common stock underlying 9% Convertible Promissory Notes issued on July 27, 2011 and September 28, 2011;
•	6,666,667 shares of common stock underlying 10.5% Convertible Promissory Notes issued on September 30, 2011, November 2, 2011 and November 4, 2011;
•	16,419,296 shares of common stock reserved for issuance pursuant to our outstanding common stock purchase warrants having exercise prices ranging from $0.30 to $2.18; and
•	[__________] shares of common stock underlying the warrants to be issued to the underwriters in connection with this offering.

Corporate Information

We maintain our principal offices at 617 West 7th Street, Suite 1000, Los Angeles, California 90017. Our telephone number at our principal offices is (213) 689-8631. Our website address is www.cyberdefendercorp.com. Information included on our website is not part of this prospectus.

SUMMARY FINANCIAL DATA

The following tables summarize financial data regarding our business and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 22 of this prospectus and our financial statements and the related notes included elsewhere in this prospectus. We have derived the selected statements of operations data for the years ended December 31, 2010 and 2009 and the selected balance sheet data as of December 31, 2010 from our audited financial statements and related notes included elsewhere in this prospectus. We also provide financial data for the third fiscal quarters of 2011 and 2010 and as of the end of the third fiscal quarter of 2011, which are derived from our unaudited financial statements included elsewhere in this prospectus. The historical results are not necessarily indicative of the results to be expected for any future period. All monetary amounts are expressed in U.S. dollars.

	Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2011	2010	2010	2009
Statements of Operations Data:
Net sales	$39,883,039	$31,936,019	$45,568,545	$18,841,893
Cost of sales	17,315,892	13,002,748	19,981,021	4,182,462
Gross profit	22,567,147	18,933,271	25,587,524	14,659,431
Operating expenses	36,162,103	48,649,483	63,222,694	32,238,521
Loss from operations	(13,594,956)	(29,716,212)	(37,635,170)	(17,579,090)
Other income/(expense)	(3,992,339)	(1,501,196)	(1,973,850)	(2,262,666)
Net loss	$(17,587,295)	$(31,217,408)	$(39,609,020)	$(19,841,756)
Per Common Share Data:
Net (loss) per share, basic and diluted	$(0.63)	$(1.18)	$(1.49)	$(0.91)
Weighted average shares outstanding, basic and diluted	27,832,353	26,408,814	26,607,962	21,890,656

	September 30, 2011	December 31, 2010	As Adjusted September 30, 2011
Balance Sheet Data:
Current assets	$6,123,211	$9,560,881
Total assets	7,961,647	11,982,019
Current liabilities	35,119,882	20,991,234
Total liabilities	42,549,255	35,568,224
Shareholders’ deficit	(34,587,608)	(23,586,205)
Accumulated deficit	$(102,126,865)	$(84,539,570)

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our financial statements and related notes.

Risks Related to Our Business

We incurred net losses for our last five fiscal years and for the nine month period ended September 30, 2011. We are not certain that our operations will ever be profitable.

We incurred a net loss of $5,507,600 for the fiscal year ended December 31, 2006, a net loss of $5,866,123 for the fiscal year ended December 31, 2007, a net loss of $11,251,772 for the fiscal year ended December 31, 2008, a net loss of $19,841,756 for the fiscal year ended December 31, 2009, and a net loss of $39,609,020 for the fiscal year ended December 31, 2010. During the nine months ended September 30, 2011, our net loss was $17,587,295. We can provide no assurance as to when, or if, we will be profitable in the future. Even if we achieve profitability, we may not be able to sustain it.

We will need additional capital in the future to meet our obligations and financing may not be available. If we cannot obtain additional capital, we will be required to curtail, or even to cease, our operations.

During the 2011 fiscal year our cash position and liquidity have declined materially. As a result of our operating losses, we have financed our operations through sales of our debt and equity securities. While we have implemented plans to continue to build our revenue base, expand sales and marketing and improve operations, we continue to operate at negative cash flow. Our ability to continue as a going concern is dependent upon our ability to generate sufficient operating cash flow. We currently anticipate that our available capital resources, including our operating cash flows, will be sufficient to meet our expected working capital and capital expenditure requirements only through early 2012. If we are unable to obtain additional funding, we will be required to significantly curtail, or even to cease, our operations.

We owe $11.7 million to GR Match, LLC (“GRM”). Unless we obtain additional financing, we will not have the funds to repay this obligation when it is due. If we cannot repay the obligation when it is due and cannot renegotiate the terms of the obligation, GRM will be entitled to exercise its rights to foreclose on our assets, which are pledged as security for payment of the debt. If that were to happen, your investment would become worthless.

Unless we obtain additional financing, our capital resources will not be sufficient to repay our obligation to GRM in the amount of $11.7 million due on March 31, 2012. This obligation is described in detail below in the section entitled “Certain Relationships and Related Transactions.” We will need to obtain additional financing prior to March 31, 2012 to satisfy the obligation. There can be no assurance that we will be able to secure additional financing on terms favorable to us, or at all. In the event we are unable to obtain additional financing, we will attempt to renegotiate the terms of the GRM obligation, however, there can be no assurance that GRM will agree to a modification. If we cannot pay the obligation in accordance with its terms and if GRM will not renegotiate the terms, GRM will be entitled to foreclose on its security interest, which is comprised of all of our assets including our intellectual property. If GRM were to take possession and ownership of our assets, your investment would become worthless.

If we fail to maintain certain loan covenants that are required by the 9% Secured Promissory Note we signed on March 31, 2010, GRM will be entitled to exercise its rights to foreclose on all of our assets pledged as security for payment of the debt. If that were to happen, your investment would become worthless.

On March 31, 2010, we borrowed $5,300,000 from GRM. The loan is due on March 31, 2012. Included in our loan agreement are a “Debt Coverage Ratio” covenant and a “Debt to Earnings Ratio” covenant. From and after the fiscal quarter commencing January 1, 2011, our Debt Coverage Ratio, determined as of the last day of each fiscal quarter, is not permitted to be less than a ratio of 2:1 without GRM’s prior written consent and our Debt to Earnings Ratio, determined as of the last day of each fiscal quarter, is not permitted to exceed a ratio of 5:1 without GRM’s prior written consent. If we fail to comply with either of these loan covenants, GRM may deem our non-compliance to be an “Event of Default” as that term is defined in the 9% Secured Convertible Promissory Note. In that event, GRM could exercise its rights to foreclose on its security interest, which is comprised of all of our assets including our intellectual property. If GRM were to take possession and ownership of our assets, your investment would become worthless. We have not been and remain not in compliance with these loan covenants.

Our operating results may fluctuate significantly from quarter to quarter and make it difficult to forecast our operating results accurately.

We expect that our revenue, gross margins and operating results, which we disclose from time to time on a GAAP and non-GAAP basis, may fluctuate materially from quarter to quarter and from year to year. As a result, our operating results for prior periods may not be indicative of our future performance. In addition, the fluctuations make it difficult for us to forecast operating results. We try to adjust expenses based in part on our expectations regarding future revenue, but in the short term expenses are relatively fixed. This makes it difficult for us to adjust our expenses in time to compensate for any unexpected revenue shortfall in a given period that might result from a decrease in demand for our products and services.

Our financial results also have been in the past, and may continue to be in the future, materially affected by non-cash and other accounting charges, including deferral of revenue and expenses, amortization of intangible assets, stock-based compensation expense and valuation of warrants.

Fluctuations in our quarterly financial results may make it more difficult for us to raise capital in the future. If our quarterly financial results or our predictions of future financial results fail to meet the expectations of securities analysts and investors, our stock price could be negatively affected.

Fluctuations in demand for our products and services are driven by many factors, and a decrease in demand for our products and services could adversely affect our business and financial condition.

Fluctuations in demand for our products and services are due to many factors, including general economic conditions, competition, product obsolescence or unpopularity with customers and potential customers, unfavorable perceptions of our business reputation, technological changes, shifts in buying patterns, financial difficulties and budget constraints of our current and potential customers, levels of broadband usage and awareness of security threats to information technology systems. If demand for our products and services declines for any of the reasons stated above, our business and financial condition could be adversely affected.

Adverse conditions in the national and global economies and financial markets may adversely affect our business and financial condition.

National and global economies and financial markets are experiencing a prolonged downturn and volatility stemming from many factors, including adverse credit conditions impacted by the sub-prime mortgage crisis, slower or receding economic activity, concerns about inflation and deflation, fluctuating energy costs, high unemployment, decreased consumer confidence, reduced corporate profits and capital spending, adverse business conditions and liquidity concerns and other factors. The U.S. and many other countries also have experienced slowed or receding economic growth and disruptions in the financial markets. The length of time required to recover from these economic and financial market conditions is unknown. During challenging economic times, periods of high unemployment and in tight credit markets, many customers may delay or reduce technology purchases. This could result in reductions in sales of our products and services, longer sales cycles, slower adoption of new technologies, lower renewal rates, and increased price competition. In addition, difficulties in collections of accounts receivable could increase and, accordingly, our reserves for doubtful accounts and write-offs of accounts receivable could be increased. These results may persist even if certain economic conditions improve. Any of these events likely would adversely affect our business and financial condition.

Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), require public companies to maintain disclosure controls and procedures. We determined that our disclosure controls and procedures and our internal control over financial reporting were not effective at the reasonable assurance level due to a material weakness. This could have a material adverse effect on our business and financial condition.

Included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are reports on our disclosure controls and procedures and on our internal control over financial reporting. As a result of a material weakness in our disclosure controls and procedures and in our internal control over financial reporting, we concluded that neither was effective as of December 31, 2010 and we have been unsuccessful in remediating this deficiency.

Our failure to achieve and maintain an effective internal control environment could result in the loss of investors’ confidence in our financial reporting, our financial statements being unreliable, and a material decline in our stock price. Our failure to maintain effective internal control over our financial reporting and disclosure controls and procedures could result in investigations, enforcement actions, and monetary and other sanctions by regulatory authorities, which could adversely affect our business and financial condition.

Our websites and our products and services may be subject to disruptions and security breaches. If a disruption or security breach occurred, our reputation could be damaged and our business and financial condition could be adversely affected.

Although we believe we have sufficient controls in place to prevent intentional disruptions, we could be the target of attacks specifically designed to impede the performance of our websites and our products and services and to harm our reputation. Computer “hackers” may attempt to penetrate our network or our websites and misappropriate proprietary information or cause interruptions of our services. Because the techniques used by hackers change frequently and may not be recognized until they are used to attack a target, we may be unable to anticipate these techniques. The theft and/or unauthorized use or publication of our trade secrets and other confidential business information as a result of an attack could adversely affect our competitive position, reputation, brand and future sales of our products and services. In addition, our customers could assert claims against us related to resulting losses of their personal and confidential information. As a result, our business could be subject to significant disruption, we could suffer monetary and other losses and reputational harm which could adversely affect our business and financial condition.

In addition, we update and modify our accounting and other systems from time to time, and the updates and modifications may be disruptive to our business. They also may cause us to incur higher costs than we anticipate.

We and our customers also face a number of potential business interruption risks that are beyond our control, including natural disasters, acts of terrorism, and other unexpected events. Our corporate headquarters, including one of our call centers, in Los Angeles, California are located very near to a major earthquake fault. The potential impact of a major earthquake on our facilities, infrastructure and overall operations is not known, but likely would be severe. Although we implemented business interruption and disaster recovery programs, an earthquake could seriously disrupt our business. We are largely uninsured for losses and business disruptions caused by an earthquake and other natural disasters.

During the past year our business has grown rapidly. If we do not manage this growth carefully, our business and financial condition could be adversely affected.

Since January 1, 2010, our business has grown rapidly. Our sales increased 142% year-over-year for the year ended December 31, 2010 and sales increased 25% year-over-year for the first nine months of 2011. The number of full-time employees and consultants we employ grew from approximately 69 full-time employees and 50 independent contractors as of December 31, 2009 to approximately 390 full-time employees and consultants as of September 30, 2011. The growth of our business has placed a strain on our management and resources and has required, and may continue to require, the implementation of new operating systems and the expansion of our facilities. Our failure to manage our growth and expansion could adversely affect our business and financial condition.

Our Media and Marketing Services Agreement with GRM could be terminated. The termination of this agreement would adversely affect our operating results.

Pursuant to the terms of the Media and Marketing Services Agreement we entered into with GRM on July 19, 2011 (which is described below in the section entitled “Certain Relationships and Related Transactions”), GRM may terminate the Media and Marketing Services Agreement for any reason by giving us 30 days written notice. In addition, GRM may terminate the Media and Marketing Services Agreement if we breach the Media and Marketing Services Agreement or default in the performance of any obligation under the Media and Marketing Services Agreement, unless the breach or default is cured within 15 business days. We earn significant revenues from the Media and Marketing Services Agreement. If GRM decided to terminate the Media and Marketing Services Agreement, our operating results would be adversely affected.

We advertise and market our products and services through direct response television and radio commercials. If our advertising and marketing efforts are not effective, our sales could decline and our business and financial condition would be adversely affected.

We market our products and related services via direct response television and radio commercials and over the Internet, primarily through space purchased from Internet-based marketers and search engines. During 2010, we spent approximately 82% of our advertising budget on direct response television and radio commercials and approximately 18% on Internet advertising and through September 30, 2011 we spent approximately 88% of our advertising budget on direct response television and radio commercials and approximately 12% on Internet advertising. It is possible that our advertising will not produce the results we expect or that our advertising costs will increase significantly. If our advertising and marketing efforts are not effective, our sales could decline and our business and financial condition would be adversely affected.

We face intense competition from other providers of Internet security software and remote technical support services. This competition could adversely affect our business and financial condition.

We operate in intensely competitive markets that experience rapid technological developments, changes in industry standards, changes in customer requirements, and frequent new product introductions and improvements. If we are unable to anticipate or react to these competitive challenges or if existing or new competitors gain market share in any of our markets, our competitive position could weaken and we could experience a decrease in demand for our products and services. To compete successfully, we must devote substantial resources to product licensing, marketing efforts and the implementation of our e-commerce platform so that we may improve our existing products and services. If we are not able to devote the required resources, and there is no assurance that we will be able to do so, our competitive position could be adversely affected.

Our competitors include WebRoot Software, Kaspersky Labs, iYogi and Support.com. Our larger competitors, including TrendMicro, McAfee, Symantec and Computer Associates, have far greater brand name recognition and far greater financial, technical, sales, marketing and other resources than we do and, consequently, have the ability to influence potential customers to purchase their products rather than ours. Our existing and future competitors could introduce superior products and services at lower prices than our products and services. Some competitors also could gain market share by acquiring or forming strategic alliances with other competitors. Because new electronic commerce distribution methods have removed many of the barriers historically faced by start-up and early stage companies in the software industry, we may face additional sources of competition in the future which could adversely affect our business and financial condition.

If we are unable to license new and enhanced security and optimization products and services to meet emerging industry standards, our business and financial condition could be adversely affected.

Our future success depends upon our ability to update our current products and services with improved new licensed software and services that keep pace with the rapid technological developments, continually-evolving industry trends and standards, and ongoing changes in customer requirements in our markets. Failure to keep pace with any changes that are important to our customers could cause us to lose customers and could have a negative impact on our business and financial condition.

Finding, testing and negotiating with software and service partners can be hampered by contractual delays. We also may experience delays or unforeseen costs associated with integrating products we acquire or licensed products because we may not be sufficiently familiar with products that we did not develop. These delays could adversely affect our business and financial condition.

Although we test our products prior to release, they nevertheless may contain errors, failures, bugs and other problems which could adversely affect our business and financial condition.

Because we offer very complex products, undetected errors, failures, bugs and other problems may occur, especially when new products are introduced or when new versions are released. In the past, we have discovered errors, failures, and bugs in certain of our product offerings after their introduction. In addition, our customers’ computing environments often are characterized by non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time-consuming. Errors, failures, bugs or other problems in our products could result in negative publicity, damage to our brand, product returns, loss of or delay in market acceptance of our products, loss of competitive position, or claims by customers or others, and could adversely affect our business and financial condition.

Our products may falsely detect viruses or computer threats that do not actually exist. These “false alarms,” although not unusual in the security industry, likely would impair customers’ and potential customers’ perceived reliability of our products and therefore could negatively affect customers’ opinions of our products and services.

Our anti-spam and anti-spyware may falsely identify emails, programs or web sites as unwanted “spam,” “potentially unwanted programs” or “unsafe.” They also may fail to properly identify unwanted emails, programs or unsafe web sites, particularly because spam emails, spyware or malware are often designed to circumvent anti-spam or spyware products and to incorrectly identify legitimate web sites as unsafe. Persons whose emails or programs are incorrectly blocked by our products, or whose web sites are incorrectly identified as unsafe, may file legal actions against us. In addition, false identification of emails or programs as unwanted spam or potentially unwanted programs may discourage potential customers from using or continuing to use our products and could adversely affect our business and financial condition.

If we fail to upgrade or modify our information technology system effectively, we may not be able to report our financial results accurately or prevent fraud.

We may experience difficulties in transitioning to new or upgraded information technology systems and maintaining existing systems, including the loss of data and decreases in productivity as personnel become familiar with new, upgraded or modified systems. Our management information systems and e-commerce platform will require modification and refinement as we grow and as our business requirements change, which could prolong the difficulties we experience with systems transitions, and we may not always employ the most effective systems for our purposes. If we experience difficulties in implementing new or upgraded information systems or experience significant system failures, or if we are unable to successfully modify our management information systems and/or e-commerce platform in order to respond to changes in our business requirements, our business could be harmed and we may not be able to satisfy timely our Securities and Exchange Commission reporting requirements, which could adversely affect the value of your investment and our business and financial condition.

Increased customer demands on our technical support services may adversely affect our relationships with our customers and adversely affect our business and financial condition.

A large portion of our revenue is derived from technical support services. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for support services. We also may be unable to modify the manner in which our support services are provided to compete with support services offered by our competitors.

We have outsourced a portion of our consumer support functions to third-party service providers, some of which are located outside the U.S. If these service providers experience financial difficulties, service disruptions, or do not maintain sufficiently skilled workers and resources to satisfy our requirements and our customers’ expectations, the level of support services provided to our customers could decline materially, which could materially harm our relationships with customers.

Our ability to recruit and retain qualified officers and directors could be adversely affected if we experience difficulty in maintaining directors’ and officers’ liability insurance.

We may be unable to maintain insurance, on affordable terms, for potential claims against our officers and directors. If we are unable to adequately insure our officers and directors, we may not be able to retain or recruit qualified officers and directors to manage our business, which would adversely affect our business and financial condition.

Loss of any of our key management personnel could negatively impact our business and financial condition.

Our future success depends upon our ability to recruit and retain our key management, technical, sales, marketing, finance, and other critical personnel. Most of our officers and other key personnel are at-will employees, and there can be no assurance that we will be able to retain them. Competition for persons with the specific skills that we require is significant, and we believe that we must offer competitive compensation, including cash and equity-based compensation. The volatility in our stock price may from time to time adversely affect our ability to recruit or retain employees. In addition, we may be unable to obtain required stockholder approvals for future increases in the number of shares available for issuance under our equity compensation plans. Accounting rules require us to treat the issuance of employee stock options and other forms of equity-based compensation as compensation expense. As a result, we may decide to issue fewer equity-based incentives and may be impaired in our efforts to attract and retain necessary personnel. If we are unable to hire and retain qualified employees, our business and financial condition could be adversely affected.

If we lose key executives and management personnel, we may be forced to expend significant time and expense in the pursuit of replacements. In addition, there is no assurance that we would be able to find satisfactory replacements on terms that are not unduly expensive or burdensome to us, or at all. We do not maintain “key man” insurance policies on any of our key officers or employees.

To date, our business has been developed assuming that laws and regulations that apply to Internet communications and e-commerce will remain minimal. Changes in government regulation and industry standards may adversely affect our business and operating results.

We have developed our business assuming that the regulation of Internet communications, e-commerce and advertising will remain minimal. At this time, complying with applicable laws and regulations is not unduly burdensome. However, it is possible that, in the future, new laws and regulations may be enacted to address matters such as user privacy, spyware, pricing, intellectual property ownership and infringement, taxation, and quality of products and services. Additional legislation could hinder growth in the use of the Internet generally and decrease the acceptance of the Internet as a communications, commercial and advertising medium. Changes in current laws and regulations or the addition of new laws and regulations could affect the costs of communicating on the Internet and adversely affect the demand for our products or otherwise harm our business and financial condition.

Third parties claiming that we infringe their proprietary rights could cause us to incur significant legal expenses and prevent us from selling our products.

The security technology industry increasingly has been subject to patent and other intellectual property rights litigation, particularly from so-called “special purpose entities” that seek to profit by acquiring intellectual property rights and then asserting claims against others. We expect this trend to continue and, in the future, we may be required to defend against these kinds of claims. The litigation process is subject to inherent uncertainties, and we may not prevail in litigation regardless of the merits of our position. In addition to the expense and distraction associated with litigation, adverse determinations could cause us to lose our proprietary rights, prevent us from developing or selling our products, require us to obtain licenses to patents or other intellectual property rights that our products are alleged to infringe (licenses may not be available on reasonable commercial terms or at all), and subject us to substantial liabilities.

If we acquire technology from third parties to include in our products, our exposure to infringement actions may increase because we must rely upon the third parties to verify the origin and ownership of the technology. Similarly, we face exposure to infringement actions if we hire software engineers who were previously employed by competitors and those employees inadvertently or deliberately incorporate proprietary technology of our competitors into our products despite efforts by our competitors and us to prevent such infringement.

We believe that, as the number of products in the software industry increases and the functionality of these products further overlap, we may become increasingly subject to infringement claims, which could include patent, copyright and trademark infringement claims. In addition, former employers of our former, current or future employees may assert claims that such employees have improperly disclosed to us the confidential or proprietary information of these former employers. Any such claim, with or without merit, could be time consuming to defend; divert management’s attention from our business; require us to stop selling, delay providing, or redesign our products; and require us to pay damages or purchase licenses, which could adversely affect our business and financial condition.

Future litigation could have a material adverse impact on our results of operation, financial condition and liquidity.

In addition to potential intellectual property litigation, in the future we may be subject to other litigation including purported class actions, purported stockholder derivative actions, and actions brought by current or former employees. Where we can make a reasonable estimate of the liability relating to pending litigation and determine that an adverse liability resulting from such litigation is probable, we will record a related liability. As additional information becomes available, we will assess the potential liability and revise estimates as appropriate. However, because of the inherent uncertainties relating to litigation, the amount of our estimates could be wrong. The expense of defending future litigation may be costly and divert management’s attention from the day-to-day operations of our business, which could adversely affect our business and financial condition. In addition, an unfavorable outcome in future litigation could result in our liability to pay damages or subject us to other constraints that could adversely affect our business and financial condition.

Risks Related to this Offering

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The offering price of our shares of common stock is substantially higher than the net tangible book value per share of our common stock immediately after this offering. Therefore, if you purchase our common stock in this offering, you will incur an immediate dilution of $[____] (or [___]%) in net tangible book value per share from the price you paid, based upon an assumed public offering price of $[____] per share of common stock (the last reported sale price of our common stock on the Nasdaq Global Market on [____], 2011), after deducting estimated underwriters’ fees and offering expenses and assuming the number of shares we sell in this offering is the same as the number listed on the cover page of this prospectus. The exercise of outstanding options and warrants and the conversion of convertible securities will result in further dilution in your investment.

We will have broad discretion in how we can use the net proceeds of this offering. If we fail to manage the use of the proceeds of this offering effectively, our business, financial condition, operating results and cash flow could be adversely affected.

We intend to use the net proceeds from this offering principally for general working capital, the repayment of debt and toward supporting our product sales and marketing efforts. However, management will have broad flexibility and discretion in applying the net proceeds of the financing used for working capital. Our stockholders will be relying on the judgment of management with regard to the use of these net proceeds, and they will not have the opportunity, as part of their investment decision, to assess whether the proceeds are being used in a way they approve. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

Risks Related to Ownership of Our Securities

The rights of the holders of our common stock may be impaired by the potential issuance of dilutive securities, namely preferred stock, convertible debt, and additional common stock.

Aside from the dilution discussed in the section of this prospectus titled “Dilution”, our Board of Directors has the right, without stockholder approval in certain instances, to issue other dilutive securities with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of our common stock. These additional securities could be issued with the right to more than one vote per share, and/or could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of the common stock.

Under relevant corporate law, the Board of Directors may approve the issuance of our common stock in connection with certain types transactions, such as the payment of liabilities, the payment of compensation or the acquisition of assets, without obtaining stockholder approval in certain instances. As a result, additional securities may be issued in the event of such transactions, resulting in dilution to the holdings of all pre-transaction stockholders, even though one or more of our stockholders may disagree with our decision to issue the common stock.

Our stock generally is thinly traded and it may not be possible to sell shares of our common stock in a timely manner.

Our common stock began trading on the Nasdaq Global Market on June 9, 2010, and generally is thinly traded. We believe that the generally low trading volume is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence trading volume. We believe that, even if we were to come to their attention, most analysts, brokers and institutional investors probably would not purchase or recommend the purchase of our stock until we become a larger company with a substantial operating history. As a result, although our common stock is publicly traded, there may be periods of a number of days or more when trading activity in our shares is minimal or nonexistent and it may not be possible to sell shares of our common stock in a timely manner.

In addition, future sales of substantial amounts of our common stock, or the perception that substantial sales could occur, could put downward selling pressure on our stock price and therefore could adversely affect the stock price. This downward pressure may make it impossible for an investor to sell stock in a timely manner or at a reasonable price, if at all.

Our stock price has decreased significantly and has experienced significant volatility in the past and is likely to be volatile in the future, and you could lose the value of your investment.

The market price of our common stock has decreased significantly and experienced significant volatility in the past and is likely to continue to be volatile in the future. As a result, you could lose the value of your investment. The market price of our common stock may be affected by a number of factors, including:

•	Announcements by us of operating results or revenue or earnings forecasts that fail to meet or be consistent with earlier forecasts or the expectations of our investors;
•	Announcements by our competitors that fail to meet or be consistent with their earlier forecasts or the expectations of their investors and securities analysts;

•	Rumors, public announcements, or media information regarding our competitors’ operations, management, organization, or financial condition; or
•	Announcements by us of changes in our forecasts of revenue or earnings.

We do not expect to pay dividends for the foreseeable future, and we may never pay dividends.

We currently intend to retain any future earnings to finance our operations and develop our business and we do not anticipate paying cash dividends for the foreseeable future. Our payment of any future dividends will be at the discretion of our Board after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements to which we may be a party at the time. In addition, our ability to pay dividends on our common stock may be limited by Delaware law. Accordingly, investors must rely on sales of their common stock after price appreciation — which appreciation may never occur — as the only way to realize a return on their investments. Investors seeking cash dividends should not purchase our common stock.

Future sales of shares of our common stock may decrease the price for such shares.

Actual sales, or the prospect of sales by our stockholders, may have a negative effect on the market price of the shares of our common stock. We may also register additional shares of our common stock that are subject to outstanding convertible securities, or reserved for issuance under a stock option plan, if any. Once such shares are registered, they can be freely sold in the public market upon conversion or exercise of the options. At any given time, if any of our stockholders either individually or in the aggregate cause a large number of securities to be sold in the public market, or if the market perceives that these holders intend to sell a large number of securities, such sales or anticipated sales could result in a substantial reduction in the trading price of shares of our common stock and could also impede our ability to raise future capital.

Limitations on our directors’ liability and our indemnification of our directors may discourage stockholders from filing legal actions against our directors.

Our certificate of incorporation provides, in substance, that our directors are not personally liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for: (i) any breach of the director’s duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) improper payment of dividends or unlawful stock purchases or redemptions; and (iv) any transaction from which the director derives an improper personal benefit. These provisions may discourage stockholders from filing legal actions against our directors for breaches of fiduciary duty and may reduce the likelihood of derivative actions being filed by stockholders on behalf of the Company against our directors. In addition, our certificate of incorporation and our bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law, and we have entered into indemnification agreements with our directors and senior officers.

Our charter documents may impede or discourage a takeover, which could protect management but which may not be in the best interests of our stockholders.

Under our certificate of incorporation, our Board has the authority to issue up to 10 million shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders. The issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock and could discourage a change of control of the Company or changes in management, even if such action would provide a premium to our stockholders or otherwise be in their best interests.

Risks Related to Our Proposed Reverse Stock Split

We have asked our stockholders to approve a reverse split of our common stock for the purpose of meeting the minimum bid requirement imposed by The Nasdaq Stock Market for continued listing. However, the reverse stock split ultimately may not increase our stock price and we may not be able to continue to list our common stock on the Nasdaq Global Market.

We expect that the reverse stock split of our common stock will increase the market price of our common stock so that we are able to regain compliance with the minimum bid price requirement of the Listing Rules of The Nasdaq Stock Market. However, the effect of a reverse stock split upon the market price of our common stock cannot be predicted with certainty, and the results of reverse stock splits by companies in similar circumstances are varied. It is possible that the share price of our common stock immediately after the reverse stock split will not remain increased in proportion to the reduction in the number of shares of our common stock outstanding.

Even if the reverse stock split achieves the requisite increase in our stock price, we cannot assure you that we will be able to comply or continue to comply with the minimum bid price requirement.

There can be no assurance that the market price of our post-reverse split shares will increase sufficiently for us to be in compliance with the minimum bid price requirement, or that the price will remain at the level required for continuing compliance with that requirement. It is not uncommon for a company’s share price to decline in the period following the reverse split. If we effect a reverse stock split and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as our future operating results, will influence the market price of our stock. Negative financial or operational results or adverse market conditions could affect the market price of our common stock and jeopardize our ability to meet or maintain Nasdaq’s continued listing requirements. In addition to specific listing and maintenance standards, Nasdaq has broad discretionary authority over the initial and continued listing of securities, which it could exercise with respect to our common stock.

Even if the reverse stock split increases our stock price, there can be no assurance that we will be able to comply with other continued listing standards of the Nasdaq Listing Rules.

Even if our stock price increases sufficiently so that we comply with the minimum bid price requirement, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to maintain our listing on the Nasdaq Global Market. We are currently not in compliance with other listing requirements, which we have discussed in the Current Reports on Form 8-K that we filed on August 30, 2011 and September 21, 2011. Our failure to meet these requirements may result in our common stock being delisted from the Nasdaq Global Market, irrespective of our compliance with the minimum bid price requirement.

The reverse stock split may decrease the liquidity of our stock.

The liquidity of our common stock may be affected adversely by the reverse split given the reduced number of shares that will be outstanding after the reverse split, especially if our stock price does not increase as a result of the reverse stock split. In addition, the proposed reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting sales.

After the reverse stock split, the resulting stock price may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher stock price may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the share price will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements regarding financial and operating performance and results and other statements that are not historical facts. The words “expect,” “project,” “estimate,” “believe,” “anticipate,” “intend,” “plan,” “forecast,” and similar words are intended to identify forward-looking statements. Certain risks could cause results to differ materially from those anticipated by some of the forward-looking statements. Some, but not all, of these risks include, among other things:

•	Our lack of capital and whether or not we will be able to raise capital when we need it;
•	Changes in local, state or federal regulations that will adversely affect our business;
•	Our ability to market and distribute or sell our products and services;
•	Our ability to protect our intellectual property and operate our business without infringing on the intellectual property rights of others;
•	Whether we will continue to receive the services of certain officers and directors; and
•	Other uncertainties, all of which are difficult to predict and many of which are beyond our control.

Forward-looking statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results. You should refer to and carefully review the information in future documents we file with the Securities and Exchange Commission (“SEC”).

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of common stock that we are offering hereby will be approximately $[____________], or approximately $[_____________] if the underwriters exercise in full their over-allotment option to purchase additional shares of common stock, after deducting the estimated underwriting discounts and commissions and estimated offering.

We intend to use the net proceeds received by us from this offering for the payment of debt, for working capital and for other general corporate purposes.

As of November 21, 2011, we had outstanding the following debt:

•	convertible promissory notes payable to GRM in the principal amount of $11.7 million which are due on March 31, 2012;
•	$2.2 million in aggregate principal amount of 9% Subordinated Convertible Promissory Notes issued to 36 accredited investors, which are due on August 27, 2012 and October 27, 2012;
•	$2 million in aggregate principal amount of 10.5% Subordinated Convertible Promissory Notes issued to an accredited investor, which are due 13 months after the date of issue. The 10.5% Subordinated Convertible Promissory Notes were issued on October 30, 2011 and November 4, 2011.

All of these funds were used for general working capital.

The amounts and timing of our actual expenditures will depend on numerous factors, including market conditions, cash generated by our operations, business developments and related rate of growth, sales and marketing activities and competition. Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds from this offering. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes. Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used include:

•	the existence of other opportunities or the need to take advantage of changes in timing of our existing activities;
•	the need or desire on our part to accelerate, increase or eliminate existing initiatives due to, among other things, changing market conditions and competitive developments; and/or
•	if strategic opportunities of which we are not currently aware present themselves (including acquisitions, joint ventures, licensing and other similar transactions).

From time to time, we evaluate these and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of resources, including the proceeds of this offering, is being optimized. Pending such uses, we intend to invest the net proceeds of this offering in direct and guaranteed obligations of the United States, interest-bearing, investment-grade instruments or certificates of deposit.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2011 on an actual basis and on an as-adjusted basis after giving effect to the completion of this offering with a sale by us of [_________] shares of common stock and net proceeds of $[_____________].

This table should be read in conjunction with our audited and unaudited financial statements.

	September 30, 2011
		As Adjusted
Cash and cash equivalents	$1,546,221
Common stock, par value $0.001, 100,000,000 shares authorized; 27,916,440 shares issued and outstanding	28,115
Treasury stock at par value	(199)
Accumulated deficit	(102,126,865)
Additional paid-in capital	67,511,341
Total stockholders’ deficit	(34,587,608)
Total capitalization	$7,961,647

DILUTION

The net tangible book value of our common stock on September 30, 2011 was approximately $34,587,608, or approximately $(1.239) per share, based on 27,916,440 shares of our common stock outstanding as of September 30, 2011. Net tangible book value per share represents the amount of our total tangible assets, less our total liabilities, divided by the total number of shares of our common stock outstanding. Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards.

After giving effect to the sale of [__________] shares of our common stock in this offering at the public offering price of $[_____] per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2011 would have been approximately $[___________], or $[______] per share. This represents an immediate increase in net tangible book value of $[_______] per share to existing stockholders and immediate dilution in net tangible book value of $[_____] per share to new investors purchasing our common stock in this offering at the public offering price.

The following table illustrates this per share dilution:

Public offering price per share			$
Net tangible book value per share as of September 30, 2011		$(1.239)
Increase in net tangible book value per share attributable to this offering	$
Pro forma net tangible book value per share as of September 30, 2011, after giving effect to this offering			$
Dilution per share to new investors in this offering			$

If the underwriters exercise in full their over-allotment option to purchase [_________] shares of common stock offered in this offering at the public offering price of $[_____] per share, the as adjusted net tangible book value after this offering would be $[________] per share, representing an increase in net tangible book value of $[_______] per share to existing stockholders and immediate dilution in net tangible book value of $[_______] per share to new investors purchasing our common stock in this offering at the public offering price.

DIVIDENDS

We have not paid or declared cash dividends on our common stock in the past two years. We currently intend to retain all available funds and all future earnings to finance the development and expansion of our business. We do not expect to pay any dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board and will depend upon various factors, including our results of operations, financial condition, capital requirements, debt levels, and statutory and contractual restrictions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the notes to those statements included elsewhere in this prospectus. In addition to the historical financial information, the following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under the section of this prospectus titled “Risk Factors”.

Overview

We are a marketer and provider of remote LiveTech support services and security and computer optimization software to the consumer and small business market. We are located in Los Angeles, California. Our mission is to bring to market advanced solutions and support to optimize computer performance and to protect computer users against Internet viruses, spyware, identity theft and other related security threats.

We believe that providing a “software only” solution to computer security problems is not as effective as our comprehensive solution, which includes security and optimization software in conjunction with access to remote technicians. Our customers benefit from having a technician analyze their computers and repair problems that they may not have the time or expertise to resolve.

Strategic Repositioning

Over the course of the past two years, our business has evolved and the opportunity before us today is very different from where we started, when anti-virus software products were all that we developed and sold. During the second quarter of the 2011 fiscal year, we determined that it was the opportune time to formalize a plan which would enable us to best capitalize on our strength with direct to consumer marketing and leverage our position as a leading provider of remote technical support services. We have implemented and we are continuing to implement a strategic plan to achieve profitability while maintaining strong growth. Major elements of this plan include:

•	Appointing new leadership. The Board of Directors has reached an agreement in principle to appoint Mr. Greg Thomas, who currently provides consulting services to us, as Chief Executive Officer for a period of twelve months;
•	Focusing strategic efforts on high-growth LiveTech service offerings;
•	Discontinuing the development of proprietary software intended for sale to consumers;
•	Improving software product offerings via third party licensing arrangements;
•	Increasing focus on optimizing operations to accelerate profitability;
•	Reducing overhead and call center operational costs while improving overall customer experience;
•	Augmenting our management team with additional expertise from direct response industry veterans who are charged with improving results, accountability and profit performance; and
•	An expected continuation of the operation of our in-house technical support call center for our LiveTech remote computer repair service.

We are seeking to replace both our proprietary anti-virus software and our PC optimization software with software to be licensed from reputable, third-party software vendors, therefore, during the second and third quarters we significantly reduced the size of the software development department. We plan to continue to execute on the strategic plan throughout the fourth quarter of 2011.

We evaluate our financial performance using a variety of indicators. Four of the primary indicators that we use to evaluate the ongoing performance of our business include gross sales (a non-GAAP measure), income/loss from operations, net cash used in operating activities and renewal revenue. See the “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

Gross sales are a non-GAAP measure which we define as total sales before returns and before deferring revenue for GAAP purposes. We believe gross sales is an appropriate measure to be used in evaluating the performance of our business as it gives a better indication of our operating performance and the profitability of our marketing initiatives. Gross sales for the three months ended September 30, 2011 decreased $4.7 million, or 26%, to $13.8 million from $18.5 million for the three months ended September 30, 2010. The decrease in gross sales for the three months ended September 30, 2011 was mainly due to our decision to reduce the amount spent on advertising as we began implementing the repositioning plan with the initial emphasis on cost reduction and optimization of operations. Gross sales for the nine months ended September 30, 2011 increased $8.1 million, or 19%, to $50.9 million from $42.8 million for the nine months ended September 30, 2010. As detailed in the table in the section below titled “Trends, Events and Uncertainties,” service and renewal revenue increased for the nine months ended September 30, 2011 as compared to 2010. The increase for the nine months ended September 30, 2011 was driven by several factors, including increased direct-response advertising efforts through our partnership with GRM during the first two quarters of 2011, increasing demand for our LiveTech services as indicated by improved sales conversion rates, continued improvements related to infrastructure optimization including SaaS-based CRM, IVR and e-commerce platforms and initiatives we implemented to increase renewals.

Loss from operations for the three months ended September 30, 2011 decreased $7.7 million, or 72%, to $2.9 million from $10.6 million for the three months ended September 30, 2010. This decrease is primarily attributable to an increase in gross profit and a decrease in operating expenses. The increase in gross profit is primarily attributable to a decrease in cost of revenue as a result of the implementation of cost cutting measures included in our repositioning plan. The decrease in operating expenses is due to a decrease in media and marketing services expense related to the Media Services Warrant that vested in 2010. During the three months ended September 30, 2010, 2.4 million warrants vested and we recorded non-cash expense of $6.4 million to media and marketing services-related party. Loss from operations for the nine months ended September 30, 2011 decreased $16.1 million, or 54%, to $13.6 million from $29.7 million for the nine months ended September 30, 2010. This decrease in loss from operations is also primarily attributable to a decrease in media and marketing services expense related to the Media Services Warrant that vested in 2010. During the nine months ended September 30, 2010, 6.0 million warrants vested and we recorded non-cash expense of $18.3 million to media and marketing services-related party.

Net cash used in operating activities for the nine months ended September 30, 2011 increased $0.1 million, or 2%, to $4.5 million from $4.4 million for the nine months ended September 30, 2010. Net cash used in operating activities during the nine months ended September 30, 2011 was primarily the result of the net loss of $17.6 million. Net loss was adjusted for non-cash items such amortization of debt discount of $2.0 million, compensation expense for vested stock options of $0.9 million and loss on securities modifications of $1.1 million. Additionally the following items also impacted cash flow from operations: (i) a decrease in restricted cash of $0.8 million resulting from the reduction of the merchant processing reserve to $2 million; (ii) a decrease in accounts receivable of $0.7 million; (iii) an increase in accounts payable and accrued expenses-related party of $1.7 million resulting from the payment terms being negotiated to 30 days from 15 days; and (iv) an increase in deferred revenue of $3.1 million as a result of increased sales.

Renewal revenue, on a non-GAAP gross basis, for the nine months ended September 30, 2011 increased $2.9 million, or 63%, to $7.6 million from $4.7 million for the nine months ended September 30, 2010. This increase was attributable to the increase in our subscriber base due for renewal and our initiatives to increase renewals. Renewal revenue is important to us for two reasons. The first is that when customers renew, it underscores our commitment to delivering top quality products and services. Second, the cost of renewal customers is minimal. As we continue to build our renewal base, our advertising costs as a percentage of revenue should decrease, which we expect to help us reach profitability.

There are challenges and risks associated with our recent growth and the new strategic repositioning plan that we are implementing. Our growth may not continue as expected or at all. Any one or all of our new initiatives may not produce the expected results. To date, our operations have been primarily financed through debt and equity proceeds from private placement offerings. We believe that our repositioning strategy will allow us to rely on our strong direct to consumer marketing expertise to strengthen our position as a leading provider of remote technical support services. However, the full implementation of the new strategy will depend upon our ability to secure additional financing.

During the third quarter, we completed two private offerings of subordinated convertible promissory notes to accredited investors, totaling $3.2 million with a commitment for another $2.0 million, as described in Note 5 to the financial statements included elsewhere in this prospectus. We believe, but cannot guarantee, that these funds will be sufficient to permit us to continue to operate until we can secure additional financing that is required to continue to operate as a going concern and to repay the debt in the approximate amount of $11.7 million that is owed to GR Match, LLC (“GRM”) and due on March 31, 2012.

For a discussion of the Second Waiver and Forbearance Agreement entered into by the Company and GRM on September 30, 2011, please see the section titled “Liquidity and Capital Resources” below.

We are pursuing all strategic and financing opportunities in order to seek to properly capitalize our operations and execute our repositioning plan.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses for each period. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Revenue Recognition.  We sell off-the-shelf software products and technical support services. We recognize revenue in accordance with GAAP from the sale of software licenses under the guidance of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 985, “Software”. Specifically, we recognize revenue from products when all of the following conditions for revenue recognition are met:

•	Persuasive evidence of an arrangement exists,
•	The product or service has been delivered,
•	The fee is fixed or determinable, and
•	Collection of the resulting receivable is reasonably assured.

As part of the sales price of some of our software licenses, we provide renewable product support and content updates, which are separate components of product licenses and sales. Term licenses allow customers to use our products and receive product support coverage and content updates for a specified period, which is generally twelve months. We invoice for product support, content updates and term licenses at the beginning of the term. This revenue contains multiple elements where “vendor specific objective evidence” (“VSOE”) may not exist for one or more of the elements. Certain of our software licenses are, in substance, subscriptions and therefore the sale is deferred and recognized ratably over the term of the arrangement. Revenue is recognized immediately for the sale of software products that are utility products and that do not require product updates.

Revenue is recognized immediately for the sale of our one-time technical support service as it is performed when purchased. We recognize a portion of the sale of one of our annual services at the time of purchase when all of the elements necessary for revenue recognition have occurred (i.e., the initial technical support call has occurred) and the remaining revenue is deferred over the annual term. Revenue is deferred and recognized on a straight line basis over the term of the service agreements for the technical support services that are provided by third parties.

We also use third parties to sell our software and therefore use the criteria of FASB ASC Topic 605, “Revenue Recognition,” in determining whether it is appropriate to record the gross amount of revenue and related costs or the net amount earned as commissions. The Company is the primary obligor, has latitude in establishing prices and selecting suppliers, establishes product specifications, and has the risk of loss. Accordingly, our revenue is recorded on a gross basis.

We still support, although we do not update, MyIdentityDefender Toolbar and CyberDefender FREE 2.0, which were free to subscribers. Revenues are earned from advertising networks which pay us to display advertisements inside the software or through the toolbar search. We recognize revenue from the advertising networks monthly based on a rate determined either by the quantity of the advertisements displayed or the performance of the advertisements based on the amount of times the advertisements are clicked by the user. Advertising revenue is recognized provided that no significant Company obligations remain at the end of a period and collection of the resulting receivable is probable. Our obligations do not include guarantees of a minimum number of impressions.

Our policy with respect to refunds is to offer refunds within the first 30 days after the date of purchase except for LiveTech, for which refunds are offered within the first 10 days of purchase. We may voluntarily issue refunds to customers after 30 days of purchase, however the majority are issued within 30 days of the original sale and are charged against the associated sale or deferred revenues (as applicable).

Advertising Costs.  We expense advertising costs as they are incurred. As described in detail in Note 5 of our financial statements for the year ended December 31, 2010, we issued warrants for media and marketing services. The non-cash value of those warrants is included in media and marketing services on the accompanying statements of operations. For the years ended December 31, 2010 and 2009, we recorded non-cash expense of $18.6 million and $5.9 million, respectively. For the nine months ended September 30, 2011 and 2010, the Company recorded non-cash expense of $0 and $18.3 million related to the warrants, respectively.

Software Development Costs.  We account for software development costs in accordance with FASB ASC Topic 985, “Software.” Such costs are expensed prior to achievement of technological feasibility and thereafter are capitalized. There have been very limited software development costs incurred between the time the software and its related enhancements have reached technological feasibility and its general release to customers. As a result, all software development costs have been charged to product development expense.

Stock Based Compensation and Fair Value of our Shares.  We apply FASB ASC Topic 718, “Compensation — Stock Compensation,” which requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. For non-employee stock based compensation, we recognize an expense in accordance with FASB ASC Topic 505, “Equity,” and values the equity securities based on the fair value of the security on the date of grant. For stock-based awards the value is based on the market value of the stock on the date of grant or the value of services, whichever is more readily available. Stock option awards are valued using the Black-Scholes option-pricing model.

We account for equity instruments issued to consultants and vendors in exchange for goods and services in accordance with the provisions of FASB ASC Topic 505, “Equity.” The measurement date for the fair value of the equity instruments issued is determined at the earlier of: (i) the date at which a commitment for performance by the consultant or vendor is reached; or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement. An asset acquired in exchange for the issuance of fully vested, non-forfeitable equity instruments should not be presented or classified for accounting purposes as an offset to equity on the grantor’s balance sheet once the equity instrument is granted. Accordingly, we record the fair value of the fully vested, non-forfeitable common stock issued for future consulting services as prepaid expense in its balance sheet.

Contractual Obligations

We are committed under the following contractual obligations as of September 30, 2011:

	Payments Due By Period
Contractual Obligations	Total	Less than 1 year	1 to 3 Years	3 to 5 Years	Over 5 Years
Debt obligations	$14,912,342	$11,671,930	$3,240,412	$—	$—
Capital lease obligations	$233,954	$140,819	$93,135	$—	$—
Operating lease obligations	$8,292,936	$878,152	$1,822,505	$1,929,900	$3,662,379

Off-Balance Sheet Arrangements

We do not have off-balance sheet arrangements. As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as “structured finance” or “special purpose entities,” which often are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Trends, Events and Uncertainties

As described above in the discussion of revenue recognition, we receive payment upon the sale of our products and services and defer the revenue over the life of the license or service agreement, which range from one to three years.

The following table summarizes our GAAP revenue and deferred revenue for each quarter of the two most recently completed fiscal years as well as for the first three quarters of the 2011 fiscal year.

Quarter Ended	Net Revenue	Deferred Revenue
31-Mar-09	$3,191,630	$6,687,198
30-Jun-09	3,686,644	8,139,384
30-Sep-09	4,427,404	9,656,352
31-Dec-09	7,536,215	10,779,146
Fiscal Year 2009 Totals	$18,841,893
31-Mar-10	$9,477,330	$11,619,760
30-Jun-10	9,712,586	12,081,434
30-Sep-10	12,746,103	14,163,271
31-Dec-10	13,632,526	15,458,653
Fiscal Year 2010 Totals	$45,568,545
31-Mar-11	$15,375,893	$18,320,111
30-Jun-11	12,720,597	18,679,025
30-Sep-11	11,786,549	18,249,570
Fiscal Year 2011 Totals	$39,883,039

The following table summarizes our gross sales by category for each quarter of the most recently completed fiscal year as well as for the first three quarters of our current fiscal year. Gross sales are a non-GAAP measure that we use in assessing our operating performance. We define gross sales as total sales before returns and before deferring revenue for GAAP purposes. We reference this non-GAAP financial measure frequently in our decision-making as management believes it provides a better indication of our operating performance and the profitability of our marketing initiatives. We include this non-GAAP financial measure in our earnings announcements in order to provide transparency to our investors and to enable investors to better understand our operating performance. However, we do not recommend that gross sales are solely used to assess our financial performance or to formulate investment decisions.

Quarter Ended	Software		Services		Ancillary		Renewals		Total
31-Mar-10	$4,092,152	35%	$5,802,486	49%	$856,297	7%	$1,062,473	9%	$11,813,408
30-Jun-10	3,504,147	28%	6,967,067	56%	568,525	5%	1,389,064	11%	12,428,803
30-Sep-10	4,155,264	22%	11,706,203	63%	501,721	3%	2,196,572	12%	18,559,760
31-Dec-10	3,944,197	21%	12,780,949	67%	493,886	3%	1,890,599	10%	19,109,631
Fiscal Year 2010 Totals	$15,695,760	25%	$37,256,705	60%	$2,420,429	4%	$6,538,708	11%	$61,911,602
31-Mar-11	$4,696,930	22%	$13,971,456	65%	$478,516	2%	$2,450,982	11%	$21,597,884
30-Jun-11	2,867,130	18%	9,694,401	63%	248,564	2%	2,689,628	17%	15,499,723
30-Sep-11	2,608,266	19%	8,634,042	62%	138,721	1%	2,439,091	18%	13,820,120
Fiscal Year 2011 Totals	$10,172,326	20%	$32,299,899	63%	$865,801	2%	$7,579,701	15%	$50,917,727

The tables above indicate an upward trend in gross sales, GAAP revenue and deferred revenue resulting from our focus on promoting our new products and services and the addition of our new marketing channels, as discussed above. We cannot guarantee that this upward trend will continue, even with increased spending on advertising.

The following table summarizes our new gross sales by category (not including renewals), separated into one year licenses or service agreements versus multi-year licenses or service agreements.

	Nine Months Ended September 30,
	2011		2010
1 Year – Software sales	$8,999,437	21%	$10,893,692	29%
Multi-year – Software sales	1,172,889	3%	857,871	2%
One-Time/1 Year – Services sales	10,421,740	24%	8,448,674	22%
Multi-year – Services sales	21,807,780	50%	16,027,082	42%
Ancillary Sales	865,801	2%	1,926,543	5%
Total	$43,267,648		$38,153,862

	For the Year Ended December 31,
	2010		2009
1 Year – Software sales	$14,507,106	26%	$11,071,195	42%
Multi-year – Software sales	1,188,744	2%	973,009	4%
1 Year – Services sales	11,838,876	21%	8,114,893	30%
Multi-year – Services sales	25,417,829	46%	3,831,503	14%
Ancillary Sales	2,420,429	4%	2,633,775	10%
Total	$55,372,895		$26,624,375

The tables above indicate an upward trend in the sale of our multi-year LiveTech services. Management believes this to be a result of increased demand for the value received for these multi-year LiveTech services and the overall growing demand for remote computer repair services.

Other trends, events and uncertainties that may impact our liquidity are included in the discussion below.

Reconciliation of GAAP to Non-GAAP Financial Measures

The following is a reconciliation of gross sales to net revenue for the three and nine months ended September 30, 2011 and 2010:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Gross Sales	$13,820,120	$18,559,760	$50,917,727	$42,801,971
Less: Refunds	(1,433,312)	(2,455,713)	(5,603,873)	(5,411,358)
Less: Uncollected EZ pay	(729,714)	(1,276,108)	(2,639,899)	(2,070,470)
Less: Change in deferred revenue	129,455	(2,081,836)	(2,790,917)	(3,384,124)
Net revenue	$11,786,549	$12,746,103	$39,883,038	$31,936,019

The following is a reconciliation of gross sales to net revenue for the years ended December 31, 2009 and 2010:

	2010	2009
Gross Sales	61,911,602	28,972,087
Less: Refunds	(7,678,617)	(3,904,001)
Less: Bad debt/cancels	(3,984,934)	—
Less: Change in deferred revenue	(4,679,507)	(6,226,193)
Net revenue	45,568,545	18,841,893

Results of Operations

Three and Nine Months Ended September 30, 2011 Compared to Three and Nine Months Ended September 30, 2010

Net Revenue

	Three Months Ended September 30,				Nine Months Ended September 30,
			Change in				Change in
	2011	2010	$	%	2011	2010	$	%
Net revenue	$11,786,549	$12,746,103	$(959,554)	(8%)	$39,883,039	$31,936,019	$7,947,020	25%

The decrease in net revenue for the three months ended September 30, 2011 is due to the reduction in advertising spending as we concentrated on implementing our repositioning plan. We determined that we could implement the plan quicker and more effectively if we were not focused on growing sales at the same time. The increase in net revenue for the nine months ended September 30, 2011 as compared to the nine months ended September 30, 2010 was driven by several factors, including increased direct-response advertising efforts through our partnership with GRM during the first two quarters of 2011, increasing demand for our software products and remote LiveTech services, an increase in renewal revenues and continued improvements related to infrastructure optimization including SaaS-based CRM, IVR and e-commerce platforms. See the discussion of advertising expenses below.

Cost of Revenue

	Three Months Ended September 30,				Nine Months Ended September 30,
			Change in				Change in
	2011	2010	$	%	2011	2010	$	%
Cost of revenue	$4,087,514	$5,833,897	$(1,746,383)	(30%)	$17,315,892	$13,002,748	$4,313,144	33%

The decrease in cost of revenue for the three months ended September 30, 2011 resulted from the initial stages of implementation of our repositioning plan. We were able to reduce expenses related to outsourced call centers by $1.4 million to $1.4 million for the three months ended September 30, 2011 as compared $2.8 for the three months ended September 30, 2010. The increase in cost of revenue for the nine months ended September 30, 2011 as compared to the nine months ended September 30, 2010 was primarily attributable to the expansion of our call center operations to support the increase in sales of our remote LiveTech services during the first two quarters of 2011 and the transition to CyberDefender managed call centers. During 2010, we transitioned to using only CyberDefender managed call centers, internal as well as through third-parties. Prior to the transition we contracted with an outsourced call center on a revenue share basis that allowed us to defer the cost for GAAP accounting. Cost of revenue includes compensation related expenses of our internal sales and technical support staff, as well as the cost of outsourced call centers. Compensation-related expenses for our internal technical support staff totaled $8.1 million for the nine months ended September 30, 2011 as compared to $5.5 for the nine months ended September 30, 2010. Expenses related to outsourced call centers totaled $8.5 million for the nine months ended September 30, 2011 as compared $6.8 for the nine months ended September 30, 2010.

Operating Expenses

Media and marketing services

	Three Months Ended September 30,				Nine Months Ended September 30,
			Change in				Change in
	2011	2010	$	%	2011	2010	$	%
Media and marketing services	$5,145,097	$5,954,673	$(809,576)	(14%)	$17,074,770	$16,038,652	$1,036,118	6%

Media and marketing services expense is comprised primarily of TV and radio advertising and the related functional resources. The decrease for the three months ended September 30, 2011 as compared to the three months ended September 10, 2010 is due to the reduction of our advertising spending as we concentrated on the cost cutting and operations optimization aspects of our repositioning plan. This increase for the nine months ended September 30, 2011 as compared to the nine months ended September 30, 2010 was attributable to our increased advertising spending in the first two quarters of 2011.

	Three Months Ended September 30,				Nine Months Ended September 30,
			Change in				Change in
	2011	2010	$	%	2011	2010	$	%
Media and marketing services-related party	$175,534	$6,500,634	$(6,325,100)	(97%)	$861,766	$18,623,694	$(17,761,928)	(95%)

Media and marketing services-related party expense is mainly comprised of non-cash expense related to the Media Services Warrant issued to GRM. The decrease in this expense during the three and nine months ended September 30, 2011 as compared to the three and nine months ended September 30, 2010 was primarily attributable to the non-cash expense related to the Media Services Warrant that vested in 2010 and other warrants issued to GRM.

Product Development

	Three Months Ended September 30,				Nine Months Ended September 30,
			Change in				Change in
	2011	2010	$	%	2011	2010	$	%
Product Development	$571,289	$742,207	$(170,918)	(23%)	$2,334,051	$2,457,726	$(123,675)	(5%)

Product development expenses are comprised of research and development costs associated with the development of new products as well as the ongoing support and improvement of current products and the technology platform to sell these products. The decrease in these expenses for the three and nine months ended September 30, 2011 as compared to the three and nine months ended September 30, 2010 is primarily attributable to decreased salaries and compensation as a result of the initial implementation of our repositioning plan, which included a shift in focus from internal software development to the growth of our LiveTech business and the licensing of new products.

Selling, General and Administrative

	Three Months Ended September 30,				Nine Months Ended September 30,
			Change in				Change in
	2011	2010	$	%	2011	2010	$	%
S, G & A	$4,610,523	$4,252,866	$357,657	8%	$15,574,806	$11,402,399	$4,172,407	37%

Selling, general and administrative expenses are primarily comprised of salaries and wages, stock compensation expense, third party credit card processing fees, legal and professional fees, rent and other normal operating expenses.

The increase in SG&A for the nine months ended September 30, 2011 as compared to the nine months ended September 30, 2010 was attributable to (i) an increase in salaries and wages and related compensation expenses, including benefits and payroll taxes, of $0.5 million resulting from the increase in staffing across all departments required as a result of the increase in sales and scaling of infrastructure; (ii) an increase in merchant processing fees of $0.7 million due to increased sales and the use of services provided by Vindicia, a leading provider of on-demand billing solutions for online merchants; (iii) an increase in professional fees of $0.7 due to the addition of an independent board of directors and the hiring of a direct-response consulting firm to improve our performance; and (iv) an increase in the cost of the updated call center infrastructure including the new CRM and IVR of $1.9 million.

The increase in SG&A for the three months ended September 30, 2011 as compared to the three months ended September 30, 2010 was attributable to (i) an increase in the cost of the updated call center infrastructure including the new CRM and IVR of $0.6 million; (ii) an increase in professional fees of $0.2 million due to the hiring of a direct-response consulting firm to improve our performance; and (iii) an increase in stock based compensation expense of $0.2 million due to options issued to a consultant, offset by (i) a decrease in salaries and wages and related compensation expenses, including benefits and payroll taxes, of $0.3 million resulting from the cost cutting related to the strategic repositioning plan; and (ii) a decrease in merchant processing fees of $0.3 million due to the renegotiation of our contract with Vindicia, a leading provider of on-demand billing solutions for online merchants.

Loss from Operations

	Three Months Ended September 30,				Nine Months Ended September 30,
			Change in				Change in
	2011	2010	$	%	2011	2010	$	%
Loss from operations	$2,914,762	$10,590,041	$(7,675,279)	(72%)	$13,594,956	$29,716,212	$(16,121,256)	(54%)

The decrease in loss from operations for the three and nine months ended September 30, 2011 as compared to the three and nine months ended September 30, 2010 is attributable to the increase in gross profit and the decrease in operating expenses. The increase in gross profit is attributable to the decreased costs as described above. The decrease in the operating expenses is attributable to a decrease in media and marketing-related party expenses offset by an increase in selling, general and administrative expenses, all as described above.

Other Income/(Expense)

Interest expense, net

	Three Months Ended September 30,				Nine Months Ended September 30,
			Change in				Change in
	2011	2010	$	%	2011	2010	$	%
Interest expense, net (including related party)	$2,122,188	$291,279	$1,830,909	629%	$3,889,622	$1,501,196	$2,388,426	159%

The increased interest expense for the three and nine months ended September 30, 2011 was primarily attributable to the $974,613 expense from the reduced exercise price of the GR warrants, the higher amount of debt carried via the GR Note, the Credit Facility and the 2011 GR Note and the amortization of the debt discount.

Net Loss

	Three Months Ended September 30,				Nine Months Ended September 30,
			Change in				Change in
	2011	2010	$	%	2011	2010	$	%
Net loss	$5,036,950	$10,881,320	$(5,844,370)	(54%)	$17,587,295	$31,217,408	$(13,630,113)	(44%)

This decrease in net loss for the three and nine months ended September 30, 2011 as compared to the three and nine months ended September 30, 2010 is attributable to the increase in gross profit and the decrease in operating expenses. The increase in gross profit is attributable to the decreased costs as described above. The decrease in the operating expenses is attributable to a decrease in media and marketing-related party expenses offset by an increase in selling, general and administrative expenses, all as described above.

Liquidity and Capital Resources

Since May 12, 2011, our cash position and liquidity have declined materially. To date, our operations have been primarily financed through debt and equity proceeds from private placement offerings, as we have experienced operating losses for the last five fiscal years. Management has implemented plans to continue to build its revenue base, expand sales and marketing and improve operations, however, through September 30, 2011, we continued to operate at negative cash flow. While we are attempting to generate sufficient operating cash flow, our cash position may not be sufficient enough to support our daily operations. Management is exploring the possibility of securing additional financing by means of a public or private offering of common stock. While we believe in the viability of our strategy to generate sufficient operating cash flow and in our ability to raise additional financing, there can be no assurances that we will be able to do so. Our ability to continue as a going concern is dependent upon our ability to further implement our repositioning plan, secure additional financing and generate sufficient operating cash flow.

We also need to obtain additional financing to repay the $11.7 million that is owed to GRM due on March 31, 2012. If we are unable to obtain additional funding, we would attempt to renegotiate the terms of the GRM debt, however, there can be no assurance that this would occur. Failure to obtain additional funding or an amendment to the GRM debt may require us to significantly curtail, or even cease, our operations which could have a material adverse impact on our results of operations and financial position.

During the third quarter, we completed two private offerings of subordinated convertible promissory notes to accredited investors, totaling $3.2 million with a commitment for another $2.0 million, as described in Note 5 to our financial statements, which are included elsewhere in this prospectus. We believe, but we cannot guarantee, that the $5.2 million will be sufficient to permit us to continue to operate until we can secure the additional financing that we require to continue to operate as a going concern and to repay the GRM debt. Our financial statements have been prepared assuming that we will continue as a going concern; however, if the efforts discussed above are not successful, it would raise substantial doubt about our ability to continue as a going concern. We are presently engaged in active discussions with existing and prospective investors for additional investments but we have no funding commitments in place at this time, other than discussed herein, and we can give no assurance that such capital will be available on favorable terms, or at all. If we cannot obtain financing, then we may be forced to further curtail our operations, evaluate a sale of the Company or consider other alternatives such as bankruptcy. Even if we are successful in raising additional funds, there is no assurance regarding the terms of any additional investment and any such investment or other strategic alternative would be likely to substantially dilute our current stockholders.

On September 30, 2011, and effective as of September 23, 2011, we and GRM entered into a Second Waiver and Forbearance Agreement (the “Second Waiver Agreement”). Pursuant to the Second Waiver Agreement, we, among other things: (i) acknowledged our failure to make interest payments payable on July 1, 2011 under that certain 9% Secured Convertible Promissory Note dated March 31, 2010; (ii) acknowledged our failure to make interest payments payable on July 1, 2011 under that certain Amended and Restated 9% Secured Convertible Promissory Note dated February 25, 2011 (together, the “Notes”); and (iii) acknowledged certain other defaults in connection with the Notes. Pursuant to the Second Waiver Agreement, GRM, among other things, agreed: (i) to capitalize the unpaid interest payments described above and payable on July 1, 2011 conditioned upon our payment of the interest payments due October 1, 2011 on the Notes; (ii) for a period of 120 days through and including January 24, 2012, and for that period only, to waive its rights and remedies under the Notes and certain related documents and not to assert that we are in default of the Notes and related documents. Pursuant to the Second Waiver Agreement, GRM’s waiver and forbearance are conditioned upon our compliance with our obligations under the Notes and related documents, subject to certain exclusions. In the event of our default, GRM reserves the right to terminate the Second Waiver Agreement and pursue its rights and remedies with respect to any previously existing or subsequent default. There can be no assurance that GRM will agree to extend the waiver period beyond 120 days. If the waiver period is not extended, or if we default in our obligations under the Second Waiver Agreement, GRM will be able to pursue all of its rights and remedies against us resulting from the defaults. In exchange for the Second Waiver Agreement, we agreed to amend GRM’s warrants reducing the exercise price from $1.25 to $0.30.

In addition, we have entered into arrangements with certain of our vendors pursuant to which the vendors have agreed to forbear from asserting their rights and remedies against us in exchange for specific payment plans, provided that the payments are made in a timely manner. If we are unable to secure additional financing, there can be no assurance that the unsecured creditors would continue to forbear from asserting their legal rights and remedies against us for amounts that we owe.

At September 30, 2011, we had cash totaling $1.5 million. In the nine months ended September 30, 2011, we used $4.5 million in cash flows from operations.

At December 31, 2010, we had cash totaling $2.6 million and restricted cash of $3.1 million, of which $2.8 million was held as a reserve by our merchant processor. In March 2011, we negotiated a cap on the reserve of $2 million and the release of $1.2 million of the reserve. In the fiscal year ended December 31, 2010, we used cash of $0.7 million as described below. In the fiscal year ended December 31, 2009, we generated positive cash flows of $2.6 million primarily through financing activities as described below. Our capital resources will not be sufficient to fund the repayment of the obligation to GRM due on March 31, 2012. We will need to obtain additional financing prior to March 31, 2012 to satisfy the obligation. There can be no assurance that we will be able to secure additional financing on terms favorable to us, or at all. In the event we are unable to obtain additional financing, we will attempt to renegotiate the terms of the GRM obligation; however, there can be no assurance that this would occur. If we are unable to obtain additional funding or renegotiate the GRM obligation, we may be required to curtail our operations significantly, which would have a material adverse impact on our business and financial condition. In addition, in the event of a default under the GRM obligation, GRM has the right to require us to retain a consultant or hire an executive who would be senior to the Company’s Chief Executive Officer and Chief Financial Officer and who would oversee our management and operations, subject to the direction of our Board, until the event of default is cured. If we continue to maintain substantial levels of debt, our ability to take advantage of opportunities, such as acquiring equipment or operations that could complement our business, and our financial condition could be adversely affected.

Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2011 increased $0.1 million, or 2%, to $4.5 million from $4.4 million for the nine months ended September 30, 2010. Net cash used in operating activities during the nine months ended September 30, 2011 was primarily the result of the net loss of $17.6 million. Net loss was adjusted for non-cash items such as amortization of debt discount of $2.0 million, compensation expense for vested stock options of $0.9 million, loss on securities modification of $1.1 million and shares and warrants issued for services of $0.4 million. Additionally the following items also impacted cash flow from operations: (i) a decrease in restricted cash of $0.8 million resulting from the reduction of the merchant processing reserve to $2 million; (ii) a decrease in accounts receivable of $0.7 million; (iii) an increase in accounts payable and accrued expenses-related party of $1.7 million resulting from the payment terms being renegotiated to 30 days from 15 days; (iv) an increase in deferred revenue of $3.1 million as a result of increased sales; and (v) a decrease in deferred charges of $1.2 million.

Our primary source of operating cash flow is the collection of sales receipts from our customers and the timing of payments to our vendors and service providers. We did not make any significant changes to our processes during the nine months ended September 30, 2011.

The increase in cash related to accounts payable and accrued expenses was $2.6 million. Our operating cash flows, including changes in accounts payable and accrued liabilities, are impacted by the timing of payments to our vendors for accounts payable. The timing of cash payments in future periods will be impacted by the nature of accounts payable arrangements.

Our working capital deficit at September 30, 2011, defined as current assets minus current liabilities, was $29.0 million as compared to a working capital deficit of $11.4 million at December 31, 2010. The increase in working capital deficit of approximately $17.6 million from December 31, 2010 to September 30, 2011 was primarily attributable to $10.5 million of convertible debt-related party becoming short-term, a decrease in cash and restricted cash of $1.9 million, a decrease in accounts receivable of $0.7 million, an increase in accounts payable and accrued expenses-related party of $1.7 million and an increase in current portion of deferred revenue of $2.4 million.

Investing Activities

Net cash used in investing activities during the nine months ended September 30, 2011 was $0.1 million, which was used for property and equipment purchases. We expect to continue to purchase property and equipment in the normal course of our business. The amount and timing of these purchases and the related cash outflows in future periods is difficult to predict and is dependent on a number of factors, including but not limited to any increase in the number of our employees and changes in computer hardware and software used in our business. Net cash used in investing activities during the nine months ended September 30, 2010 was $1.3 million and was also related to the purchase of property and equipment.

Financing Activities

Cash provided by financing activities during the nine months ended September 30, 2011 was $3.4 million, which was primarily provided by the issuance of convertible notes payable of $3.0 million and the exercise of common stock warrants totaling $0.6 million. Cash provided by financing activities during the nine months ended September 30, 2010 was $5.1 million, which was primarily provided by the net proceeds of $4.9 million from the issuance of a convertible note and the exercise of common stock warrants and stock options totaling $0.2 million. Other than as discussed above, we know of no trends, events or uncertainties that are reasonably likely to impact our future liquidity.

Fiscal Year Ended December 31, 2010 Compared to the Fiscal Year Ended December 31, 2009

Net Sales

	Fiscal Year Ended December 31,		Change in
	2010	2009	$	%
Net Sales	$45,568,545	$18,841,893	$26,726,652	142%

The increase in net revenue was driven by several factors: increased direct-response advertising efforts through our partnership with GRM, increasing demand for our software products and remote LiveTech services, an increase in renewal revenues and continued improvements related to infrastructure optimization including SaaS-based CRM, IVR and e-commerce platforms. See the discussion of advertising expenses below.

Revenue from product sales increased $5.1 million, or 51%, to $15.3 million for the year ended December 31, 2010 from $10.2 million for the year ended December 31, 2009. Revenue from services increased $18.5 million, or 324%, to $24.2 million for the year ended December 31, 2010 from $5.7 million for the year ended December 31, 2009. Revenue from renewals increased $3.6 million, or 226%, to $5.2 million for the year ended December 31, 2010 from $1.6 million for the year ended December 31, 2009.

Cost of Sales

	Fiscal Year Ended December 31,		Change in
	2010	2009	$	%
Cost of Sales	$19,981,021	$4,182,462	$15,798,559	378%

The increase in cost of sales was primarily attributable to the expansion of our call center operations to support the increase in sales of our remote LiveTech services and the transition to CyberDefender managed call centers. During 2010, we transitioned to using only CyberDefender managed call centers, internal as well as through third-parties. Prior to the transition we contracted with an outsourced call center on a revenue share basis that allowed us to defer the cost for GAAP accounting. Cost of sales includes compensation related expenses of our internal sales and technical support staff, as well as the cost of outsourced call centers. Compensation-related expenses for our internal technical support staff totaled $8.8 million for the year ended December 31, 2010 as compared to $0.1 for the year ended December 31, 2009. Expenses related to outsourced call centers totaled $9.7 million for the year ended December 31, 2010 as compared $3.4 for the year ended December 31, 2009.

Operating Expenses

Media and marketing services

	Fiscal Year Ended December 31,		Change in
	2010	2009	$	%
Media and marketing services	$22,966,079	$15,302,394	$7,663,685	50%

Media and marketing services costs include offline and online advertising and related functional resources. This increase was primarily attributable to our decision to increase our advertising spending to increase sales.

Media and marketing services-related party

	Fiscal Year Ended December 31,		Change in
	2010	2009	$	%
Media and marketing services- related party	$19,262,845	$6,006,273	$13,256,572	221%

Media and marketing services-related party expense is comprised primarily of non-cash expense related to the Media Services Warrant and other warrants issued to GRM. This increase was primarily attributable to the non-cash expense related to the Media Services Warrant and other warrants issued to GRM. Non-cash expenses were $18.6 million and $5.9 million for the years ended December 31, 2010 and 2009, respectively.

Product Development

	Fiscal Year Ended December 31,		Change in
	2010	2009	$	%
Product Development	$3,945,714	$1,851,931	$2,093,783	113%

Product development expenses are comprised of research and development costs associated with the development of new products as well as the ongoing support and improvement of current products. This increase is primarily attributable to increased salaries and compensation paid to contractors.

General and Administrative

	Fiscal Year Ended December 31,		Change in
	2010	2009	$	%
G & A	$16,811,996	$9,040,806	$7,771,190	86%

General and administrative expenses are primarily comprised of salaries and wages, third party credit card processing fees, legal and professional fees, rent and other normal operating expenses.

The increase in G & A was attributable to an increase in salaries and wages and related compensation expenses, including benefits and payroll taxes, of $3.3 million to $5.9 million in 2010 from $2.6 million in 2009, resulting from the increase in staffing across all departments required as a result of the increase in sales and scaling of infrastructure. There was also an increase in merchant processing fees of $1.4 million to $2.5 million in 2010 from $1.1 million in 2009, due to increased sales and our use of services provided by Vindicia, a leading provider of on-demand billing solutions for online merchants. Call center related infrastructure and customer service costs increased by $1.7 million to $2.2 million in 2010 from $0.5 million in 2009. Professional fees increased by $1.0 million to $1.7 million in 2010 from $0.7 million in 2009 due to our decisions to list our common stock on the Nasdaq Global Market and to engage a new accounting firm. Stock based compensation increased by $0.7 million to $1.0 million in 2010 from $0.3 million in 2009. Additionally, there was also an overall increase in expenses in all G & A categories due to the increased staffing and sales activities in the current period.

Loss from Operations

	Fiscal Year Ended December 31,		Change in
	2010	2009	$	%
Loss from operations	$37,635,170	$17,579,090	$20,056,080	114%

The increase in operating loss was primarily attributable to the non-cash expense related to the Media Services Warrant and other warrants issued to GRM. We recorded non-cash expense of $18.6 million to media and marketing services for the year ended December 31, 2010 as compared to $5.9 million for the year ended December 31, 2009.

Other Income/(Expense)

Change in Fair Value of Derivative Liabilities

	Fiscal Year Ended December 31,		Change in
	2010	2009	$	%
Change in fair value of derivative liabilities	$-0-	$109,058	$(109,058)	(100)%

As more fully described in the notes to the financial statements, on January 1, 2009 we adopted the provisions of FASB ASC Topic 815, “Derivatives and Hedging,” that apply to any freestanding financial instruments or embedded features that have the characteristics of a derivative. As such, we were required to reclassify certain amounts from the equity section of the balance sheet to the liabilities section. In addition, the value of these instruments must be reassessed by us as of each balance sheet date. During August 2009, we obtained waivers from the warrant and note holders that forever waive, as of and after April 1, 2009, any and all conversion or exercise price adjustments that would otherwise occur, or would have otherwise occurred on or after April 1, 2009, as a result of certain price protection provisions included in the warrants and notes. As a result of obtaining the waivers, the warrants and notes are now afforded equity treatment. The change in fair value of these instruments for the year ended December 31, 2009 resulted in a gain of $109,058.

Interest Expense, Net

	Fiscal Year Ended December 31,		Change in
	2010	2009	$	%
Interest expense, net (including related party)	$1,973,850	$2,371,724	$(397,874)	(22)%

The decreased interest expense was attributable to the decrease in the interest and amortization expense related to our 2006 Debentures and our 2008 8% Convertible Notes, which both converted in 2009, and the issuance of additional warrants as part of a warrant tender offer that we completed on August 17, 2009 offset by interest and amortization of our 2009 8% Convertible Notes and the Senior Promissory Note (as defined below in the section entitled “Certain Relationships and Related Transactions”).

Net Loss

	Fiscal Year Ended December 31,		Change in
	2010	2009	$	%
Net Loss	$39,609,020	$19,841,756	$19,767,264	100%

The increase in operating loss was primarily attributable to the non-cash expense related to the Media Services Warrant and other warrants issued to GRM. We recorded non-cash expense of $18.6 million to media and marketing services for year ended December 31, 2010 as compared to $5.9 million for the year ended December 31, 2009.

Operating Activities

Net cash used in operating activities of $4.8 million during the fiscal year ended December 31, 2010 was primarily the result of our net loss of $39.6 million. Net loss was adjusted for non-cash items such as amortization of debt discount of $1.1 million, compensation expense for vested stock options of $1.0 million, amortization of deferred financing fees of $0.2 million, warrants issued for media and marketing services of $18.6 million and shares and warrants issued for services, interest and penalties of $0.6 million. Other changes in working capital accounts include an increase in restricted cash of $1.5 million, an increase in accounts receivable of $1.9 million, a decrease in deferred charges of $2.4 million, an increase in accounts payable and accrued expenses of $4.9 million, an increase in accounts payable and accrued expenses-related party of $4.6 million and an increase of $4.7 million in deferred revenue resulting from higher new customer and renewal sales.

Net cash used in operating activities of $6.0 million during the fiscal year ended December 31, 2009 was primarily the result of our net loss of $19.8 million. Net loss was adjusted for non-cash items such as amortization of debt discount of $1.2 million, compensation expense for vested stock options of $0.3 million, amortization of deferred financing fees of $0.4 million, warrants issued for media and marketing services of $5.3 million, shares and warrants issued for services of $3.0 million and warrants issued in connection with our warrant tender offer of $0.5 million. Other changes in working capital accounts include an increase in restricted cash of $1.6 million, an increase in accounts receivable of $0.3 million, an increase in prepaid and other assets of $0.2 million, an increase in deferred charges of $2.9 million, an increase in accounts payable and accrued expenses of $1.7 million and an increase of $6.2 million in deferred revenue resulting from higher new customer and renewal sales.

Our primary source of operating cash flow is the collection of license fee revenues from our customers and the timing of payments to our vendors and service providers. In 2010 we began offering payment plans to our customers for the purchase of multi-year technical support service plans. We expect this change to increase gross sales but to also impact operating cash flow because sales receipts will be spread over two months instead of being received at the time of sale.

The increase in cash related to accounts payable and accrued expenses and accounts payable and accrued expenses-related party was $9.5 million. Our operating cash flows, including changes in accounts payable and accrued liabilities, are impacted by the timing of payments to our vendors for accounts payable. We typically pay our vendors and service providers in accordance with invoice terms and conditions. The timing of cash payments in future periods will be impacted by the nature of accounts payable arrangements.

Our working capital deficit at December 31, 2010, defined as current assets minus current liabilities, was $11.4 million as compared to a working capital deficit of $6.2 million at December 31, 2009. The decrease in working capital of $5.2 million from December 31, 2009 to December 31, 2010 was primarily attributable to a decrease in deferred charges of $2.2 million, an increase in accounts payable and accrued expenses of $2.9 million and an increase in the current portion of deferred revenue of $1.7 million, resulting from increased sales offset by an increase in restricted cash of $1.5 million and an increase in accounts receivable of $1.9 million.

Investing Activities

Net cash used in investing activities during the fiscal years ended December 31, 2010 and 2009 was $1.3 million and $0.2 million, which was used for property and equipment purchases. We expect to continue to purchase property and equipment in the normal course of our business. The amount and timing of these purchases and the related cash outflows in future periods is difficult to predict and is dependent on a number of factors, including but not limited to any increase in the number of our employees and changes in computer hardware and software used in our business.

Financing Activities

Cash provided by financing activities during the fiscal year ended December 31, 2010 was primarily the result of the issuance of a note payable, net of commissions, totaling $4.9 million and the exercise of common stock warrants and options totaling $0.6 million. Cash used in financing activities was for payments on capital lease obligations.

Cash provided by financing activities during the fiscal year ended December 31, 2009 was primarily the result of the sale of common stock for proceeds of $3.6 million, issuances of notes payable, net of commissions, totaling $2.7 million and the exercise of common stock warrants and options totaling $2.5 million. Cash used in financing activities was for payments on capital lease obligations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

On October 8, 2010, the Company dismissed KMJ Corbin & Company LLP (“KMJ”) as its independent registered public accounting firm.

On October 11, 2010, the Company engaged Grant Thornton LLP (“Grant Thornton”) as its new independent registered public accounting firm.

For the fiscal years ended December 31, 2008, and December 31, 2009, KMJ’s reports on the Company’s financial statements did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles; however, the report issued on the Company’s financial statements for the year ended December 31, 2008 stated that there was substantial doubt about the Company’s ability to continue as a going concern. The report issued on the Company’s financial statements for the year ended December 31, 2009, did not include any qualification about the Company’s ability to continue as a going concern.

The decision to dismiss KMJ was approved by the Company’s Audit Committee.

During the fiscal years ended December 31, 2008 and December 31, 2009 and through October 8, 2010, there were no disagreements with KMJ on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which would have caused KMJ to make reference to the subject matter of the disagreement in its reports.

During the fiscal years ended December 31, 2008 and December 31, 2009 and through October 8, 2010, the Company did not experience any of the events set forth in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

On October 11, 2010, the Company’s Audit Committee engaged Grant Thornton as the Company’s new independent registered public accounting firm and as principal accountant to audit the Company’s financial statements. During the fiscal years ended December 31, 2008 and December 31, 2009 and through October 8, 2010, the Company did not consult Grant Thornton regarding any of the matters set forth in paragraphs (i) and (ii) of Item 304(a)(2) of Regulation S-K.

BUSINESS

About Our Business

We are a marketer and provider of remote LiveTech support services and security and computer optimization software to the consumer and small business market. We are located in Los Angeles, California. Our mission is to bring to market advanced solutions and support to optimize performance and to protect computer users against Internet viruses, spyware, identity theft and other related security threats.

We believe that providing a “software only” solution to computer security problems is not as effective as our comprehensive solution, which includes security and optimization software in conjunction with access to remote technicians. Our customers benefit from having a technician analyze their computers and repair problems that they may not have the time or expertise to resolve.

The specific services and products we market include:

•	Remote PC Repair: These services are designed to repair personal computers (“PCs”) by means of remote access from a live technician. These services incorporate manual malware removal, system restore and PC optimization by our team of technicians.
•	AntiVirus/AntiSpyware: This software identifies and/or eliminates harmful software by scanning hard drives, email attachments, disks, Web pages and other types of electronic traffic for any known or potential viruses, malicious code, trojans and spyware.
•	PC Checkup: This free PC scanning software performs a comprehensive diagnosis for issues with software, hardware, viruses and spyware, and network performance.
•	Online Backup: This is a comprehensive online backup solution which allows for secure cloud storage of common PC files. Cloud storage ranges from 10 Gigabytes to over 1 Terabyte. Web access to stored files also is available. These services protect data from corruption, theft and loss. Online backup allows for quick recovery and remediation.
•	Registry Cleaner: This product improves the speed of a PC by eliminating unwanted files, improving memory, and reducing CPU load.

Growth Drivers

Viruses, spyware and social engineering attacks are serious threats facing consumers today. These threats can be used to steal personal information, enable identity theft, damage or destroy information stored on a computer and cause damage to legitimate software, network performance and productivity. These malicious programs are introduced to computers in a number of ways.

Additional PC challenges consumers face include lost documents, hard drive failure, missing or lost drivers, network and peripheral connection issues, security and privacy settings, etc. Most average consumers are not able to resolve these issues on their own and require assistance from a service like LiveTech.

Our Competitive Advantages

Growth Strategy

Our strategy is to continue to grow our business by increasing our customer base, improving renewals and customer retention. We believe that we can accomplish this by improving our current product and service offerings, expanding the products and services marketed through our platform, improving our post-purchase communications and more regularly introducing new creative products and services that will best leverage our marketing channels.

In 2010, we increased our marketing efforts under the brands DoubleMySpeed, MyCleanPC, and MaxMySpeed by means of direct-response commercials on television and radio through our strategic partnership with GRM. This is our primary means of customer acquisition and we intend to continue to scale these efforts in early 2012, when we are slated to introduce our new television creative.

Because a majority of our products and services are offered on a subscription basis, it is also important for the growth of our business that customers renew their subscriptions year after year. We continually work to improve our retention marketing.

We intend to launch improved versions of current products in late 2011 and early 2012, aimed at increasing sales and improving customer retention and renewals. We also continue to work to expand the types of software and services we offer. These products will be sold on a stand-alone basis and also combined with existing products and services.

Our continued investment in our call center infrastructure will allow us to provide the services that should result in increases in revenues and average revenues per user and improved customer experience.

Technology and Core Systems

For most of our customers, our website is the first touch point we have and that is the first customer experience after seeing or hearing our advertisements. Underlying our website are a number of technologies and systems, including our e-commerce platform, data storage, account management, licensing, etc.

Improving our e-commerce platform is important as we require a more flexible system to allow us to be more efficient and effective in testing new product offerings and configurations as well as expediting the process necessary to bring newly licensed software to market.

Additional benefits of this new e-commerce system will be improved performance in our call center. The admin interface system our sales agents utilize will be simplified and simply more user friendly, enabling our agents to reduce time spent per call, thus increasing calls handled per shift and overall utilization.

Roll out of the new system will begin in late 2011 and continue through mid-2012.

Revenue Model

Our revenue model consists mainly of the sale of software and technical support services on a license or subscription basis. The terms of the licenses or subscriptions are one, two and three years. We also market online backup on monthly subscriptions. The licenses on the software products auto-renew at the end of the license term for a new term of one year. The online backup auto-renews on a monthly basis. We also actively engage in retention efforts for technical support subscription customers and will be testing monthly continuity billing for software and LiveTech in late 2011.

Collection Efforts

In early 2010, we began offering a program called EZ Pay, whereby LiveTech customers could opt to make multiple payments for extended term subscriptions. As the popularity of multi-payment plans increased, so did the potential of uncollected revenue. It is important that we take all necessary steps to reduce uncollected amounts of our multi-pay revenue. We are currently migrating to a sophisticated plan to improve these collections, a process typical for many successful direct response marketing companies and which we believe will assist us in dealing with our multi-pay customers.

We have signed an outsource agreement to retain NCO, the National Collections Organization. We believe that it would cost us substantially more to attempt to replicate their level of expertise in-house and that the best option for us is to outsource this effort. We plan to launch on this program in late November of this year.

Customers

Our primary customers are consumers and small businesses using personal computers that run the Windows operating systems and, therefore, we are not dependent on any single customer or on a few major customers. Although our products are available for downloading from our websites, which makes them available to anyone in the world, we do not have a significant customer base outside of the United States. Additionally, we currently only offer technical support to US based customers. The number of our customers fluctuates due to the fact that, although we gain new customers on a daily basis, existing customers may cancel or not renew their subscriptions.

Marketing and Sales

We sell our products directly to computer users through online marketing and direct-response marketing via television and radio. Our marketing campaigns are designed to drive new customers to our e-Commerce web sites where they purchase our products and services. In addition, our sales staff and outsourced sales team are trained to pursue cross-selling and up-selling opportunities.

Competition

The security software and tech support markets are competitive and subject to continuous technological innovation. Our competitiveness depends on our ability to offer products that meet customers’ needs on a timely basis. The principal competitive factors of the products on our platform are time to market, quality, price, reputation, terms of sales, customer support and breadth of product line.

Some of our competitors include Webroot Software, Sunbelt Software, Kaspersky Labs, McAfee, Symantec, TrendMicro, support.com and Computer Associates. In addition, we may face potential competition from operating system providers and network equipment and computer hardware manufacturers. These competitors may provide various security solutions in their current and future products and may limit our ability to penetrate these markets. These competitors have significant advantages due to their ability to influence and control computing platforms and security layers in which our products operate.

Intellectual Property

We hold the following 5 trademarks: CyberDefender, MyCleanPC, DoubleMySpeed, MaxMySpeed, and MaxMySpeed.com.

We hold one United States patent. On November 6, 2010, the U.S. Patent and Trademark Office issued to us Patent Number U.S. 7,836,506, entitled “Threat Protection Network.” We have filed other patent applications, but we do not intend to pursue them. We are not seeking opportunities to monetize our patent or remaining patent applications.

Employees

At October 31, 2011, we employed approximately 361 full time employees and approximately 4 independent contractors. Our employees work in the following functions: corporate, finance and accounting, product development, engineering, information technology, marketing, customer service, technical support services, and sales.

Government Regulation and Probability of Regulation Affecting Our Business

The development and sale of our products generally is not subject to government regulation. However, laws and regulations that apply to Internet communications, commerce and advertising are becoming more prevalent. These laws and regulations could affect the costs of communicating and transacting business on the Internet and adversely affect the demand for our products or otherwise harm our business and financial condition. The United States Congress has enacted legislation regarding children’s privacy, copyrights, sending of unsolicited commercial email and spyware. Other laws and regulations, including laws and regulations that could impose taxes upon electronic commerce transactions, could be enacted in the future. This legislation could lessen growth in the use of the Internet generally and decrease the acceptance of the Internet as a communications, commercial and advertising medium.

In addition, the growth and development of electronic commerce may prompt calls for more stringent consumer protection laws and regulations, including laws and regulations relating to identity theft and privacy matters, which may impose additional regulatory requirements on companies engaged in electronic commerce.

At this time, the current laws and regulations governing electronic commerce have not imposed significant burdens on our business; however, in the future our business and financial condition could be materially and adversely affected by the enactment of laws or regulations relating to electronic commerce, including Internet-based advertising.

Description of Property

Our corporate office is located at 617 West 7th Street, Suite 1000, Los Angeles, California 90017. We hold the premises under the terms of a second amendment to a lease that was signed on September 30, 2009. We commenced occupancy of our current space on February 1, 2010. The monthly rent for the initial 14 month period was abated. The base rent started in month 15 at $36,111 with increases of 3% per year thereafter through 2020. On August 17, 2010, we signed a third amendment to our lease whereby we added an additional 15,876 square feet to our leased premises. We commenced occupancy of the additional space on January 1, 2011. The monthly rent for the initial six month period was abated. The base rent started in month 7 at $35,060 with increases of 3% per year thereafter through 2020. Aside from the monthly rent, we are required to pay our share of the “Common Operating Expenses”, which are all costs and expenses (including property taxes) incurred by the landlord with respect to the operation, maintenance, protection, repair and replacement of the building in which the premises are located and the parcel of land on which the building is located. We occupy approximately 31,752 square feet of office space, or approximately 16.5% of the building.

Legal Proceedings

We are a party to the following legal proceedings.

Sandoval v. CyberDefender Corporation

On October 5, 2011, we were served with a complaint in an action filed by Derek Sandoval (“Sandoval”), a former employee, in the Superior Court of the State of California, Los Angeles County. Sandoval alleges claims against us for disability discrimination, failure to accommodate, failure to engage in interactive process, failure to prevent discrimination, denial of leave under the California Family Rights Act, unpaid wages, and wrongful termination. Sandoval seeks unspecified compensatory, special and general damages, punitive damages, penalties under the California Labor Code and statutory attorneys’ fees and costs. We believe the claims are without merit and we have filed an answer to Sandoval’s complaint. Discovery now is being conducted.

Brashear v. CyberDefender Corporation and TriNet Employer Group, Inc.

On October 27, 2011, a purported class action complaint was filed by Amber Brashear, a former employee (“Brashear”), against us and TriNet Employer Group, Inc., which formerly handled payroll, benefits and certain human resources matters for us. The complaint was filed in the Superior Court of the State of California for the County of Los Angeles. Brashear, on behalf of herself and the members of the alleged class, has asserted claims based upon alleged failure to pay statutorily mandated wages, failure to pay reporting time wages, failure to provide adequate meal and rest periods or proper compensation in lieu thereof, failure to furnish accurate itemized wage statements, failure to keep accurate payroll records, waiting time penalties and unlawful unfair and fraudulent activity. Brashear seeks unspecified restitution, damages, statutory penalties and other relief.

MarketLive, Inc. v. CyberDefender Corporation

On November 15, 2011, MarketLive, Inc. (“MarketLive”) filed an action against us in the Superior Court of the State of California, Los Angeles County, for alleged breach of a contract pursuant to which MarketLive was to develop and deliver an e-commerce platform to us. MarketLive seeks recovery of approximately $345,000. We believe the claims are without merit and intend to defend against them.

Greenfield, et al. v. Guthy-Renker Partners, Inc., CyberDefender Corporation, TriNet HR Corporation and TriNet HR V, Inc.

We have been provided with copies of a complaint in a second purported wage and hour class action and a letter from the plaintiffs’ attorneys to the California Labor and Workforce Development Agency. We understand that the action has been filed in the Superior Court of the County of Los Angeles, but we have not been served with a summons and the complaint. TriNet HR Corporation, which formerly handled our benefits and payroll matters, has been named a co-defendant, as has been Guthy-Renker Partners, Inc.

The complaint alleges that we failed to reimburse the plaintiffs for expenses, including the cost of cell phone calls and text messages notifying employees of work-related matters, required employees to work through rest periods that are required by law, and failed to pay rest period premiums that are required by law, required employees to work through meal periods that are required by law, and failed to pay meal period premiums that are required by law, deducted from employees’ paychecks commissions previously earned without the consent of the employees, failed to pay employees the required minimum wage (as a result of the improper deductions), failed to provide employees with wage statements that contained information required by law (including overtime rate and total hours worked), failed to pay overtime as required by law and failed to pay employees all wages earned and unpaid when the employees were discharged. We are investigating the claims.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Future Appointment of Mr. Greg Thomas

We and Greg Thomas, an adviser to our Board of Directors and senior management who has had responsibility for most of our operations for approximately the past six months, have reached an agreement in principle to appoint Mr. Thomas, for a period of one year, to the position of Interim Chief Executive Officer. The appointment is expected to be made when the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission. We believe it is appropriate to delay Mr. Thomas’ appointment to permit Kevin Harris, our current Interim Chief Executive Officer and Chief Financial Officer, and our Board of Directors to have responsibility for the supervision of the completion of the registration process.

Information about Our Current Officers and Directors

The following table identifies our Named Executive Officers and members of our Board. Our Named Executive Officers are our Interim Chief Executive Officer, who is also our Chief Financial Officer, and our Chief Operating Officer.

Name	Age	Position Held
Kevin Harris	42	Interim Chief Executive Officer, Chief Financial Officer, Secretary and Director
Igor Barash	41	Chief Operating Officer
Howard A. Bain III	65	Director
Thomas Connerty	48	Director
Thomas W. Patterson	51	Director
Ricardo A. Salas	47	Director

There are no family relationships among any of our directors or Named Executive Officers. Our directors serve until the next annual meeting of stockholders and until their successors are elected by our stockholders, or until the earlier of their death, retirement, resignation or removal. Our Named Executive Officers are appointed by the Board and serve at the Board’s discretion. There is no arrangement or understanding between or among any of our directors or Named Executive Officers and any other person pursuant to which any director or Named Executive Officer was or is to be selected as a director or officer. However, pursuant to the Media and Marketing Services Agreement, GRM has the right to designate one member of our Board. At this time, GRM has not designated a member of the Board.

To our knowledge, there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect the current Board.

Our stock is quoted on the Nasdaq Global Market, which requires that our Board of Directors be composed of a majority of independent directors. Using the definition of “independent” set forth in Nasdaq Rule 5605(a)(2), we have determined that four of our directors, Messrs. Bain, Patterson, Connerty and Salas, qualify as independent directors.

Our Board of Directors has established an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee. Mr. Bain is the Chairman of the Audit Committee, and Messrs. Connerty and Salas are members. Our Board has determined that Mr. Bain is an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of SEC Regulation S-K under the Securities Exchange Act of 1934, as amended. Mr. Patterson is the Chairman of the Nominating and Corporate Governance Committee, and Messrs. Bain and Connerty are members. Mr. Salas is the Chairman of the Compensation Committee, and Messrs. Connerty and Patterson are members.

Business Experience

Kevin Harris joined us as a financial consultant in October 2008 and became our Chief Financial Officer in January 2009 and a director in March 2009. Mr. Harris was appointed as our interim Chief Executive Officer on August 16, 2011, following the resignation of Gary Guseinov. Mr. Harris is a Certified Public Accountant in the State of California with over fifteen years of financial, accounting and management experience. From April 2004 to December 31, 2008, Mr. Harris served as the Chief Operating Officer of Statmon Technologies Corp., a publicly traded company, where he was also a financial advisor from 2002 – 2004. From February 2001 to March 2004, Mr. Harris served as the Senior Vice President of Finance for RKO Pictures, LLC. Prior to RKO, he was the Vice President — Finance and Controller for Pop.com, LLC, an Internet content joint venture among DreamWorks SKG, Imagine Entertainment and Vulcan Ventures. From 1998 to 2000, Mr. Harris was the Director — Corporate Financial Planning at Metro-Goldwyn-Mayer Studios, Inc. From 1995 to 1998, Mr. Harris was the Head of Production Finance and Assistant Controller at PolyGram Television where he oversaw all aspects of production finance, accounting and financial planning. From 1993 to 1995, Mr. Harris was a Senior Auditor at KPMG Peat Marwick. Mr. Harris graduated with honors from the California State University at San Bernardino, earning his Bachelor of Science in Business Administration. Mr. Harris serves as a Board member and treasurer of Lollipop Theater Network, a 501c(3) non-profit organization. We believe that Mr. Harris’ education and his experience, both as a CPA and as a financial manager in public companies, provides our Board with accounting and finance expertise and concluded that he should serve as a director.

Igor Barash is one of our founders and served as a director from 2003 and as our Chief Information Officer from 2003 to 2008. Mr. Barash was our Chief Product Officer from 2008 to 2010. In 2010, Mr. Barash was again appointed Chief Information Officer and held that position until 2011, when he was appointed Chief Operating Officer. Mr. Barash has over 10 years of senior level management experience with tier one Internet service providers. In 1997, Mr. Barash became one of the first employees of Hostpro, a Los Angeles based ISP. With his extensive knowledge of the Internet based systems, servers, administration and development, Hostpro grew to become one of the largest hosting service providers in the world. After Hostpro’s purchase by Micron PC, Mr. Barash took a key role in Micron’s Internet services business, including developing value added features on enterprise level service models and participating as Micron’s representative to Microsoft. Later, Mr. Barash became the technical due diligence leader during Micron’s procurement of other ISPs, and Mr. Barash delivered assessments of all companies in contention to be purchased and incorporated under the Micron umbrella. In 1999, Mr. Barash was given the task of restructuring and incorporating WorldWide Hosting in Boca Raton, an acquisition he led. Mr. Barash earned his B.S. from the California State University at Northridge, School of Computer Science. Mr. Barash is one of the founders of the Company and has an in-depth knowledge of the Company’s business. Therefore, we concluded that he should serve as a director.

Howard A. Bain III, a director since May 2010, has served as chief financial officer or senior financial executive of five public, high technology companies during more than three decades in Silicon Valley. He also held senior financial and accounting management positions with Fairchild Camera & Instrument Corporation and was a consultant with Arthur Andersen LLP, where he was a certified public accountant. Mr. Bain was Chief Financial Officer of Symantec Corporation from 1991 to 1999 (which — like CyberDefender — also is in the business of providing Internet security software, utilities and remote technical support services); Informix Corporation from 1999 to 2000, of Vicinity Corporation in 2000, and Portal Software from 2001 to 2004. From 2004 until the present, Mr. Bain has served on the boards of directors of a number of public and private companies. Mr. Bain currently serves on the boards of Nanometrics, Inc., Learning Tree International, and Force 10 Networks. He holds a B.S. in Business from California Polytechnic University. We believe that Mr. Bain’s financial and accounting expertise and experience as chief financial officer of publicly traded technology companies and concluded that he should serve as a director.

Thomas Connerty, a director since May 2010, formerly held the position of executive vice president of program development and chief marketing officer of NutriSystem, Inc. Mr. Connerty joined NutriSystem in November 2004 and was instrumental in successfully creating and implementing an innovative direct marketing program, which contributed to NutriSystem’s rapid growth. In three years, NutriSystem’s annual revenues increased from $38 million to over $775 million. During his tenure, which terminated in 2008, NutriSystem was named by Forbes, Business Week and Fortune as one of the fastest growing companies in

America. Prior to his positions at NutriSystem, Mr. Connerty was with the Nautilus Group from 2000 through 2004, where he was Vice President of Direct Marketing and instrumental in building the Bowflex division into a leader in the home fitness market, growing revenues from $160 million to over $500 million in four years. Prior to Nautilus, he served as the Vice President of Broadcast for the Home Shopping Network, where he managed advertising, programming and operations for two of the company’s shopping channels that generated more than $1 billion in annual sales. We use direct marketing to sell our software products and our technical support services, and we concluded that, based upon Mr. Connerty’s extensive direct marketing and advertising experience, he should serve as a director.

Thomas W. Patterson, a director since May 2010, is a security industry veteran, having worked as IBM’s chief strategist for e-commerce from 1996 to 1997, as a partner with KPMG from 1999 to 2002, and as an international security partner at Deloitte & Touche LLP from 2002 to 2004. He is also a successful technology entrepreneur, first heading security at MCC, America’s largest technology R&D consortium which created the first secure web browsers, from 1993 to 1995, and then founding an Internet company, Command Information, Inc, in 2005 that grew to over $50 million in revenue in under two years (now controlled by the Carlyle Group). Mr. Patterson was with Command Information until 2008. During 2009 – 2010, Mr. Patterson was Chief Security Officer of MagTek, Inc. and, in 2010 and continuing to the present, joined Dell Computer as Executive Director, Global Security Services. Mr. Patterson is the author of Mapping Security, the corporate security sourcebook for today’s global economy (Addison-Wesley). Mr. Patterson has served as a Chief Security Officer in the financial sector assisting clients in the growth and security of their organizations. Previously, Mr. Patterson served as a board member of two public companies (US Search and Globalink), is a frequent speaker and media expert on security events, and has advised the United States Congress, the Federal Bureau of Investigation, and other branches of the federal government in the area of critical infrastructure protection. Mr. Patterson received his B.S. from the University of Maryland. Our business is providing Internet security software, utilities and remote technical support services, and we concluded that, based upon Mr. Patterson’s past experience and his expertise in the areas of Internet and technology security, he should serve as a director.

Ricardo A. Salas, a director since May 2010, has served in various senior executive capacities and as a director for Liquidmetal Technologies, a publicly owned reporting company, including the role of President and Chief Executive Officer between December 2005 and October 2006. Mr. Salas currently is Executive Vice President of Liquidmetal Technologies. From January 2000 through June 2005, Mr. Salas served as Chief Executive Officer of iLIANT Corporation, an information technology and outsourcing service firm in the health care industry, and he continues to serve as director of MED3000 Group, inc. following its acquisition of iLIANT Corporation in May of 2006. Since 2006, Mr. Salas also has served as a director of VillageEDOCS and MSI Healthcare, Inc., which are private companies. Mr. Salas was a founder of Medical Manager Corporation and served as a Vice President between June 1999 and January 2000. In April 1994, he founded National Medical Systems, Inc. and served as its Vice President through its merger into Medical Manager Corporation at the time of its initial public offering in February 1997. From 1987 through 2004, he was Vice President of J. Holdsworth Capital Ltd., a private investment firm. Mr. Salas received his B.A. in Economics in 1986 from Harvard University in Cambridge, Massachusetts. We concluded that, based upon Mr. Salas’ prior experience with information technology and outsourcing companies, he should serve as a director.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our executive compensation program consists of the following components:

•	Base salary;
•	Incentive bonuses;
•	Awards of restricted stock or stock options from our 2005 and 2006 Equity Incentive Plans;
•	Severance and change in control protection;
•	Expense reimbursement for auto lease payments, auto insurance and other expenses; and
•	Participation in the Company’s 401(k) plan.

The Compensation Committee of the Board will conduct a review of our non-employee directors’ compensation and our Named Executive Officers’ compensation programs. The members of the Compensation Committee are Mr. Salas (the Chairman) and Messrs. Connerty and Patterson, all of whom are independent and none of whom have been an officer or employee of the Company. See the discussion titled “Certain Relationships and Related Transactions” for information relating to transactions between these directors and the Company. Pending the completion of the review, the Compensation Committee has determined to continue the current compensation programs, The Committee also has determined not to change our Named Executive Officers’ compensation under the current program, but to: (i) limit compensation payments to base salary, incentive awards previously granted, and participation in our 401(k) plan; and (ii) suspend the granting of any further incentive bonuses and equity grants. We believe that, pending the completion of the review, our current compensation program is sufficient to accomplish the objectives of providing meaningful incentives to motivate our executive officers to achieve profitable growth and to increase stockholder value.

The base salary component of the current program provides a basic, least variable form of compensation to our executives for their services.

We believe that the incentive bonuses motivate executives and reward them according either to our performance or the executive’s individual performance. Incentive bonuses are discretionary, there is no single method of computing bonuses, and the Board may use any criteria to determine the amount of a bonus. On May 18, 2010, the Board, which then was comprised of Messrs. Gary Guseinov (who separated from service on August 1, 2011), Harris, Barash and Van de Bundt, authorized the accrual of bonuses to our Named Executive Officers based on our 197% year over year increase in GAAP revenue and 90% year over year growth in gross sales.

Awards of restricted stock or stock options, we believe, align the interests of our executives with those of our stockholders by providing an inducement to our executives to maintain a long-term perspective with respect to the development of our business. The awards, because they are longer term, also are an incentive for executives to remain with us.

We offer participation in our 401(k) plan and severance payments for purposes of retention and remaining competitive. The change in control protection, we believe, enables our executives to concentrate on our stockholders’ interests and to evaluate more objectively potential business combinations involving the Company.

Summary of Compensation

The following table reflects all compensation awarded to, earned by or paid to our Named Executive Officers during the fiscal years ended December 31, 2010 and 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Gary Guseinov, former Chief Executive Officer	2010	$281,250	(1)	$130,469	0	0	0	0	$23,585	$435,304
	2009	$225,000	(1)	$137,500	0	0	0	0	$14,344	$376,844
Kevin Harris, Chief Financial Officer	2010	$237,500	(2)	$96,250	0	$637,347	0	0	$19,893	$990,990
	2009	$190,000	(2)	$72,500	0	$373,617	0	0	$11,000	$647,117
Igor Barash, Chief Operating Officer	2010	$218,750	(3)	$72,219	0	$57,514	0	0	$19,455	$369,938
	2009	$158,958	(3)	$25,000	0	$92,691	0	0	$5,115	$281,764

(1)	As of January 1, 2010, Mr. Guseinov’s base salary was set, pursuant to his Amended and Restated Employment Agreement (the “Employment Agreement”) entered into as of April 26, 2010, at $281,250 per year. The Employment Agreement is described below in the section entitled “Employment Agreements, Termination of Employment and Change-in-Control Agreements.” As of October 1, 2006, Mr. Guseinov’s base salary was set, pursuant to his employment agreement, at $225,000 per year. Of the $130,469 accrued as a 2010 bonus, $60,156 was paid during 2010 and the balance of $70,313 was accrued at December 31, 2010. Of the $137,500 accrued as a 2009 bonus, $75,611 was paid during 2009 and the balance of $61,889 was paid during 2010. Mr. Guseinov resigned as an officer and director effective August 1, 2011.
(2)	As of January 1, 2010, Mr. Harris’ base salary was set, pursuant to his Amended and Restated Employment Agreement entered into as of April 26, 2010 (the “Amended and Restated Employment Agreement”), at $237,500 per year. The Employment Agreement is described below in the section entitled “Employment Agreements, Termination of Employment and Change-in-Control Agreements.” Mr. Harris’ base salary was set, pursuant to his employment agreement, at $190,000 per year for 2009. Of the $96,250 accrued as a 2010 bonus, $48,750 was paid during 2010 and the balance of $47,500 was accrued at December 31, 2010. Of the $72,500 accrued as a 2009 bonus, $50,000 was paid during 2009 and the balance of $22,500 was paid during 2010.
(3)	As of January 1, 2010, Mr. Barash’s base salary was set, pursuant to his Amended and Restated Employment Agreement entered into as of April 26, 2010 (the “Amended and Restated Employment Agreement”), at $218,750 per year. The Employment Agreement is described below in the section entitled “Employment Agreements, Termination of Employment and Change-in-Control Agreements.” Mr. Barash’s base salary was set, pursuant to his employment agreement, at $140,000 per year at July 1, 2008. Mr. Barash’s base salary was increased to $175,000 per year at June 16, 2009. Of the $74,219 accrued as a 2010 bonus, $41,406 was paid during 2010 and the balance of $32,813 was accrued at December 31, 2010.
(4)	For the assumptions used in calculating the value of this grant, please see Note 5 of our financial statements for the fiscal year ended December 31, 2010.
(5)	Other compensation includes auto allowance, auto insurance, life insurance and company contributions to 401(k).

Equity Compensation

In 2010, we granted options to purchase our common stock to Messrs. Harris and Barash. The Board granted the options to Messrs. Harris and Barash because it believes that share ownership is an effective method to deliver superior stockholder returns by increasing the alignment between the interests of our executive officers and our stockholders.

The following table sets forth certain information concerning outstanding equity awards for our Named Executive Officers. No options were exercised by our Named Executive Officers during the last two fiscal years.

Outstanding Equity Awards at Fiscal Year-End

Option Awards					Stock Awards
	Number of securities underlying unexercised options		Option exercise price	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested
Name	Exercisable	Unexercisable
Igor Barash	12,500	-0-	$1.00	12/11/2016	-0-	-0-	-0-	-0-
Igor Barash	47,000	-0-	$1.00	11/23/2015	-0-	-0-	-0-	-0-
Igor Barash	90,625	59,375	$1.00	7/1/2018	-0-	-0-	-0-	-0-
Igor Barash	15,278	34,722	$4.00	1/1/2020	-0-	-0-	-0-	-0-
Kevin Harris	20,000	-0-	$1.00	10/1/2018	-0-	-0-	-0-	-0-
Kevin Harris	200,000	-0-	$1.00	1/13/2019	-0-	-0-	-0-	-0-
Kevin Harris	25,000	-0-	$1.00	3/31/2019	-0-	-0-	-0-	-0-
Kevin Harris	25,000	-0-	$1.00	6/30/2019	-0-	-0-	-0-	-0-
Kevin Harris	25,000	-0-	$1.00	9/30/2019	-0-	-0-	-0-	-0-
Kevin Harris	25,000	-0-	$1.00	12/31/2019	-0-	-0-	-0-	-0-
Kevin Harris	91,667	208,333	$4.00	1/1/2020	-0-	-0-	-0-	-0-
Kevin Harris	25,000	-0-	$1.00	3/31/2020	-0-	-0-	-0-	-0-
Kevin Harris	75,000	-0-	$1.00	4/26/2020	-0-	-0-	-0-	-0-

Employment Agreements, Termination of Employment and Change-in-Control Arrangements with Named Executive Officers

The following discussion provides only brief summaries of the agreements to which references are made. The discussion is qualified by the full texts of the agreements.

Agreements with Gary Guseinov

We entered into an amended and restated key executive employment agreement with Gary Guseinov as of April 26, 2010. The term of the agreement was three years commencing as of January 1, 2010; however if the agreement was not terminated during that period, then it was to be renewed for successive periods of one year until terminated pursuant to its terms. Mr. Guseinov received an annual base salary of $281,250. In addition, we reimbursed Mr. Guseinov for the following business related expenses, in an aggregate amount that was established by the Board for such expenses: mobile telephone, residence Internet connection, car allowance, car insurance and other miscellaneous business related expenses. Pursuant to the agreement, Mr. Guseinov was entitled to participate in all incentive bonus (subject to a limit of not more than 50% of his annual base salary for any twelve month period), retirement, profit-sharing, life, medical, disability and other benefit programs which the Company from time to time may make available to other executive officers of the Company. We provided Mr. Guseinov, his spouse and his children with basic health and dental insurance benefits on the terms and conditions that such benefits are provided to other executive officers of the Company and their families. Mr. Guseinov was entitled to four weeks of paid vacation each year and paid sick leave in accordance with policies regarding employee sick leave that the Company from time to time may implement.

Pursuant to the terms of the agreement, we agreed to provide a term life insurance policy or policies (at least at the ten year level) with coverage in the face amount of at least $3,000,000, provided that the costs attributable to the insurance coverage did not exceed an annual limit to be determined by our Board. Mr. Guseinov had the right to designate the beneficiary of $1,000,000 of the policy or policies, and the Company was the beneficiary of the remainder of the policy or policies. We did not provide this life insurance benefit to Mr. Guseinov. The Company also was required pursuant to the agreement to obtain directors’ and officers’ liability insurance of no less than $5,000,000 in aggregate coverage.

Effective August 1, 2011, Mr. Guseinov resigned from his positions as a director and as our Chief Executive Officer. In connection with his resignation, we and Mr. Guseinov entered into a Separation and Release Agreement as of August 1, 2011 (the “Separation Agreement”). The Separation Agreement provides, among other things, that: (i) we will pay Mr. Guseinov his annual salary, at the current rate, for a period of five months following his separation from service; (ii) we will pay Mr. Guseinov’s health insurance benefits, as currently in effect, for a period of six months following his separation from service; and (iii) Mr. Guseinov released all claims he may have had against the Company and parties related to the Company, other than his rights under the Indemnification Agreement dated May 1, 2010. The Separation Agreement also provides for: (i) certain continuing obligations requiring Mr. Guseinov to keep confidential our confidential information; (ii) Mr. Guseinov’s agreement not to solicit certain of our employees and (ii) the termination of the Amended and Restated Employment Agreement, except as expressly stated in the Separation Agreement.

Agreement with Kevin Harris

We entered into an amended and restated key executive employment agreement with Kevin Harris as of April 26, 2010. The term of the agreement is three years commencing as of January 1, 2010; however if the agreement is not terminated during that period, then it will be renewed for successive periods of one year until terminated pursuant to its terms. Mr. Harris receives an annual base salary of $237,500. In addition, we reimburse Mr. Harris for the following business related expenses, in an aggregate amount to be established by the Board for such expenses: mobile telephone, residence Internet connection, car allowance, car insurance and other miscellaneous business related expenses. Pursuant to the agreement, Mr. Harris is entitled to participate in all incentive bonus (subject to a limit of not more than 40% of his annual base salary for any twelve month period), retirement, profit-sharing, life, medical, disability and other benefit programs which the Company from time to time may make available to other executive officers of the Company. We provide Mr. Harris, his spouse and his children with basic health and dental insurance benefits on the terms and conditions that such benefits are provided to other executive officers of the Company and their families. Mr. Harris also is entitled to four weeks of paid vacation each year and paid sick leave in accordance with policies regarding employee sick leave that the Company from time to time may implement. Pursuant to the terms of the agreement, we have agreed to provide a term life insurance policy or policies (at least at the ten year level) with coverage in the face amount of at least $1,000,000, provided that the costs attributable to the insurance coverage do not exceed an annual limit to be determined by our Board. Mr. Harris is the beneficiary of 100% of the policy or policies. We do not currently, and we have not in the past, provided this life insurance benefit to Mr. Harris. The Company also is required to obtain directors’ and officers’ liability insurance of no less than $5,000,000 in aggregate coverage.

Pursuant to the agreement, Mr. Harris retains the entire option grant for 400,000 shares of our common stock provided to him pursuant to the original employment agreement (which includes bonus options for fiscal years 2009 and 2010 as required under the original agreement) (collectively, the “Original Option Grant”), of which: (i) 325,000 options shares became fully vested pursuant to the agreement; (ii) 75,000 option shares became vested in three, equal quarterly increments, with the first quarterly increment of 25,000 options shares having vested on June 30, 2010, the second quarterly increment having vested on September 30, 2010, and the third quarterly increment having vested on December 31, 2010. In addition to the Original Option Grant, Mr. Harris was granted an option to purchase 300,000 shares of our common stock at an exercise price equal to the closing price of the stock on the OTC Bulletin Board reported by Bloomberg LP on April 26, 2010, which will vest in equal monthly increments over the three-year term of the agreement.

Pursuant to the agreement, we are entitled to terminate Mr. Harris’ employment upon a change of control, upon Mr. Harris’ disability or for cause. Mr. Harris may terminate his employment upon 30 days written notice to us or in the event of a constructive termination. Constructive termination is defined as: (i) a change (without Mr. Harris’ consent) in his position, authority, duties, responsibilities (including reporting responsibilities) or status with us that is inconsistent in any material and adverse respect with his position, authority, duties, responsibilities or status with us as provided in the agreement; (ii) an adverse change in his title; (iii) any reduction in his annual base salary to which he does not agree, unless the reduction is concurrent with and part of a Company-wide reduction in salary for all employees; (iv) any breach by us of a material obligation under the agreement; (v) any requirement by us to relocate Mr. Harris to an office outside of Los Angeles County, California or outside a thirty mile radius from his residence as of the effective date of the agreement; (vi) any purported termination by us of his employment other than as permitted by the agreement, except in the case of his disability; or (vii) Mr. Harris’ failure to be elected or reelected to the Board during the term of the agreement. If we terminate Mr. Harris’ employment for cause, he is entitled to accrued salary, earned and pro rata bonus compensation, vested stock options and vested benefits under the Company’s benefit plans applicable to him. He is not entitled to certain post termination benefits, as that term is defined in the agreement. We will extend health and dental insurance benefits, at Mr. Harris’ election and sole cost, to the extent permitted by our policies and benefit plans, for six months after the termination date, except as otherwise required by law.

If we terminate Mr. Harris’ employment without cause (including our failure to renew the agreement for a second three-year term or as the result of a change of control), or if the agreement is terminated as the result of constructive termination, Mr. Harris is entitled to accrued but unpaid salary, earned and pro rata bonus compensation, full vesting of all unvested stock and stock options, vested benefits under the benefit plans applicable to him, and to the following post termination benefits: (i) continuing payment of Mr. Harris’ base salary in effect at the time of termination for the greater of nine months following the date of termination or the balance of the then applicable Term; and (ii) continuing coverage of Mr. Harris, his spouse and children at our expense, under any health and dental insurance plans that covered him immediately prior to termination, for a period of six months following the date of termination. We will extend health and dental insurance benefits, at Mr. Harris’ election and sole cost, to the extent permitted by our policies and benefit plans, for six months after the termination date, except as otherwise required by law. If Mr. Harris terminates his employment voluntarily, he is entitled to accrued but unpaid salary, earned and pro rata bonus compensation, vested stock options, and any benefits required by law. If Mr. Harris’ employment is terminated due to his death, his estate is entitled to accrued but unpaid salary, earned and pro rata bonus compensation, vested stock options, and vested benefits under the benefit plans applicable to him. His estate is not entitled to the post termination benefits. If Mr. Harris terminates his employment as the result of a constructive termination, he is entitled to accrued but unpaid salary, earned and pro rata bonus compensation, full vesting of any unvested stock and stock options, vested benefits under the benefit plans applicable to him, and the post termination benefits. Pursuant to the agreement, Mr. Harris assigned and agreed to assign in the future, to us or to our nominees, all relevant intellectual property as that term is defined in the agreement.

Mr. Harris may terminate his employment upon giving us 30 days written notice of his termination. We may terminate Mr. Harris’ employment for cause, in the event that a disability renders him unable to provide services to us and as a result of a change of control. Mr. Harris’ employment may also be terminated as a result of a constructive termination. If his employment is terminated as a result of any of the above, Mr. Harris will receive his monthly base salary for the lesser of six months or the remaining term of the employment agreement and we will continue to pay the premiums for his health and dental insurance for a period of six months. In addition, if Mr. Harris’ employment is terminated as a result of a constructive termination that occurs on or after July 1, 2009 or as a result of a change in control, all stock option grants and conditional grants (such as the grant made in conjunction with the performance goals) will vest. In the event of termination for any reason, Mr. Harris will also be entitled to receive his accrued but unpaid salary, earned bonus compensation, vested stock options and vested benefits, such as accrued vacation pay.

Agreement with Igor Barash

We entered into an amended and restated key executive employment agreement with Igor Barash as of April 26, 2010. The term of the agreement is three years commencing as of January 1, 2010; however if the agreement is not terminated during that period, then it will be renewed for successive periods of one year until terminated pursuant to its terms. Mr. Barash receives an annual base salary of $218,750. In addition, we reimburse Mr. Barash for the following business related expenses, in an aggregate amount to be established by the Board for such expenses: mobile telephone, residence Internet connection, car allowance, car insurance and other miscellaneous business related expenses. Pursuant to the agreement, Mr. Barash is entitled to participate in all incentive bonus (subject to a limit of not more than 30% of his annual base salary for any twelve month period), retirement, profit-sharing, life, medical, disability and other benefit programs which the Company from time to time may make available to other of our executive officers. We provide Mr. Barash, his spouse and his children with basic health and dental insurance benefits on the terms and conditions that such benefits are provided to other of our executive officers and their families. Mr. Barash also is entitled to four weeks of paid vacation each year and paid sick leave in accordance with policies regarding employee sick leave that we from time to time may implement. Pursuant to the terms of the agreement, we have agreed to provide a term life insurance policy or policies (at least at the ten year level) with coverage in the face amount of at least $500,000, provided that the costs attributable to the insurance coverage do not exceed an annual limit to be determined by our Board. Mr. Barash is the beneficiary of 100% of the policy or policies. We do not currently, and we have not in the past, provided this life insurance benefit to Mr. Barash. We are also required to obtain directors’ and officers’ liability insurance of no less than $5,000,000 in aggregate coverage.

Pursuant to the agreement, Mr. Barash’s performance is evaluated quarterly, commencing on July 1, 2010, and, in order to qualify for an incentive bonus, there must have been, at a minimum, a 15% increase in “visitor to order” ratios from the prior quarter across all product channels.

Pursuant to the agreement, the unvested portion of the option grant to Mr. Barash for 150,000 shares pursuant to the original employment agreement (the “Initial Option Grant”) continues to vest in equal monthly increments through July 1, 2012, with the final monthly increment vesting on that date. In addition to the Initial Option Grant, Mr. Barash was granted an option to purchase 50,000 shares of the our common stock at an exercise price equal to the closing price of the stock on the OTC Bulletin Board reported by Bloomberg LP on April 26, 2010, which will vest in equal monthly increments over the three-year term of the agreement. Pursuant to the agreement, we are entitled to terminate Mr. Barash’s employment upon a change of control, upon Mr. Barash’s disability or for cause. Mr. Barash may terminate his employment upon 30 days written notice to us or in the event of a constructive termination. Constructive termination is defined as: (i) a change (without Mr. Barash’s consent) in his position, authority, duties, responsibilities (including reporting responsibilities) or status with the Company that is inconsistent in any material and adverse respect with his position, authority, duties, responsibilities or status with the Company as provided in the agreement; (ii) an adverse change in his title; (iii) any reduction in his annual base salary to which he does not agree, unless the reduction is concurrent with and part of a Company-wide reduction in salary for all employees; (iv) any breach by the Company of a material obligation of the Company under the agreement; (v) any requirement by the Company to relocate Mr. Barash to an office outside of Los Angeles County, California or outside a thirty mile radius from his residence as of the effective date of the agreement; or (vi) any purported termination by the Company of his employment other than as permitted by the agreement, except in the case of his disability.

If we terminate Mr. Barash’s employment for cause, he is entitled to accrued salary, earned and pro rata bonus compensation, vested stock options and vested benefits under the benefit plans applicable to him. He is not entitled to certain post termination benefits, as that term is defined in the agreement. We will extend health and dental insurance benefits, at Mr. Barash’s election and sole cost, to the extent permitted by our policies and benefit plans, for six months after the termination date, except as otherwise required by law. If we terminate Mr. Barash’s employment without cause (including as the result of a change of control), or if the agreement is terminated as the result of constructive termination), Mr. Barash is entitled to accrued but unpaid salary, earned and pro rata bonus compensation, full vesting of all unvested stock and stock options, vested benefits under the benefit plans applicable to him, and to the following post termination benefits: (i) continuing payment of Mr. Barash’s base salary in effect at the time of termination for the greater of six months following the date of termination or the balance of the then applicable Term; and (ii) continuing coverage of Mr. Barash, his spouse and children, at our expense, under any health and dental insurance plans that covered Executive immediately prior to termination, for a period of six months following the date of termination. We will extend health and dental insurance benefits, at Mr. Barash’s election and sole cost, to the extent permitted by our policies and benefit plans, for six months after the termination date, except as otherwise required by law. If Mr. Barash terminates his employment voluntarily, he is entitled to accrued but unpaid salary, earned and pro rata bonus compensation, vested stock options, and any benefits required by law. If Mr. Barash’s employment is terminated due to his death, his estate is entitled to accrued but unpaid salary, earned and pro rata bonus compensation, vested stock options, and vested benefits under the benefit plans applicable to him. His estate is not entitled to the post termination benefits. Pursuant to the agreement, Mr. Barash assigned and agreed to assign in the future, to us or to our nominees, all relevant intellectual property as that term is defined in the agreement.

The table below reflects the amount of compensation to each of our current Named Executive Officers in the event we terminate such officer’s employment for other than “cause” or the officer resigns for “good reason”. Regardless of the manner in which an executive’s employment terminates, the executive is entitled to receive amounts already earned during his term of employment, such as base salary earned through the date of termination and accrued vacation pay. The amounts shown assume that each termination was effective as of December 31, 2010, and thus includes amounts earned through the end of 2010. The value of stock-related compensation assumes that the value of our common stock is $3.06, which was the closing trading price on the last trading day of 2010. The value of continuing coverage under our welfare and fringe benefits plans reflects our actual cost for those benefits as of December 31, 2010. All of these amounts are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts can only be determined at the time the executives’ employment actually terminates.

Resignation for Good Reason or Termination Other than for Cause
Kevin Harris
Base salary and cash bonus	522,500
Equity	865,200
Healthcare and other insurance benefits	1,697
Igor Barash
Base salary and cash bonus	470,313
Equity	431,570
Healthcare and other insurance benefits	3,793

Compensation payable to the members of our Board of Directors

The Board has approved certain compensation terms for all directors who are not officers or employees of the Company, including the independent directors and the director who may be designated from time to time by GR Match, LLC pursuant to the Media and Marketing Services Agreement, dated as of July 19, 2011 which is described below in the section entitled “Transactions with Related Persons”). The compensation terms for directors who are not also officers or employees of the Company is as follows:

•	An annual retainer of $20,000 per year;
•	Additional retainer of $25,000 per year for the Chairman of the Board /Lead Independent Director (if any);
•	Additional retainer of $15,000 per year for service as Chairman of the Audit Committee;
•	Additional retainer of $2,500 per year for service on the Audit Committee (not applicable to the Chairman of the Audit Committee), the Compensation Committee or the Nominating and Corporate Governance Committee;

•	An annual option grant to purchase 10,000 shares of common stock under the Company’s 2006 Equity Incentive Plan at an exercise price equal to the closing price of the Company’s common stock on the initial date of grant and, as applicable, upon each anniversary thereof (or the next trading day if an anniversary falls on a day that is not a trading day);
•	On the date that an individual first becomes an independent director, an initial grant of 20,000 shares of restricted stock, which restriction lapses ratably over one year commencing on the date of grant;
•	$1,000 to attend a Board meeting in person, and $500 to participate in a Board meeting by phone; and
•	Reasonable travel and lodging expenses for any activities related to the performance of their duties on the Board.

Non-employee directors may elect to receive their cash compensation in restricted stock valued at the closing price of our common stock on the date such compensation is due (or the next trading day if such due date is not a trading day). All option grants received by non-employee directors for services as a Board member are made subject to forfeiture in the event of termination of service on the Board or as a Committee member, as applicable to such grant. All cash compensation is paid quarterly, in arrears, and the first payment was prorated and paid on July 1, 2010.

We do not have arrangements with our non-employee directors providing for payments upon resignation, retirement or termination, or upon a change in control of the Company.

Fiscal Year 2010 Director Compensation

The following table provides information for fiscal year 2010 compensation paid to all of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)		Total ($)
Howard Bain III	26,396	80,000	(5)	17,454	(7)	123,850
Thomas Connerty	19,924	80,000	(5)	17,454	(7)	117,378
Thomas Patterson	16,431	80,000	(5)	17,454	(7)	113,885
Ricardo Salas	18,431	80,000	(5)	17,454	(7)	115,885
Bennet Van de Bunt(4)	6,944	33,257	(6)	7,308	(8)	47,509

(1)	Non-employee directors earn an annual retainer fee of $20,000 plus an additional annual fee of $2,500 for membership on each committee. The chair of the Audit Committee earns an additional annual fee of $15,000. Non-employee directors also receive $1,000 to attend a Board meeting in person, and $500 to participate in a Board meeting by phone.
(2)	Amounts shown in this column reflect the aggregate full grant date fair value calculated in accordance with FASB Accounting Standards Codification Topic 718 for awards granted during the fiscal year.
(3)	The fair value of an option award is determined using the Black-Scholes option pricing model under ASC 718. This column reflects the grant date fair values which have been determined based on assumptions described in Note 5 to our financial statements for the year ended December 31, 2010.
(4)	Mr. Van de Bunt resigned effective October 25, 2010. Accordingly, he received prorated compensation under the director compensation policies described above.
(5)	On May 26, 2010, Messrs. Bain, Connerty, Patterson and Salas were each granted 20,000 shares of restricted stock which restriction lapses ratably over a one year period. The restricted stock had a per share fair value of $4.00 and a full grant date fair value of $80,000. As of December 31, 2010, the restriction had lapsed on 11,945 shares.

(6)	On May 26, 2010, Mr. Van de Bunt was granted 20,000 shares of restricted stock which restriction lapses ratably over a one year period. The restricted stock had a per share fair value of $4.00 and a full grant date fair value of $80,000. As of December 31, 2010, the restriction had lapsed on 8,314 shares. The balance of the shares was forfeited due to Mr. Van de Bunt’s resignation.
(7)	On May 26, 2010, Messrs. Bain, Connerty, Patterson and Salas were each granted options to purchases 10,000 shares of common stock, which vest ratably over a one year period. As of December 31, 2010, the right to purchase 5,833 shares had vested for each individual.
(8)	On May 26, 2010, Mr. Van de Bunt was granted an option to purchases 10,000 shares of common stock, which vests ratably over a one year period. As of December 31, 2010, the right to purchase 3,333 shares had vested. The balance of the option was forfeited due to Mr. Van de Bunt’s resignation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As noted above, using the definition of “independent” set forth in Nasdaq Rule 5605(a)(2), we have determined that four of our directors, Messrs. Bain, Patterson, Connerty and Salas, qualify as independent directors.

Current SEC regulations define the related person transactions that require disclosure to include any transaction, arrangement or relationship in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years in which the Company was or is to be a participant and in which a related person had or will have a direct or indirect material interest in such transaction, arrangement or relationship. A related person is: (i) an executive officer, director or director nominee of the Company, (ii) a beneficial owner of more than five percent of our common stock, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than five percent of our common stock, or (iv) any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest or control.

For the period from January 1, 2008 through the date of this prospectus (the “Reporting Period”), described below are certain transactions or series of transactions between us and certain related persons, other than compensation arrangements that are described under “Executive Compensation.”

Agreements with GR Match, LLC

Letter of Intent and the Initial Media and Marketing Services Agreement

On October 30, 2008, we executed a letter of intent with GR Match, LLC (“GRM”), the beneficial owner of more than 5% of our common stock, to create, market and distribute direct response advertisements to sell our products. GRM was responsible for creating, financing, producing, testing and evaluating a radio commercial to market our products in exchange for $50,000 and a fully vested, non-forfeitable warrant to purchase 1,000,000 shares of common stock at an exercise price of $1.25 per share. We amended the warrant on September 30, 2011 to reduce the exercise price to $0.30 per share.

On March 24, 2009, we entered into a Media and Marketing Services Agreement with GRM (the “Initial Media and Marketing Services Agreement”). Pursuant to the Initial Media and Marketing Service Agreement, GRM provided direct response media campaigns, including radio and television direct response commercials, to promote our products and services and purchased media time on our behalf. During the term of the Initial Media and Marketing Service Agreement, which was to continue until August 31, 2010, subject to certain rights of termination, GRM was to be the exclusive provider of all direct-response television and radio media purchasing and direct response production services.

As compensation for GRM’s services under the Initial Media and Marketing Service Agreement, we agreed to amend the warrant described above so that the terms were consistent with the warrants described herein. In conjunction with the execution of the Initial Media and Marketing Services Agreement and for creating, financing, producing, testing and evaluating a television commercial to market our products, we issued to GRM a second five-year warrant for the purchase of 1,000,000 shares of our common stock at an exercise price of $1.25 per share. This warrant may be exercised only for cash. Finally, we issued to GRM a five-year warrant (“Media Services Warrant”) for the purchase of 8,000,000 shares of our common stock at an exercise price of $1.25 per share. The Media Services Warrant may be exercised only with cash and is subject to vesting as follows: for each $2 of media placement costs advanced by GRM on our behalf, the right to purchase one share of our common stock will vest. The Media Services Warrant is fully vested. We amended both of these warrants on September 30, 2011 to reduce the exercise price to $0.30 per share.

On June 4, 2009 we and GRM entered into the First Amendment to the Initial Media and Marketing Agreement which extended the term from August 31, 2010 to June 1, 2011.

On October 26, 2009, we and GRM entered into the Second Amendment to the Initial Media and Marketing Services Agreement, whereby we also agreed to accelerate the vesting of the GRM warrants if we sold securities for less than $1.25 per share.

On October 22, 2010, we and GRM entered into a Third Amendment to the Initial Media and Marketing Services Agreement (“the Third Amendment”), effective as of October 15, 2010. The Third Amendment, among other things: (i) amended the security interest granted to GRM pursuant to the Media and Marketing Services Agreement; (ii) provided for the payment by us to GRM of a monthly management fee in connection with GRM’s media buying services; (iii) provided for our payment of GRM’s costs incurred in connection with television and direct response commercials; and (iv) provided for the appointment by GRM, in certain circumstances, of one Board of Directors observer. We paid GRM $191,129 in creative management fees for the year ended December 31, 2010. In addition, GRM invoiced us $422,573 and $91,867 for the years ended December 31, 2010 and 2009 for the overhead expense reimbursement on media costs incurred by GRM pursuant to the Initial Media and Marketing Services Agreement.

Effective as of December 3, 2010, we and GRM entered into a Fourth Amendment to the Initial Media and Marketing Services Agreement (the “Fourth Amendment”), which amended the Initial Media and Marketing Services Agreement as follows. First, Section 2.2 was amended and restated to provide that, with respect to any invoice delivered by GRM to us prior to the later of (i) our payment in full of all amounts outstanding under the Revolving Credit Note (as defined in the discussion below titled “Revolving Credit Loan Agreement”) or (ii) the expiration or earlier termination of the term of the Revolving Credit Facility (as defined in the discussion below titled “Revolving Credit Loan Agreement”), we will pay to GRM the entire portion of the applicable Reimbursement Amount (as that term is defined in the Initial Media and Marketing Services Agreement) that is not treated as an Advance (as that term is defined in the Revolving Credit Loan Agreement, which is discussed below in the section titled “Revolving Credit Loan Agreement”) not later than 15 days after our receipt of the invoice. Second, Section 2.2 was amended and restated to provide that, with respect to any invoice delivered by GRM to us following the later of (i) our payment in full of all amounts outstanding under the Revolving Credit Note or (ii) the expiration or earlier termination of the term of the Revolving Credit Facility, we will pay the applicable Reimbursement Amount to GRM not later than 45 days after our receipt of the invoice. Third, the term of the Initial Media and Marketing Services Agreement was extended to December 31, 2013. Fourth, the provision permitting us to terminate the Initial Media and Marketing Services Agreement without cause was deleted in its entirety.

We and GRM entered into a Fifth Amendment to the Initial Media and Marketing Services Agreement (the “Fifth Amendment”) which amends and restates Section 2.2 of the Media and Marketing Services Agreement to provide that we would reimburse GRM for certain Media Costs (as that term is defined in the Initial Media and Marketing Services Agreement) no later than 30 days following our receipt of the applicable GRM invoice.

The Initial Media and Marketing Services Agreement was terminated on July 19, 2011, when we entered into a new Media and Marketing Services Agreement with GRM (the “Subsequent Media and Marketing Services Agreement”). A description of the Subsequent Media and Marketing Services Agreement appears below.

The Subsequent Media and Marketing Services Agreement

On July 19, 2011, we entered into the Subsequent Media and Marketing Services Agreement with GRM, which agreement terminated the Initial Media and Marketing Services Agreement. Pursuant to the Subsequent Media and Marketing Services Agreement, GRM will continue to provide exclusive services to us in connection with the advertising, marketing and sale of our CyberDefender Early Detection Center, CyberDefender Registry Cleaner, CyberDefender Identity Protection Services, MaxMySpeed, DoubleMySpeed, MyCleanPC, LiveTech and Online Backup products. Provided that the Subsequent Media and Marketing Services Agreement has not been terminated, GRM will have the right to appoint a representative of GRM to our Board of Directors or, if there is no representative of GRM appointed to the Board of Directors, to appoint an observer to the Board of Directors. Pursuant to the Subsequent Media and Marketing Services Agreement, we pay to GRM a monthly management fee equal of $75,000, although GRM agreed to waive $50,000 per month of the monthly management fee during the four month period commencing as of June 1, 2011 and expiring on September 30, 2011, so long as we comply with our obligations under the Subsequent Media and Marketing Services Agreement and certain payment obligations that remained under the earlier agreement. Unless terminated earlier pursuant to its terms, the Subsequent Media and Marketing Services Agreement terminates on December 31, 2013. As of September 30, 2011, we paid GRM $510,000 in creative management fees and GRM invoiced us $346,766 for the overhead expense reimbursement on media costs incurred by GRM pursuant to the Initial Media and Marketing Services Agreement.

GRM Board Appointments

Pursuant to the terms of the Initial Media and Marketing Agreement, GRM was permitted to appoint one member to our Board of Directors. On July 21, 2009, GRM appointed Bennet Van de Bunt to our Board. On January 1, 2010, Mr. Van de Bunt resigned from our Board, and GRM appointed Mr. Luc Vanhal to the Board. Mr. Vanhal resigned this position as of February 28, 2010, and on March 22, 2010, GRM reappointed Mr. Van De Bunt as a director. Effective as of October 25, 2010, in conjunction with the appointment of the Board of Directors observer described below, Mr. Van de Bundt resigned from his position as a director.

Pursuant to the Third Amendment to the Initial Media and Marketing Services Agreement, GRM appointed Chase Brogan as observer effective as of October 25, 2010.

Securities Purchase Agreement dated June 3, 2009

On June 4, 2009, pursuant to a Securities Purchase Agreement dated June 3, 2009 (the “Securities Purchase Agreement”), we closed the sale and issuance to GRM of 1,142,860 shares of common stock for an aggregate purchase price of $2,000,005.

On November 2, 2009 we and GRM entered into the First Amendment to the Securities Purchase Agreement, effective as of October 26, 2009 (the “First Amendment”). Pursuant to the terms of the First Amendment, we and GRM agreed to use good faith efforts to enter into a license agreement pursuant to which we would grant to GRM an exclusive, worldwide license to exploit, advertise, market and sell our products under the “DoubleMySpeed” brand name.

Loan and Securities Purchase Agreement dated March 31, 2010

On March 31, 2010, pursuant to the terms of a Loan and Securities Purchase Agreement (the “Loan and Securities Purchase Agreement”), we sold and issued to GRM in a private placement a 9% Secured Convertible Promissory Note in the aggregate principal amount of $5,300,000, due March 31, 2012 (the “Senior Promissory Note”). We received net proceeds of $5,000,000 after payment of an issuance fee of $300,000 to GRM. GRM may elect to cause the accrued unpaid interest for any applicable quarter to be added to the then outstanding principal amount of the Senior Promissory Note in lieu of a cash payment of interest. GRM chose to have the interest payments due July 1, 2010, January 1, 2011, April 1, 2011 and July 1, 2011 added to the aggregate principal amount of the Senior Promissory Note, therefore, during the Reporting Period, the largest amount of principal outstanding under the Senior Promissory Note was $5,793,341 and no principal payments had been made. We paid $252,283 in interest under the Senior Promissory Note during the Reporting Period.

Effective as of December 3, 2010, we and GRM entered into a First Amendment to the Loan and Securities Purchase Agreement (the “First Amendment”). The First Amendment amended the Loan and Securities Purchase Agreement as follows. First, Section 1.1 was amended to add the term “Qualified Offering,” which is defined as the sale and issuance by us of any debt or equity securities in an aggregate amount greater than $10,000,000, whether in a single transaction or a series of related transactions and whether as a private placement or a sale on any Trading Market (as that term is defined in the Loan and Securities Purchase Agreement), the closing of which occurs on or prior to March 31, 2011. Second, Section 5.17 was amended and restated to provide that, from and after the fiscal quarter commencing January 1, 2011, our Debt Coverage Ratio (as that term is defined in the Loan and Securities Purchase Agreement), determined as of the last day of each fiscal quarter, is not permitted to be less than a ratio of 2:1 without GRM’s prior written consent; provided, however, that in the event a Qualified Offering occurs, GRM agrees that Section 5.17 does not apply to the two fiscal quarters commencing January 1, 2011 and April 1, 2011. Third, Section 5.18 was amended and restated to provide that, from and after the fiscal quarter commencing January 1, 2011, our Debt to Earnings Ratio (as that term is defined in the Loan and Securities Purchase Agreement) determined as of the last day of each fiscal quarter, is not permitted to exceed a ratio of 5:1 without GRM’s prior written consent; provided, however, that in the event a Qualified Offering occurs, GRM acknowledges and agrees that Section 5.18 shall not apply to the two fiscal quarters commencing January 2, 2011 and April 1, 2011.

Also effective as of December 3, 2010, we and GRM entered into a First Amendment to the Senior Promissory Note, pursuant to which the Senior Promissory Note was amended to provide that we do not have the right to repay the Senior Promissory Note without the prior written consent of GRM.

Effective as of February 25, 2011, we and GRM entered into a second amendment to the Senior Promissory Note (the “Second Amendment”). Pursuant to the Second Amendment, Section 1 of the Senior Promissory Note was amended and restated to provide that the Original Conversion Price (as that term is defined in the Senior Promissory Note) shall be $2.20. Effective as of February 25, 2011, we and GRM entered into a limited waiver of the provisions of Section 4.13 of the Loan and Securities Purchase Agreement (the “Waiver”). Pursuant to the Waiver, GRM agreed to a one-time waiver of its right to participate in a Qualified Common Stock Offering (as that term is defined in the Waiver) that closes on or before June 30, 2011.

Effective as of April 5, 2011, we and GRM entered into a third amendment to the Senior Promissory Note (the “Third Amendment”). Pursuant to the Third Amendment, the Senior Promissory Note was amended to provide that GRM’s total conversions of the Senior Promissory Note (and the 2011 Note, as described in the discussion titled “Revolving Credit Loan Agreement”) are limited to conversions which in total do not exceed 5,502,963 shares, as adjusted for stock splits or combinations (the “Conversion Limitation”), which is 19.99% of the 27,528,577 shares of common stock outstanding as of February 25, 2011. The Conversion Limitation remains effective until approval by our stockholders of the issuance of the Senior Promissory Note and GRM’s right to convert the Senior Promissory Note in accordance with the terms and conditions of the Senior Promissory Note as originally issued, and exclusive of the Conversion Limitation. Until stockholder approval is obtained, any unconverted portion of the Senior Promissory Note will remain due and payable as non-convertible debt in accordance with the terms and conditions of the Senior Promissory Note. We are required to use commercially reasonable efforts to obtain stockholder approval at our 2011 Annual Meeting or at any subsequent special meeting of stockholders to be conducted prior to March 31, 2012, the maturity date of the Senior Promissory Note. In the event stockholder approval is not obtained, GRM’s right to convert the Senior Promissory Note is subject to the Conversion Limitation, and any unconverted portion of the Senior Promissory Note will remain due and payable as non-convertible debt in accordance with the terms and conditions of the Senior Promissory Note. Our stockholders approved the issuance of the Senior Promissory Note at our annual meeting which was held on June 9, 2011.

Revolving Credit Loan Agreement

Effective as of December 3, 2010, we and GRM entered into a Revolving Credit Loan Agreement (the “Revolving Credit Loan Agreement”) pursuant to which GRM has made available to the Company a secured revolving credit facility in the principal amount not to exceed $5,000,000 (the “Revolving Credit Facility”) which we used solely for the payment of amounts owing to GRM pursuant to the Initial Media and Marketing Agreement. The Revolving Credit Facility was subject to the terms and conditions set forth in: (i) the Revolving Credit Loan Agreement; (ii) a Revolving Credit Note, dated December 3, 2010, payable by us to the order of GRM in the principal amount of $5,000,000 (the “Revolving Credit Note”); and (iii) a Security Agreement executed by us in favor of GRM, effective as of December 3, 2010 (the “Security Agreement” and, together with the Revolving Credit Loan Agreement and the Revolving Credit Note, collectively, the “Revolving Credit Facility Documents”). During the Reporting Period, the largest amount of principal outstanding under the Credit Facility was $5,750,656 and no principal or interest payments had been made.

Effective as of February 25, 2011, we and GRM entered into a Loan Modification Agreement (the “Loan Modification Agreement”) pursuant to which we and GRM agreed to convert the existing indebtedness evidenced by the Revolving Credit Note to indebtedness that is convertible into shares of our common stock. Pursuant to the Loan Modification Agreement, we and GRM agreed, among other things, to amend and restate the Revolving Credit Note on the terms and conditions of an Amended and Restated 9% Secured Convertible Promissory Note made as of February 25, 2011, and due March 31, 2012 (the “2011 Note”).

The initial principal amount of the 2011 Note was $5,700,734. GRM may elect to cause the accrued unpaid interest for any applicable quarter to be added to the then outstanding principal amount of the 2011 Note in lieu of a cash payment of interest. GRM chose to have the interest payment due July 1, 2011 added to the aggregate principal amount of the 2011 Note, therefore, during the Reporting Period, the largest amount of principal outstanding under the 2011 Note was $5,878,588 and no principal payments had been made. We paid $132,234 in interest under the 2011 Note during the Reporting Period. Until it is paid in full, the 2011 Note may be converted by GRM into shares of our common stock, in whole or in part and from time to time. The original conversion price was $2.20 per share. Pursuant to the conversion price adjustment provisions in the 2011 Note, the conversion price was reduced to $1.86 per share as of March 31, 2011, which is equal to the lowest Volume Weighted Average Price (as that term is defined in the 2011 Note) for any five consecutive Trading Day (as that term is defined in the 2011 Note) period ending on or prior to March 31, 2011. The conversion price remains subject to adjustment in accordance with the terms and conditions of the 2011 Note.

Effective as of April 5, 2011, we and GRM entered into a first amendment to the 2011 Note (the “First Amendment”). Pursuant to the First Amendment, the 2011 Note is subject to the same Conversion Limitation and stockholder approval requirements as the Senior Promissory Note. Until stockholder approval is obtained, any unconverted portion of the 2011 Note will remain due and payable as non-convertible debt in accordance with the terms and conditions of the 2011 Note. In the event stockholder approval is not obtained, GRM’s right to convert the 2011 Note is subject to the Conversion Limitation, and any unconverted portion of the 2011 Note will remain due and payable as non-convertible debt in accordance with the terms and conditions of the 2011 Note. Our stockholders approved the issuance of the 2011 Note at our annual meeting which was held on June 9, 2011.

Waiver and Forbearance Agreements

On July 25, 2011, we and GRM entered into a Waiver and Forbearance Agreement. Pursuant to the Waiver and Forbearance Agreement, we, among other things: (i) acknowledged our failure to make interest payments payable on July 1, 2011 under the Senior Promissory Note; (ii) acknowledged our failure to make interest payments payable on July 1, 2011 under the 2011 Note (together, the “Notes”); and (iii) acknowledged certain other defaults in connection with the Notes. Pursuant to the Waiver and Forbearance Agreement, GRM, among other things, agreed to capitalize the unpaid interest payments and, for a period of 60 days through and including September 23, 2011, or until the earlier termination of the Waiver and Forbearance Agreement pursuant to the terms and conditions thereof, and for that period only, agreed: (a) to waive its rights and remedies under the Notes and the related documents; and (b) that we are not in default under the Notes and the related documents.

On September 30, 2011, and effective as of September 23, 2011, we and GRM entered into a Second Waiver and Forbearance Agreement (the “Second Waiver Agreement”). Pursuant to the Second Waiver Agreement, among other things we: (i) acknowledged our failure to make interest payments payable on July 1, 2011 under the Senior Promissory Note; (ii) acknowledged our failure to make interest payments payable on July 1, 2011 under the 2011 Note; and (iii) acknowledged certain other defaults in connection with the Notes.

Pursuant to the Second Waiver Agreement, GRM, among other things, agreed: (i) to capitalize the unpaid interest payments described above and payable on July 1, 2011 conditioned upon our payment of the interest payments due October 1, 2011 on the Notes; (ii) for a period of 120 days through and including January 24, 2012, and for that period only, to waive its rights and remedies under the Notes and certain related documents and not to assert that we are in default of the Notes and related documents. Pursuant to the Second Waiver Agreement, GRM’s waiver and forbearance are conditioned upon our compliance with our obligations under the Notes and related documents, subject to certain exclusions. In the event of our default, GRM reserves the right to terminate the Second Waiver Agreement and pursue its rights and remedies with respect to any previously existing or subsequent default.

Pursuant to the Second Waiver Agreement, GRM also agreed to consider, in good faith, exercising that number of its outstanding warrants necessary to acquire shares of our common stock having an aggregate exercise price of at least $1 million if we are profitable for any future quarterly period and a material adverse change has not occurred after the date of the agreement.

License Agreement

On April 1, 2010, we and GRM entered into the License Agreement pursuant to which we granted to GRM an exclusive royalty-bearing license to market, sell and distribute our antivirus and Internet security products and services in the United States, through retail channels of distribution and television shopping channels, and in certain foreign countries, through retail channels, television shopping channels, direct response television and radio, and certain Internet websites. In consideration of the License, GRM will pay royalties to us on a product-by-product basis for each annual subscription and each annual renewal by end users of the products covered by the License Agreement. The royalties will be paid on a quarterly basis. Upon the achievement of certain milestones or conditions in the License Agreement, GRM will make annual advances of royalties to us in the amount of $250,000 per year. If GRM fails to pay an annual advance when due, and if certain other conditions are met, the License shall become non-exclusive.

On October 22, 2010, we and GRM also entered into a First Amendment to the License Agreement (“the First Amendment”), effective as of October 15, 2010. Pursuant to the First Amendment, we and GRM agreed to amend: (i) the amounts of royalties payable to us in connection with the sales of certain of our products in certain international locations; and (ii) provisions relating to the marketing of certain products in certain international locations.

Other Related Party Transactions

We have entered into, and will enter into in the future, indemnification agreements with the individuals who serve as our officers and directors. Pursuant to these agreements, we will indemnify officers and directors who are made parties to, or threatened to be made parties to, any proceeding by reason of the fact that they are or were officers or directors of the Company, or are or were serving at our request as a director, officer, employee, or agent of another entity. The agreements require us to indemnify our officers and directors against all expenses, judgments, fines and penalties actually and reasonably incurred by them in connection with the defense or settlement of any such proceeding, subject to the terms and conditions of the agreements.

In March 2008, Mr. Gary Guseinov, our former Chief Executive Officer, pledged 750,000 shares of his common stock to Michael and Casey DeBaecke in exchange for a loan of $160,000 made to us. The pledge was non-recourse to Mr. Guseinov in the event the collateral was foreclosed upon due to our failure to pay the loan. So long as there was no event of default in connection with the loan, Mr. Guseinov could continue to vote the shares at any annual or special meeting of the shareholders. The loan was due to be repaid on the earlier of two months following execution of the loan document or two days following our receipt of over $500,000 in new equity capital. Additionally, we issued warrants to purchase 40,000 shares of our common stock to the lenders. The warrants may be exercised at a price of $1.25 per share for a period of 5 years. The loan plus accrued interest was paid in full on July 30, 2008.

In July and August 2011, we undertook a private offering of 9% Subordinated Convertible Promissory Notes to accredited investors. Two of our directors, Mr. Howard Bain and Mr. Ricardo Salas, each invested the sum of $75,000 in this offering.

On September 30, 2011, we completed the first of three tranches of a private sale of an aggregate of $3 million of 10.5% Subordinated Convertible Promissory Notes (the “Notes”) to Mr. Sean P. Downes, a holder of 10.1% of our common stock, pursuant to a Securities Purchase Agreement. Mr. Downes purchased a Note in the face amount of $1 million. Each of the three Notes is convertible, at Mr. Downes’ election, into shares of the our common stock at a conversion price of $0.30 per share. The second tranche of this sale closed on November 4, 2011. Each of the Notes is due and payable thirteen months after the date of issuance and each is subordinate to certain senior debt owed by us to GRM, pursuant to the terms and conditions of a Subordination Agreement among us, Mr. Downes and GRM. With each purchase, Mr. Downes received or will receive a warrant to purchase one-half of one share of our common stock for each share of common stock he is entitled to receive upon conversion of a Note. The warrants are exercisable at $0.375 per share of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our securities as of November 21, 2011 by (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of each class of our voting securities, (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. Unless otherwise stated, the address of our directors and executive officers is c/o CyberDefender Corporation, 617 West 7th Street, Suite 1000, Los Angeles, California 90017.

Name and Address of Beneficial Owners(1)	Number of Shares of Common Stock Beneficially Owned	% of Common Stock Owned Before the Offering	% of Common Stock Owned After the Offering(2)
Executive Officers and Directors:
Igor Barash, Chief Operating Officer	860,638	3.0%
Kevin Harris, Interim Chief Executive Officer, Chief Financial Officer, Secretary and Director	643,500	2.2%
Howard Bain III, Director	124,166	*
Thomas Connerty, Director	35,833	*
Thomas Patterson, Director	35,833	*
Ricardo Salas, Director	486,289	1.7%
All executive officers and directors as a group	2,186,260	7.4%
5% Stockholders:
GR Match, LLC(3)	16,968,228	38.2%
ITU Ventures(4)	1,819,382	6.2%
Gary Guseinov(5)	3,993,575	14.0%
Sean Downes(6)	13,103,139	33.7%

*	Less than 1%
(1)	We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes voting or investment power over securities. The number of shares shown as beneficially owned in the tables below are calculated pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3(d)(1), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Except as otherwise indicated, we believe that the beneficial owners listed below, based on the information furnished by these owners, have sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to applicable community property laws. As of November 18, 2011, there were 28,624,302 shares of common stock issued and outstanding.
(2)	Assumes the sale of all the shares of common stock we are offering.
(3)	This number represents 1,142,860 shares of common stock, 10,031,500 shares of common stock issuable upon the exercise of common stock purchase warrants and 5,666,373 shares of common stock issuable upon the conversion of outstanding convertible notes. The address of GR Match, LLC is c/o Guthy-Renker LLC, 3340 Ocean Park Boulevard, Suite 3000, Santa Monica, CA 90405. Mr. Van de Bunt is a beneficial owner of these securities, inasmuch as he is the Manager of GR Match, LLC and the beneficiary of a trust that owns a 4.86% interest in Guthy-Renker Partners, Inc., which owns a 94% interest in Guthy-Renker Holdings, LLC, which is the sole owner of Guthy-Renker LLC, which owns an 80% interest in GR Match, LLC. Mr. Van de Bunt disclaims ownership of these securities.
(4)	This number represents 1,252,475 shares of common stock and 566,907 shares of common stock issuable upon the exercise of a common stock purchase warrant. The address of ITU Ventures is 1900 Avenue of the Stars, Suite 2701, Los Angeles, California 90067.
(5)	Mr. Guseinov’s address is 8033 Sunset Blvd., Suite 896, Los Angeles, California 90046.
(6)	This number represents 2,878,365 shares of common stock, 3,350,437 shares of common stock issuable upon the exercise of common stock purchase warrants and 6,874,337 shares of common stock issuable upon the conversion of outstanding convertible notes. Mr. Downes address is 1110 W. Commercial Blvd, Suite 300, Fort Lauderdale, Florida 33309.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

The following discussion of our common stock is qualified in its entirety by our certificate of incorporation, our bylaws and by the full text of the agreements pursuant to which the securities were issued. We urge you to review these documents, copies of which have been filed with the SEC, as well as the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of our securities.

Common Stock

We are authorized to issue two classes of stock — common and preferred. The total number of shares of common stock that we may issue is 100,000,000, with $0.001 par value per share. The total number of shares of preferred stock that we may issue is 10,000,000, with $0.001 par value per share.

As of November 18, 2011, we had 28,624,302 shares of common stock issued and outstanding that were held of record by 93 stockholders, not including an indeterminate number of stockholders whose shares are held by brokers in street name.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the Board out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock offered in this offering will be fully paid and not liable for further call or assessment.

The holders of common stock do not have cumulative voting rights.

Except for directors, who are elected by receiving the highest number of affirmative votes of the shares entitled to be voted for them, or as otherwise required by Delaware law, all stockholder action is taken by the vote of a majority of the issued and outstanding shares of common stock present at a meeting of stockholders at which a quorum consisting of a majority of the issued and outstanding shares of common stock is present in person or proxy.

Underwriters' Warrants

We are registering the warrants we have agreed to sell to the underwriters in this offering to purchase up to a total of [  ] shares of common stock (5% of the shares sold in this offering). A complete description of these warrants is included in the section of this prospectus titled, “Underwriting — Underwriters' Warrants”.

Provisions in our Certificate of Incorporation or by-laws that may have an effect of delaying, deferring or preventing a change in control.

Our charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders. Certain of these provisions are summarized in the following paragraphs.

Effects of authorized but unissued common stock and blank check preferred stock.  One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our Board of Directors to make more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the Board of Directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our Certificate of Incorporation grants our Board of Directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our Company.

Cumulative Voting.  Our Certificate of Incorporation does not provide for cumulative voting in the election of directors which would allow holders of less than a majority of the stock to elect some directors.

Vacancies.  Our bylaws provide that vacancies on the Board of Directors may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

Special Meeting of Stockholders.  A special meeting of stockholders may only be called by our Chief Executive Officer, the President, the Secretary or the Board of Directors or by holders of at least 10% of all the votes entitled to be cast proposed to be considered at the special meeting.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

During the period from August 2, 2007, until June 9, 2010, our common stock was quoted on the OTC Bulletin Board under the symbol “CYDE.” On June 9, 2010, our common stock began trading on the Nasdaq Global Market under the symbol “CYDE.” As of November 18, 2011 we had 28,624,302 shares of common stock issued and outstanding and we have approximately 93 record holders of our common stock, not including an indeterminate number of stockholders whose shares are held by brokers in street name.

The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported by Nasdaq and the high and low bid information per share of our common stock as reported by the OTC Bulletin Board. The OTC Bulletin Board quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The OTC Bulletin Board quotations are included for the period from January 1, 2009 through June 30, 2010. The high and low sales price information is included for the period from July 1, 2010 through November 21, 2011.

	PERIOD	HIGH	LOW
Fiscal Year Ended December 31, 2011	First Quarter	$3.19	$1.75
	Second Quarter	2.20	1.38
	Third Quarter	1.47	0.21
	Fourth Quarter through November 21, 2011	0.87	0.35
Fiscal Year Ended December 31, 2010	First Quarter	$4.87	$3.80
	Second Quarter	$4.90	$3.16
	Third Quarter	$4.18	$3.04
	Fourth Quarter	$4.45	$1.81
Fiscal Year Ended December 31, 2009	First Quarter	$1.23	$0.51
	Second Quarter	$3.49	$1.15
	Third Quarter	$3.20	$1.80
	Fourth Quarter	$4.79	$2.04

After this offering, we would have [____________] shares of common stock outstanding if [________] shares are sold. This amount does not include a total of [__________] shares of common stock that are underlying our convertible promissory notes, [_______________] shares of common stock that would be issued upon the exercise of warrants (including [_________] warrants issued to the underwriters in this offering) and [_____________] shares of common stock reserved for issuance under our Amended and Restated 2006 Equity Incentive Plan and our 2005 Equity Incentive Plan (sometimes referred to as our 2005 Stock Option Plan). See the discussion in the section of this prospectus titled, “Prospectus Summary — Shares Outstanding after this Offering.”

We have outstanding [____________] shares of restricted common stock, of which [_____________] shares may be sold pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement, dated [______________], 2011, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Aegis Capital Corp. is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of shares offered in this offering set forth opposite their respective names below, at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus. We expect additional underwriters to be named in an amendment to this registration statement.

Name	Number of Shares
Aegis Capital Corp.

Total

Nature of Underwriting Commitment

The underwriting agreement provides that the underwriters are committed to purchase on a several but not joint basis all shares of common stock offered in this offering, other than those covered by the over-allotment option described below, if the underwriters purchase any of these shares. The underwriting agreement provides that the obligations of the underwriters to purchase the shares offered hereby are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to the authorization and the validity of the shares being accepted for listing on the Nasdaq Global Market and to various other customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions of our counsel.

Pricing of Securities

The underwriters have advised us that they propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers that are members of the Financial Industry Regulatory Authority (FINRA), at such price less a concession not in excess of $[____] per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $[____] per share to certain brokers and dealers. After this offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by the underwriters. These prices should not be considered an indication of the actual value of our shares and are subject to change as a result of market conditions and other factors. No variation in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The public offering price for the shares was determined by negotiation between us and the representative. The principal factors considered in determining the public offering price of the shares included the demand for our common stock, as well as the market price of such shares, the level of trading volume in our common stock, the general market for social media companies and market conditions in general.

We cannot be sure that the public offering price will correspond to the price at which our shares will trade in the public market after this offering or that an active trading market for our shares will develop and continue after this offering.

Commissions and Discounts

The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us, at the public offering price of $[    ] per share. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$
Underwriting discount(1)	$	$	$
Non-accountable expense allowance(2)	$	$	$
Proceeds, before expenses, to us(3)	$	$	$

(1)	Underwriting discount is $[ ] per share (7% of the price of the shares sold in this offering).
(2)	The non-accountable expense allowance of 1% is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option.
(3)	We estimate that the total expenses of this offering, excluding the underwriting discount and the non-accountable expense allowance, are approximately $[ ].

Over-allotment Option

We will grant a 45-day option to the representative of the underwriters to purchase additional shares of common stock up to an additional 15% of common stock sold in this offering (additional shares) solely to cover over-allotments, if any, at the same price as the initial shares offered. If the underwriters fully exercise the over-allotment option, the total public offering price, underwriting discounts and commissions, and net proceeds (before expenses) to us will be $[____], $[____], and $[____], respectively.

Lock-ups

All of our directors, executive officers and principal stockholders will enter into lock-up agreements that prevent them from selling any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, subject to certain exceptions, for a period of not less than 90 days after the date of this prospectus without the prior written consent of Aegis Capital Corp., as representative of the underwriters. The representative may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the representative will consider, among other factors, the stockholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Underwriters’ Warrants

We have agreed to sell Aegis Capital Corp. for $100 warrants to purchase up to a total of [    ] shares of common stock (5% of the shares sold in this offering). The shares issuable upon exercise of these warrants are identical to those offered by this prospectus. The warrants are exercisable at $[  ] per share (125% of the price of the shares sold in this offering), commencing on a date which is one year after the effective date of the registration statement and expiring four years after the effective date of the registration statement. The warrants may also be exercised on a cashless basis. The warrants and the [___________] shares of common stock underlying the warrants have been deemed compensation by FINRA and are, therefore, subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. Aegis Capital Corp. (or permitted assignees under the Rule) will not sell, transfer, assign, pledge or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of these warrants or the underlying securities for a period of 180 days after the date of this prospectus. Additionally, the warrants may not be sold transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in this offering and their bona fide officers or partners. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of common stock at a price below the warrant exercise price.

Right of First Refusal

For a period of 12 months after the closing of this offering, the representative shall have a right of first refusal to purchase for its account or to sell for our account, or any subsidiary or successor, any securities of our company or any such subsidiary or successor which we or any subsidiary or successor may seek to sell in public or private equity and public debt offerings during such 12-month period.

We may, however, in lieu of granting a right of first refusal, designate the representative as lead underwriter or co-manager of any underwriting group or co-placement agent of any proposed financing, and the representative shall be entitled to receive as its compensation 50% of the compensation payable to the underwriting or placement agent group when serving as co-manager or co-placement agent, and 33% of the compensation payable to the underwriting or placement agent group when serving as co-manager or co-placement agent with respect to a proposed financing in which there are three co-managing or lead underwriters or co-placement agents.

Other Terms

In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe .pdf format will be used in connection with this offering.

The representative has informed us that it does not expect to confirm sales of shares offered by this prospectus to accounts over which it exercises discretionary authority without obtaining the specific approval of the account holder.

Stabilization

Until the distribution of the shares of common stock offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our securities. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.
•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market.
•	Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the shares of common stock originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our shares. These transactions may occur on the Nasdaq Global Market or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Indemnification

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

The foregoing does not purport to be a complete statement of the terms and conditions of the underwriting agreement. Reference is made to a copy of the underwriting agreement, which is on file as an exhibit to the registration statement or an amendment to the registration statement, of which this prospectus forms a part.

LEGAL MATTERS AND INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the share of our common stock in this offering and certain other, related legal matters will be passed upon by Richardson & Patel LLP (“Richardson & Patel”), 1100 Glendon Avenue, 8th Floor, Los Angeles, California 90024. Richardson & Patel and its partners have accepted our common stock in exchange for services rendered to us in the past and, although the law firm and its partners are under no obligation to do so, they may continue to accept our common stock for services rendered by them. As of the date of this prospectus, Richardson & Patel or its partners collectively own 297,520 shares of our common stock and a convertible note, the principal amount of which is convertible into 401,080 shares of our common stock. Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Floor New York, New York 10006, has acted as counsel to the underwriters in connection with this offering.

EXPERTS

Grant Thornton LLP (“Grant Thornton”), our independent registered public accounting firm, has audited our financial statements at December 31, 2010 and December 31, 2009, and for each of the three years in the period ended December 31, 2010 as set forth in their report. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on the report of Grant Thornton’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock being offered in this offering. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 100 F Street, N.E., Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1 (800) SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Delaware law generally permits indemnification of expenses, including attorneys’ fees, judgments, fines and amounts actually and reasonably incurred by an officer, director employee or agent (a “covered person”) in the defense or settlement of a direct or third-party action, and it permits indemnification of expenses actually and reasonably incurred by a covered person in an action by or in the right of the corporation, in either case upon a determination that the covered person has met the applicable standard of conduct. For a person who is an officer or director at the time the determination is made, the determination must be made by (1) a majority vote of disinterested directors (even though less than a quorum), (2) a committee comprised of and established by a majority vote of such disinterested directors (even if less than a quorum), (3) independent legal counsel in a written opinion if there are no such directors or (4) the stockholders that the person seeking indemnification has satisfied the applicable standard of conduct. Without requisite court approval, however, no indemnification may be made in the defense of any derivative action in which the person is found to be liable in the performance of his or her duty to the corporation.

Expenses incurred by an officer or director in defending an action may be paid in advance under Delaware law, if such director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. Such expenses may be paid in advance of former officers and directors and employees and agents of a Delaware corporation upon such terms and conditions as the corporation deems appropriate. In addition, the laws of both states authorize a corporation’s purchase of indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.

Our Certificate of Incorporation eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as directors to the fullest extent permitted by Delaware law, as that law exists currently and as it may be amended in the future. Under Delaware law, a director’s monetary liability may not be eliminated or limited by a corporation for: (1) breaches of the director’s duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (3) the unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the DGCL or (4) transactions in which the director received an improper personal benefit. Under Delaware law, a provision in the charter documents that limits a director’s liability for the violation of, or otherwise relieves the corporation or its directors from complying with federal or state securities laws is prohibited. Such provisions also may not attempt to limit the availability of non-monetary remedies such as injunctive relief or rescission for a violation of federal or state securities laws.

Delaware law and our Certificate of Incorporation and Bylaws may permit indemnification for liabilities under the Securities Act of 1933, as amended (“Securities Act”) or the Securities Exchange Act of 1934, as amended (“Exchange Act”). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CYBERDEFENDER CORPORATION

FINANCIAL STATEMENTS

CYBERDEFENDER CORPORATION

CONDENSED BALANCE SHEETS
(UNAUDITED)

	September 30, 2011	December 31, 2010
ASSETS
Current assets
Cash	$1,546,221	$2,649,061
Restricted cash	2,255,074	3,079,394
Accounts receivable	1,688,276	2,385,920
Deferred financing costs, current	124,241	103,484
Prepaid expenses	174,225	195,258
Deferred charges, current	335,174	1,147,764
Total current assets	6,123,211	9,560,881
Property and equipment, net	1,508,744	1,742,675
Deferred financing costs, net of current portion	—	6,377
Deferred charges, net of current portion	41,467	402,772
Other assets	288,225	269,314
Total assets	$7,961,647	$11,982,019
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$5,794,669	$6,275,896
Accounts payable and accrued expenses – related party	3,140,890	1,447,257
Accrued expenses	1,887,959	1,788,435
Deferred revenue, current	13,707,888	11,342,211
Convertible notes payable – related party, net of discount	10,458,924	—
Capital lease obligations, current	129,552	137,435
Total current liabilities	35,119,882	20,991,234
Deferred rent	804,777	466,920
Deferred revenue, less current portion	4,841,681	4,116,442
Convertible notes payable – related party	150,000	9,825,056
Convertible notes payable, net of discount	1,554,059	—
Capital lease obligations, less current portion	78,856	168,572
Total liabilities	42,549,255	35,568,224
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, par value $0.001; 10,000,000 shares authorized; no shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	—	—
Common stock, par value $0.001; 100,000,000 shares authorized; 27,916,440 and 27,327,702 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	28,115	27,328
Treasury stock at par value, 199,287 shares	(199)	—
Additional paid-in capital	67,511,341	60,926,037
Accumulated deficit	(102,126,865)	(84,539,570)
Total stockholders’ deficit	(34,587,608)	(23,586,205)
Total liabilities and stockholders’ deficit	$7,961,647	$11,982,019

See accompanying notes to condensed financial statements

CYBERDEFENDER CORPORATION

CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Net revenue:
Services	$7,345,340	$7,928,021	$25,882,764	$17,592,282
Software and other	4,441,209	4,818,082	14,000,275	14,343,737
Total net revenue	11,786,549	12,746,103	39,883,039	31,936,019
Cost of revenue:
Services	3,935,382	5,616,316	16,588,621	12,348,299
Software and other	152,132	217,581	727,271	654,449
Total cost of revenue	4,087,514	5,833,897	17,315,892	13,002,748
Gross profit	7,699,035	6,912,206	22,567,147	18,933,271
Operating expenses:
Media and marketing services	5,145,098	5,954,673	17,074,771	16,038,652
Media and marketing services – related party	175,534	6,500,634	861,766	18,623,694
Product development	571,289	742,207	2,334,051	2,457,726
Selling, general and administrative	4,610,523	4,252,866	15,574,806	11,402,399
Depreciation and amortization	111,353	51,867	316,709	127,012
Total operating expenses	10,613,797	17,502,247	36,162,103	48,649,483
Loss from operations	(2,914,762)	(10,590,041)	(13,594,956)	(29,716,212)
Interest expense – related party	(1,866,870)	(279,382)	(3,620,971)	(556,080)
Interest expense, net	(255,318)	(11,897)	(268,651)	(945,116)
Loss on securities modifications	—	—	(102,717)	—
Net loss	$(5,036,950)	$(10,881,320)	$(17,587,295)	$(31,217,408)
Basic and fully diluted net loss per share	$(0.18)	$(0.40)	$(0.63)	$(1.18)
Weighted average shares outstanding:
Basic and fully diluted	27,745,673	27,027,189	27,832,353	26,408,814

See accompanying notes to condensed financial statements

CYBERDEFENDER CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended
	September 30, 2011	September 30, 2010
OPERATING ACTIVITIES:
Net loss	$(17,587,295)	$(31,217,408)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	219,586	621,000
Amortization of debt discount – related party	1,818,253	302,143
Depreciation and amortization	316,709	127,012
Compensation expense from vested stock options	913,457	700,569
Amortization of deferred financing costs	58,233	186,992
Warrants issued for media and marketing services – related party	—	18,321,762
Shares and warrants issued for services	354,147	592,765
Loss on GRM warrants and other securities modifications	1,077,330	—
Loss on disposal of fixed assets	14,453	—
Changes in operating assets and liabilities:
Restricted cash	824,320	(954,374)
Accounts receivable	697,644	(1,543,260)
Prepaid expenses	21,033	(4,826)
Deferred charges	1,173,895	1,662,923
Other assets	(18,911)	(213,967)
Accounts payable and accrued expenses	878,108	2,923,630
Accounts payable and accrued expenses – related party	1,693,633	695,409
Deferred revenue	3,090,916	3,384,125
Cash Flows Used In Operating Activities:	(4,454,489)	(4,415,505)
INVESTING ACTIVITIES:
Purchase of property and equipment	(92,809)	(1,264,231)
Cash Flows Used In Investing Activities	(92,809)	(1,264,231)
FINANCING ACTIVITIES:
Proceeds from convertible notes payable and notes payable, net of costs	2,950,712	4,948,982
Principal payments on capital lease obligations	(102,021)	(70,022)
Proceeds from exercise of stock options	6,929	62,392
Proceeds from exercise of stock warrants, net of placement fees	588,838	186,575
Cash Flows Provided by Financing Activities	3,444,458	5,127,927
NET DECREASE IN CASH	(1,102,840)	(551,809)
CASH, beginning of period	2,649,061	3,357,510
CASH, end of period	$1,546,221	$2,805,701
Supplemental disclosures of cash flow information:
Income taxes paid	$800	$800
Cash paid for interest	$20,299	$121,501
Supplemental schedule of non-cash investing and financing activities:
Beneficial conversion feature and shares issued accounted for as discount on notes payable	$3,645,191	$908,571
Property and equipment acquired through capital lease obligations	$4,422	$336,600
Conversion of notes payable and accrued interest to common stock	$—	$2,313,139
Conversion of interest, fees and accounts payable to debt	$994,567	$—
Contribution of shares of common stock from former CEO at par value	$2,000	$—

See accompanying notes to condensed financial statements

CYBERDEFENDER CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 — INTERIM FINANCIAL STATEMENTS

These unaudited interim financial statements have been prepared by CyberDefender Corporation (the “Company”) pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial statements. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) that are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been omitted pursuant to such rules and regulations. These unaudited interim financial statements should be read in conjunction with the audited financial statements and footnotes for the Company for its year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K. The results for the nine-month interim period ended September 30, 2011 are not necessarily indicative of the results to be expected for the full year ending December 31, 2011.

NOTE 2 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business

The Company, based in Los Angeles, California, markets and provides remote technical support services, antimalware software, online backup services and computer optimization software to the consumer and small business market. The Company markets its products directly to consumers through multiple channels including television, radio, the Internet and print. The Company’s goal is to be a leading provider of advanced technology solutions to protect consumers and small businesses against threats such as Internet viruses, spyware and identity theft, and to provide remote technical resolution services.

CyberDefender’s premier offering is LiveTech, its remote technical support service. LiveTech technicians are available to address computer problems that cannot be resolved with simple do-it-yourself software. Our technicians connect to customers’ computers using popular remote access software and provide our customers with quick and reliable computer repair. Repair and optimization services include (but are not limited to) malware removal, speed optimization, software updates, file backup, privacy settings and hardware troubleshooting.

CyberDefender products and services also include CyberDefender Early Detection Center, a comprehensive antispyware and antivirus security software suite; CyberDefender Registry Cleaner, a computer optimization software suite; PC Checkup, a free diagnosis software which identifies a variety common PC performance issues; and CyberDefender Online Backup, a cloud-based data backup service.

Liquidity and Going Concern

The Company has experienced operating losses for the last five fiscal years. Management is implementing a strategic repositioning plan to continue to build its revenue base, expand sales and marketing and improve operations, however, through September 30, 2011, the Company continued to operate at negative cash flow. For the nine months ended September 30, 2011 and the year ended December 31, 2010, the Company has incurred a net loss of $17.6 million and $39.6 million, respectively. As of September 30, 2011 and December 31, 2010, the Company had an accumulated deficit in retained earnings of $102.1 million and $84.5 million, respectively. To date, the Company’s operations have been primarily financed through debt and equity proceeds from private placement offerings. As part of the Company’s strategic repositioning plan that was announced publicly on August 2, 2011, the Company’s board of directors has reached an agreement in principle with Greg Thomas, currently a consultant to the Company, to appoint Mr. Thomas as chief executive officer for a period of twelve months. In the meantime, Kevin Harris, the Company’s chief financial officer and secretary, is serving as interim chief executive officer. The appointment of Mr. Harris followed the resignation, on August 1, 2011, of Gary Guseinov from his positions as chief executive officer and chairman of the board of directors. The Company believes that its repositioning strategy will allow the Company to rely on its strong direct to consumer marketing expertise to strengthen its position as a leading provider of remote technical support services.

CYBERDEFENDER CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

During the third quarter, the Company closed two private offerings of subordinated convertible promissory notes to accredited investors, totaling $3.2 million with a commitment for another $2.0 million, as described in Note 5 below. The Company believes, but cannot insure, that the $5.2 million will be sufficient to permit the Company to continue to operate until it can secure the additional financing that it requires to continue to operate as a going concern and to repay the approximately $11.7 million of debt owed to GR Match, LLC (“GRM”) due on March 31, 2012. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern; however, if additional financing is not secured, it would raise substantial doubt about the Company’s ability to continue as a going concern. We are presently engaged in active discussions with existing and prospective investors to secure additional financing, but there are no commitments at this time (with the exception of the commitment for $2.0 million discussed above) and we can give no assurance that the additional financing can be secured on favorable terms, or at all. If we cannot obtain additional financing, we may be forced to further curtail our operations, or possibly be forced to evaluate a sale of the Company or consider other alternatives, such as bankruptcy. Even if we are successful in securing additional financing, there is no assurance regarding the terms of any additional investment and any such investment or other strategic alternative would likely substantially dilute our current stockholders.

On September 30, 2011, and effective as of September 23, 2011, the Company and GRM entered into a Second Waiver and Forbearance Agreement (the “Agreement”). Pursuant to the Agreement, the Company, among other things: (i) acknowledged its failure to make interest payments payable on July 1, 2011 under that certain 9% Secured Convertible Promissory Note dated March 31, 2010 and issued by the Company in favor of GRM; (ii) acknowledged its failure to make interest payments payable on July 1, 2011 under that certain Amended and Restated 9% Secured Convertible Promissory Note dated February 25, 2011 and issued by the Company in favor of GRM (together, the “Notes”); and (iii) acknowledged certain other defaults in connection with the Notes. Pursuant to the Agreement, GRM, among other things, agreed: (i) to capitalize the unpaid interest payments described above and payable on July 1, 2011 conditioned upon the Company’s payment of the interest payments due October 1, 2011 on the Notes; (ii) for a period of one hundred and twenty days through and including January 24, 2012, and for that period only, to waive its rights and remedies under the Notes and certain related documents and not to assert that the Company is in default of the Notes and related documents. Pursuant to the Agreement, GRM’s waiver and forbearance are conditioned upon the Company’s compliance with its obligations under the Notes and related documents, subject to certain exclusions. In the event of the Company’s default, GRM reserves the right to terminate the Agreement and pursue its rights and remedies with respect to any previously existing or subsequent default. There can be no assurance that GRM will agree to extend the waiver period beyond 120 days. If the waiver period is not extended, or if the Company defaults in its obligations under the Agreement, GRM will be able to pursue all of its rights and remedies against the Company resulting from the defaults. In consideration for the Agreement the Company agreed to amend GRM’s warrants reducing the exercise price from $1.25 to $0.30.

Pursuant to the Agreement, GRM also agreed to consider, in good faith, exercising that number of its outstanding warrants necessary to acquire shares of the Company’s common stock having an aggregate exercise price of at least $1 million if the Company is profitable for any future quarterly period and a material adverse change has not occurred after the date of the Agreement.

In addition, the Company has entered into arrangements with certain of its vendors pursuant to which the vendors and the Company have agreed for payments of amounts owed to the vendors and the vendors have agreed to forbear from asserting their rights and remedies against the Company, provided that the payments are made in a timely manner. If the Company is unable to secure additional financing, there can be no assurance that the unsecured creditors would continue to forbear from asserting their legal rights and remedies against the Company for amounts the Company owes.

CYBERDEFENDER CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Reclassification

To conform to the current year’s presentation, the Company reported as separate items related party expenses for media and marketing service and interest expense. These reclassifications had no effect on the previously reported net loss for 2010.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management are, among others, collectibility of accounts receivable, recoverability of prepaid expenses, deferred charges and property and equipment, value of shares and options/warrants granted, valuation of deferred tax assets and recognition of revenue. Actual results could differ from those estimates and assumptions.

Accounts Receivable

The Company offers a payment plan to its customers for the purchase of multi-year LiveTech service plans. The payment plan allows customers to pay in three installments over sixty days. The Company does not believe an allowance for doubtful accounts is necessary due to the short duration of payment terms on amounts recorded as revenue.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets ranging from three to ten years, using the straight-line method. Amortization of leasehold improvements is provided over the shorter of the estimated useful lives of the improvements or the term of the lease.

Equipment under Capital Lease

The Company leases certain of its furniture and other equipment under agreements accounted for as capital leases. The assets and liabilities under capital lease are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under capital lease are depreciated using the straight-line method over their estimated useful lives.

Internal Use Software

Certain costs related to computer software developed or obtained for internal use are capitalized. The Company capitalizes only those direct costs incurred during the application development and implementation stages for developing, purchasing or otherwise acquiring software solely to meet the Company’s internal needs. Capitalized costs will be amortized on a straight-line basis over the estimated useful lives of the underlying software, which generally are three years. The Company capitalized $0.6 million of costs which are included in property and equipment on the accompanying balance sheet as of September 30, 2011 and December 31, 2010.

CYBERDEFENDER CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Revenue Recognition

The Company sells off-the-shelf software products and technical support services.

The Company recognizes revenue in accordance with GAAP from the sale of software licenses under the guidance of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 985, “Software.”

Specifically, the Company recognizes revenues from its products when all of the following conditions for revenue recognition are met:

i.	persuasive evidence of an arrangement exists,
ii.	the product or service has been delivered,
iii.	the fee is fixed or determinable, and
iv.	collection of the resulting receivable is reasonably assured.

As part of the sales price of some of its software licenses, the Company provides renewable product support and content updates, which are separate components of product licenses and sales. Term licenses allow customers to use the Company’s products and receive product support coverage and content updates for a specified period, generally twelve months. The Company invoices for product support, content updates and term licenses at the beginning of the term. These revenues contain multiple element arrangements where “vendor specific objective evidence” (“VSOE”) may not exist for one or more of the elements. Certain of the Company’s software licenses are in substance a subscription and therefore the sale is deferred and recognized ratably over the term of the arrangement. Revenue is recognized immediately for the sale of software products that are utility products and that do not require product updates.

Revenue is recognized immediately for the sale of our one-time technical support service as it is performed when purchased. The Company recognizes a portion of the sale of one of its annual services at the time of purchase when all of the elements necessary for revenue recognition have occurred (i.e., the initial technical support call has occurred) and the remaining revenue is deferred over the annual term. Revenue is deferred and recognized on a straight line basis over the term of the service agreements for the technical support services that are provided by third parties.

The Company also uses third parties to sell its software and therefore evaluates the criteria of FASB ASC Topic 605, “Revenue Recognition,” in determining whether it is appropriate to record the gross amount of revenue and related costs or the net amount earned as commissions. The Company is the primary obligor, is subject to inventory risk, has latitude in establishing prices and selecting suppliers, establishes product specifications, and has the risk of loss. Accordingly, the Company’s revenue is recorded on a gross basis.

The Company still supports MyIdentityDefender Toolbar and CyberDefender FREE 2.0, which were free to subscribers. Revenues are earned from advertising networks which pay the Company to display advertisements inside the software or through the toolbar search. The Company recognizes revenue from the advertising networks monthly based on a rate determined either by the quantity of the ads displayed or the performance of the ads based on the amount of times the ads are clicked by the user. Furthermore, advertising revenue is recognized provided that no significant Company obligations remain at the end of a period and collection of the resulting receivable is probable. The Company’s obligations do not include guarantees of a minimum number of impressions.

CYBERDEFENDER CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Deferred Charges

The Company uses a third party to provide technical support services associated with the CyberDefenderULTIMATE product, which is no longer being sold but is still supported. The costs associated with this service are deferred and amortized against the recognition of the related sales revenue. Included in short-term and long-term deferred revenue as of September 30, 2011 is $430,000 and $59,000, respectively, related to the CyberDefenderULTIMATE product.

Advertising Costs

The Company expenses advertising costs as they are incurred. As described in detail in Note 4 below, the Company issued warrants for media and marketing services. The non-cash value of those warrants is included in media and marketing services-related party on the accompanying statements of operations.

Reserve for Refunds

The Company’s policy with respect to refunds is to offer refunds within the first 30 days after the date of purchase. The Company may voluntarily issue refunds to customers after 30 days of purchase, however the majority are issued within 30 days of the original sale and are charged against the associated sale or deferred revenues (as applicable). Refunds were $7.3 million and $4.7 million for the nine months ended September 30, 2011 and 2010, respectively. As of September 30, 2011 and December 31, 2010, the Company recorded a reserve for refunds of $0.3 million and $0, respectively.

Income Taxes

The Company has adopted the liability method of accounting for income taxes pursuant to FASB ASC Topic 740, “Income Taxes.” Deferred income taxes are recorded to reflect tax consequences on future years for the differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

FASB ASC Topic 740 prescribes recognition thresholds that must be met before a tax position is recognized in the financial statements and provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. An entity may only recognize or continue to recognize tax positions that meet a “more likely than not” threshold.

The Company does not have any unrecognized tax benefits as of September 30, 2011 and December 31, 2010 that, if recognized, would affect the Company’s effective income tax rate.

The Company’s policy is to recognize interest and penalties related to income tax issues as components of income tax expense. The Company did not recognize or have any accrual for interest and penalties relating to income taxes as of September 30, 2011.

CYBERDEFENDER CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Software Development Costs

The Company accounts for software development costs in accordance with FASB ASC Topic 985, “Software.” Such costs are expensed prior to achievement of technological feasibility and thereafter are capitalized. There have been very limited software development costs incurred between the time the software and its related enhancements have reached technological feasibility and its general release to customers. As a result, all software development costs have been charged to product development expense.

Fair Value Measurements

FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs). The hierarchy consists of three levels:

•	Level one — Quoted market prices in active markets for identical assets or liabilities;
•	Level two — Inputs other than level one inputs that are either directly or indirectly observable; and
•	Level three — Unobservable inputs developed using estimates and assumptions which are developed by the reporting entity and reflect those assumptions that a market participant would use.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter. The Company has no assets or liabilities that are measured at fair value on either a recurring or non-recurring basis.

All of our financial instruments are recorded at fair value. For certain of the Company’s financial instruments, including cash, restricted cash, accounts receivable, accounts payable, other accrued liabilities and notes payable, the carrying amounts approximate fair value due to their short maturities.

Loss Per Share

In accordance with FASB ASC Topic 260, “Earnings Per Share,” the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As of September 30, 2011 and 2010, there were 30,946,962 and 21,775,362 shares of potentially dilutive securities outstanding, respectively. As the Company reported a net loss, none of the potentially dilutive securities were included in the calculation of diluted earnings per share since their effect would be anti-dilutive for that reporting period.

Stock Based Compensation

The Company applies FASB ASC Topic 718, “Compensation — Stock Compensation,” which requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. For non-employee stock based compensation, the Company recognizes an expense in accordance with FASB ASC Topic 505, “Equity,” and values the equity securities based on the fair value of the security on the date of grant. For stock-based awards the value is based on the market value of the stock on the date of grant or the value of services, whichever is more readily available. Stock option awards are valued using the Black-Scholes option-pricing model.

CYBERDEFENDER CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The Company accounts for equity instruments issued to consultants and vendors in exchange for goods and services in accordance with the provisions of FASB ASC Topic 505, “Equity.” The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement. An asset acquired in exchange for the issuance of fully vested, non-forfeitable equity instruments should not be presented or classified for accounting purposes as an offset to equity on the grantor’s balance sheet once the equity instrument is granted. Accordingly, the Company records the fair value of the fully vested, non-forfeitable common stock issued for future consulting services as prepaid expense in its balance sheet.

Recently Issued Accounting Pronouncements

The Company has adopted all accounting pronouncements effective before September 30, 2011 which are applicable to the Company.

In September 2009, the FASB issued an update to its accounting guidance regarding multiple-deliverable revenue arrangements. The guidance addresses how to measure and allocate consideration to one or more units of accounting. Specifically, the guidance requires that consideration be allocated among multiple deliverables based on relative selling prices. The guidance establishes a selling price hierarchy of (1) vendor-specific objective evidence, (2) third-party evidence and (3) estimated selling price. This guidance is effective for annual periods beginning on or after September 15, 2010 but may be early adopted as of the beginning of an annual period. The Company adopted this guidance on January 1, 2011 and it did not have a material impact on its financial statements.

In October 2009, the FASB issued an update to its accounting guidance regarding software revenue recognition. The guidance changes the accounting model for revenue arrangements that include both tangible products and software elements. Under this guidance, tangible products containing software components and non-software components that function together to deliver the tangible product’s essential functionality are excluded from the software revenue guidance in FASB ASC Topic 985, “Software.” In addition, hardware components of a tangible product containing software components are always excluded from the software revenue guidance. This guidance is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after September 15, 2010 but may be early adopted. The Company adopted this guidance on January 1, 2011 and it did not have a material impact on its financial statements.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This update amends ASC Topic 820, “Fair Value Measurement and Disclosure.” ASU 2011-04 clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. ASU 2011-04 is effective for annual and interim reporting periods beginning on or after December 15, 2011. The new guidance is to be adopted prospectively and early adoption is not permitted. We do not believe that adoption of ASU 2011-04 will have a material effect on the Company’s financial statements.

CYBERDEFENDER CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 3 — RESTRICTED CASH

Under a credit card processing agreement with a financial institution, the Company is required to maintain a security reserve deposit as collateral. The amount of the deposit was based on 10% of the six-month rolling sales volume and was approximately $2.8 million as December 31, 2010. The security reserve deposit was funded by the institution withholding a portion of daily cash receipts from Visa and MasterCard transactions. During February 2011, the Company negotiated the deposit amount down to $2.0 million. The amount of the deposit was $2.0 million as of September 30, 2011.

The Company was required to issue a $250,000 standby letter of credit to its landlord as a security deposit. The letter of credit is collateralized by cash held in an account at the Company’s bank. The account is interest bearing and the Company receives the interest that is earned.

NOTE 4 — STOCKHOLDERS’ DEFICIT

The Company entered into an agreement with Worth Linen Associates to provide consulting services related to marketing strategy and execution, call center operations and efficiencies, financial procedures and collections, and data systems and customer database management. The agreement is for a period of six months beginning June 1, 2011. As partial compensation for the agreement the Company has agreed to a grant of 419,048 registered shares of the Company’s common stock with a total value of $700,000. The number of shares was determined by dividing $700,000 by the average daily closing price of the Company’s common stock for the month of June, which was $1.67. The shares will vest in seven installments beginning on June 1, 2011 and ending on November 30, 2011. The Company recorded $107,157 and $301,715 to selling, general and administrative expense for the three and nine months ended September 30, 2011.

Stock warrants

On March 24, 2009, the Company entered into a Media and Marketing Services Agreement with GRM. Pursuant to the agreement, GRM will provide direct response media campaigns, including radio and television direct response commercials, to promote the Company’s products and services and will purchase media time on the Company’s behalf. During the term of the agreement, which is to continue until December 31, 2013, as amended, subject to certain rights of termination, GRM will be the exclusive provider of all media purchasing and direct response production services. GRM has the option to appoint a representative to the Company’s board of directors throughout the term of the agreement and for so long as GRM owns shares of the Company’s common stock or the right to purchase shares of the Company’s common stock which constitute at least 5% of the Company’s issued and outstanding common stock.

In consideration for the Media and Marketing Services Agreement and for creating, financing, producing, testing and evaluating a television commercial to market the Company’s products, the Company issued to GRM two five-year warrants each for the purchase of 1,000,000 shares of the Company’s common stock at a price of $1.25 per. One of the warrants may be exercised only for cash. The Company also issued to GRM a five-year warrant (“Media Services Warrant”) for the purchase of 8,000,000 shares of the Company’s common stock at an exercise price of $1.25 per share. The Media Services Warrant may be exercised only with cash and was subject to vesting as follows: for each $2 of media placement costs advanced by GRM on the Company’s behalf, the right to purchase one share of the Company’s common stock vested. As of September 30, 2011, all of the warrants had vested. During the three and nine months ended September 30, 2010, 2.4 million and 6.0 million warrants vested, and $6.4 million and $18.3 million was expensed to media and marketing services-related party expense.

On September 30, 2011, the Company and GRM entered into amendments of all three of GRM’s warrants, for the purchase of a total of 10,000,000 shares of the Company’s common stock. Each of the amendments resulted in a decrease in the exercise price of the warrants to $0.30 per share. The fair value of the modified instruments was determined using a Black-Scholes option-pricing model. The resulting incremental fair value of $974,613 was recorded as a charge to interest expense-related party.

CYBERDEFENDER CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 4 — STOCKHOLDERS’ DEFICIT  – (continued)

During March and April 2011, the Company offered certain holders of warrants to purchase shares of the Company’s common stock a discount on their exercise price if they exercised their warrants for cash. The holders exercised warrants for the purchase of 615,293 shares of common stock at exercise prices from $0.75 to $0.94. The original exercise prices ranged from $1.00 to $1.25. The Company received proceeds of $484,163, net of fees of $25,482. The Company has recorded the incremental difference in the fair value of the original and modified instruments on the date of modification. The fair value of the modified instruments was determined using a Black-Scholes option-pricing model. The resulting incremental fair value of the warrants originally issued for services of $14,147 was recorded as a charge to selling, general and administrative expense. The resulting incremental fair value of $102,717 associated with all other warrants was recorded as a charge to loss on securities modifications.

The following represents a summary of the warrants outstanding at September 30, 2011 and 2010 and changes during the nine months then ended:

	Nine Months Ended
	September 30, 2011			September 30, 2010
	Number of Warrants	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number of Warrants	Weighted Average Exercise Prices	Aggregate Intrinsic Value
Outstanding, beginning of period	18,723,313	$1.22		13,026,657	$1.20
Issued	1,666,667	$0.375		6,038,636	$1.25
Exercised	(786,256)	$1.11		(159,150)	$1.23
Expired	(1,871,692)	$1.00		—	—
Outstanding, end of period	17,732,032	$0.63	$600,000	18,906,143	$1.23	$49,828,886
Exercisable, end of period	16,065,365	$0.65	$600,000	18,906,143	$1.23	$49,828,886

The following table summarizes information about warrants outstanding at September 30, 2011:

Exercise Price	Number of Warrant Shares	Weighted Average Remaining Contractual Life (Years)
$0.30	10,000,000	2.5
$0.375	1,666,667	2.5
$1.00	302,881	1.3
$1.01	700,306	4.2
$1.20	221,750	1.4
$1.25	4,580,438	1.1
$1.80	2,500	2.6
$1.83	125,000	2.6
$2.05	77,490	3.0
$2.18	55,000	1.0
	17,732,032

The weighted average grant date fair value of warrants granted during the three months ended September 30, 2011 and 2010 was $0.11 and $3.03 per share, respectively. The weighted average remaining life of the vested warrants is 2.3 years.

CYBERDEFENDER CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 4 — STOCKHOLDERS’ DEFICIT  – (continued)

Stock options

In January 2005, the Company adopted the CyberDefender Corporation 2005 Stock Option Plan (sometimes called the CyberDefender Corporation 2005 Equity Incentive Plan and referred to herein as the “2005 Plan”), which provides for the granting of Incentive Stock Options or Nonstatutory Stock Options, the issuance of stock appreciation rights, stock purchase rights and awards of stock. Under the terms of the 2005 Plan, the exercise price of options granted may be equal to, greater than or less than the fair market value on the date of grant, the options have a maximum term of ten years and generally vest over a period of service or attainment of specified performance objectives. The maximum aggregate amount of options that may be granted from the 2005 Plan is 931,734 shares, of which awards for the purchase of 563,233 shares have been granted and are outstanding, awards for the purchase of 238,125 shares have been exercised and awards for the purchase of 130,376 shares are available for grant at September 30, 2011.

On October 30, 2006, the Company adopted the Amended and Restated 2006 Equity Incentive Plan (“2006 Plan”) that provides for the granting of Incentive Stock Options or Nonstatutory Stock Options, the issuance of stock appreciation rights, stock purchase rights and awards of stock. Under the terms of the 2006 Plan, the exercise price of options granted may be equal to, greater than or less than the fair market value on the date of grant, the options may have a maximum term of ten years and generally vest over a period of service or attainment of specified performance objectives. The maximum aggregate amount of stock based awards that may be granted from the 2006 Plan is 2,875,000 shares, of which awards for the purchase of 2,130,389 shares have been granted and are outstanding, awards for the purchase of 333,191 shares have been exercised, awards of stocks totaling 286,944 shares have been awarded and awards for the purchase of 124,476 shares are available for grant at September 30, 2011.

A summary of stock option activity for the 2005 Plan and 2006 Plan is as follows:

	Nine Months
	September 30, 2011				September 30, 2010
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value	Number of Options	Weighted Average Exercise Prices	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, beginning of period	2,735,896	$2.07	7.62		1,856,293	$1.09	7.57
Granted	538,000	$1.44	7.60		938,626	$3.65	9.55
Exercised	(46,500)	$0.15	3.53		(73,200)	$0.85	5.71
Forfeited	(533,774)	$3.45			(69,500)	$2.28
Outstanding, end of period	2,693,622	$1.70	6.77	$76,736	2,652,219	$1.97	7.77	$5,137,768
Exercisable, end of period	2,039,293	$1.37	6.09	$76,736	1,586,269	$1.11	6.84	$4,359,134
Vested, exercisable and expected to vest in the future	2,507,990	$1.63	6.60	$76,736	2,456,463	$1.78	7.65	$5,203,768

The weighted-average grant date fair value of options granted during the nine months ended September 30, 2011 and 2010 was $0.70 and $2.50 per option, respectively.

As of September 30, 2011 and 2010, 654,329 and 1,065,950 of the options granted are not vested with an estimated remaining value of $765,447 and $1.8 million, respectively. At September 30, 2011 and 2010, the remaining value of non vested options granted is expected to be recognized over the weighted average vesting period of 2.45 and 2.61 years, respectively.

CYBERDEFENDER CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 4 — STOCKHOLDERS’ DEFICIT  – (continued)

The Company recorded compensation expense associated with the issuance and vesting of stock options of approximately $463,000 and $913,000 in selling, general and administrative expense for the three and nine months ended September 30, 2011, respectively. The Company recorded compensation expense associated with the issuance and vesting of stock options of approximately $310,000 and $701,000 in selling, general and administrative expense for the three and nine months ended September 30, 2010, respectively.

During the nine months ended September 30, 2011 and 2010, 46,500 and 73,200 employee stock options were exercised for total proceeds to the Company of $6,928 and $62,000, respectively. The aggregate intrinsic value of the exercised options was approximately $116,000 and $242,000 for the nine months ended September 30, 2011 and 2010, respectively.

The Company recognizes the fair value of options issued to employees and consultants as stock-based compensation expense over the vesting period of the awards. The estimated fair value of options is based on the Black-Scholes pricing model.

NOTE 5 — CONVERTIBLE NOTES PAYABLE

On March 31, 2010, the Company issued in a private placement to GRM a 9% Secured Convertible Promissory Note in the aggregate principal amount of $5.3 million (the “GR Note”), due March 31, 2012. The Company received net proceeds of $5.0 million after payment of an issuance fee of $0.3 million to GRM. The Company recorded the issuance fee as a discount to the GR Note. The GR Note accrues simple interest at the rate of 9% per annum, payable on the first day of each calendar quarter in cash; provided, however, that GRM may elect to cause the accrued unpaid interest for any applicable quarter to be added to the then outstanding principal amount of the GR Note. GRM chose to have the interest payments due July 1, 2010, January 1, 2011, April 1, 2011 and July 1, 2011 added to the aggregate principal amount of the GR Note increasing the principal amount to $5,793,342 as of September 30, 2011. For the three and nine months ended September 30, 2011 the Company recorded $130,350 and $382,508 to interest expense-related party under the GR Note, respectively. For the three and nine months ended September 30, 2010 the Company recorded $121,933 and $241,183 to interest expense-related party under the GR Note.

The outstanding principal amount of the GR Note and accrued unpaid interest due thereon may be converted, at GRM’s election, into the Company’s common stock. The initial conversion price was $3.50 per share (the “Conversion Price”), subject to adjustment only in the event of stock splits, dividends, combinations, reclassifications and the like. The Company recorded a discount on the GR Note of $908,571 as a result of a beneficial conversion feature. Effective as of February 25, 2011, the Company and GRM entered into a second amendment to the GR Note to provide that the Conversion Price be reduced to $2.20. The Company remeasured the intrinsic value of the conversion feature embedded in the GR Note at the time of the reduction in the Conversion Price and determined that the fair value of the change was $877,824 which was added to the discount. The discount is being amortized over the term of the GR Note. The Company amortized $353,646 and $925,889 to interest expense-related party related to the GR Note for the three and nine months ended September 30, 2011. The Company amortized $151,071 and $302,142 to interest expense-related party related to the GR Note for the three and nine months ended September 30, 2010.

As part of the transaction, the Company incurred deferred financing costs of approximately $51,000. These costs are being amortized over the term of the GR Note. The Company recorded amortization of $6,377 and $19,131 to interest expense-related party during the three and nine months ended September 30, 2011, respectively. The Company recorded amortization of $6,377 and $12,754 to interest expense during the three and nine months ended September 30, 2010.

CYBERDEFENDER CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 5 — CONVERTIBLE NOTES PAYABLE  – (continued)

Effective as of February 25, 2011, the Company and GRM entered into a Loan Modification Agreement (the “Loan Modification Agreement”) pursuant to which the Company and GRM agreed to convert the existing indebtedness evidenced by a credit facility to indebtedness that is convertible into shares of the Company’s common stock. Pursuant to the Loan Modification Agreement, the Company and GRM agreed to amend and restate the credit facility on the terms and conditions of an Amended and Restated Nine Percent (9%) Secured Convertible Promissory Note made as of February 25, 2011, and due March 31, 2012 (the “2011 GR Note”).

The Company recorded interest expense of $386,651 for the 10% repayment fee on the credit facility for the nine months ended September 30, 2011. Interest on the aggregate unconverted and outstanding principal amount of the 2011 GR Note at the rate of 9% per annum is payable by the Company to GRM on the first day of each calendar quarter during the term. GRM chose to have the interest payments due July 1, 2011 added to the aggregate principal amount of the 2011 GR Note increasing the principal amount to $5,878,588 as of September 30, 2011. At any time, and until it is paid in full, the 2011 GR Note may be converted by GRM to shares of the Company’s common stock, in whole or in part and from time to time. The Conversion Price was adjusted to $1.86 as of March 31, 2011. As a result, the Company recorded a discount on the 2011 GR Note due to this beneficial conversion feature of $1.0 million. The Company amortized $252,857 and $505,714 to interest expense-related party related to the 2011 GR Note for the three and nine months ended September 30, 2011. For the three and nine months ended September 30, 2011 the Company recorded $132,268 and $387,362 to interest expense-related party under the 2011 GR Note, respectively.

On September 30, 2011, and effective as of September 23, 2011, the Company and GRM entered into a Second Waiver and Forbearance Agreement (the “Agreement”). Pursuant to the Agreement, the Company, among other things: (i) acknowledged its failure to make interest payments payable on July 1, 2011 under the GR Note; (ii) acknowledged its failure to make interest payments payable on July 1, 2011 under the 2011 GR Note (together, the “GR Notes”); and (iii) acknowledged certain other defaults in connection with the GR Notes.

Pursuant to the Agreement, GRM, among other things, agreed: (i) to capitalize the unpaid interest payments described above and payable on July 1, 2011 conditioned upon the Company’s payment of the interest payments due October 1, 2011 on the Notes; (ii) for a period of one hundred and twenty days through and including January 24, 2012, and for that period only, to waive its rights and remedies under the GR Notes and certain related documents and not to assert that the Company is in default of the GR Notes and related documents. Pursuant to the Agreement, GRM’s waiver and forbearance are conditioned upon the Company’s compliance with its obligations under the GR Notes and related documents, subject to certain exclusions. In the event of the Company’s default, GRM reserves the right to terminate the Agreement and pursue its rights and remedies with respect to any previously existing or subsequent default. In exchange for the Second Waiver and Forbearance the Company agreed to amend GRM’s warrants reducing the exercise price from $1.25 to $0.30.

On September 28, 2011, the Company completed the private sale of $2.2 million in aggregate principal amount of 9% Subordinated Convertible Promissory Notes (the “9% Notes”) to 33 accredited investors, including two independent directors of the Company, pursuant to Securities Purchase Agreements. With the exception of the 9% Notes sold to the independent directors, the 9% Notes are convertible, at the election of the holders, into shares of the Company’s common stock at a conversion price of $0.72 per share. The 9% Notes sold to the independent directors are convertible, at their election, into shares of the Company’s common stock at a conversion price of $0.90 per share, unless our stockholders approve a conversion price of $0.72. The 9% Notes and accrued interest are due and payable thirteen months after the date of issuance, and are subordinate to certain senior debt owed by the Company to GRM.

CYBERDEFENDER CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 5 — CONVERTIBLE NOTES PAYABLE  – (continued)

In addition, each investor, with the exception of the Company’s independent directors and the note resulting from the conversion of an account payable, will receive one incentive share of the Company’s common stock for each dollar invested. The independent directors will receive their pro rata portion of the incentive shares if approved by our stockholders. The incentive shares will be issued by the Company from its treasury following the transfer to the Company of shares owned by Gary Guseinov, the Company’s former chief executive officer and former chairman of the board of directors. The Company determined that the proceeds from the sale of the 9% Notes must be allocated between the 9% Notes and the incentive shares based on their relative fair values. The Company allocated $1,309,235 to the incentive shares based on the closing price of the Company’s common stock on the closing date of each tranche of the offering. This amount was recorded as a discount to the 9% Notes. The Company recorded an additional discount on the 9% Notes due to a beneficial conversion feature of $258,557. The Company amortized $219,586 to interest expense related to the discount on the 9% Notes for the three and nine months ended September 30, 2011.

On September 30, 2011, the Company completed the first of three tranches of a private sale of an aggregate of $3.0 million of 10.5% Subordinated Convertible Promissory Notes (the “10.5% Notes”) to an investor in the Company, pursuant to a Securities Purchase Agreement. The investor purchased the first 10.5% Note in the face amount of $1.0 million. Each of the three 10.5% Notes is convertible, at the investor’s election, into shares of the Company’s common stock at a conversion price of $0.30 per share. The second and third tranches of the sale are scheduled to close on October 31, 2011 and November 30, 2011, respectively. Each of the 10.5% Notes is due and payable thirteen months after the date of issuance and each is subordinate to certain senior debt owed by the Company to GRM. The investor received (and in the second and third tranches will receive) a warrant (“Warrant”) to purchase one-half of one share of the Company’s common stock for each share of common stock he is entitled to receive upon conversion of a 10.5% Note. The Warrants are exercisable at $0.375 per share of common stock. The Company valued the Warrant using the Black-Scholes option-pricing model and recorded a discount to the 10.5% Note of $188,147.

During the terms of the 10.5% Notes purchased and to be purchased, the investor has the right, upon prior written notice to the Company, to cause the Company’s board of directors to appoint to the board: (a) him or one of his representatives acceptable to the Company; and (b) subject to the requirements of the Nasdaq Marketplace Rules or approval by the Company’s stockholders, one additional representative who at all times shall: (i) qualify as an “independent” director, as that term is defined in the Nasdaq Marketplace Rules and the applicable rules of the Securities and Exchange Commission; (ii) be acceptable to the Company; and (iii) be subject to approval by GRM.

Convertible notes payable consist of the following:

	September 30, 2011	December 31, 2010
GR Note	5,793,342	5,541,183
2011 GR Note	5,878,588	—
Credit Facility	—	5,039,230
9% Notes	2,240,412
10.5% Note	1,000,000
Unamortized discount	(2,749,359)	(755,357)
Convertible notes payable, net	$12,162,983	$9,825,056

CYBERDEFENDER CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 6 — EMPLOYEE BENEFIT PLANS

The Company maintains a defined contribution plan under 401(k) of the Internal Revenue Code that covers employees meeting certain service requirements. The total amount contributed by the Company to the plans is determined by the plan provisions. During the three and nine months ended September 30, 2011, the cost of Company matching contributions was $18,625 and $71,186, respectively. During the three and nine months ended September 30, 2010, the cost of Company matching contributions was $32,309 and $66,163, respectively.

NOTE 7 — RELATED PARTY TRANSACTIONS

On March 24, 2009, the Company entered into a Media and Marketing Services Agreement, as amended, with GRM. The term of the agreement is until December 31, 2013 unless the agreement is terminated earlier in accordance with the terms and conditions thereof. Pursuant to the agreement, GRM will provide direct response media campaigns, including radio and television direct response commercials, to promote the Company’s products and services and will purchase media time on the Company’s behalf. As compensation for the services the Company issued warrants to GRM. See Note 5 for a detailed description of all warrants issued to GRM and the vesting of those warrants. The Media and Marketing Services Agreement was amended on October 15, 2010 to add a monthly creative management fee of $75,000 as all of the warrants issued to GRM had vested. An amendment to the agreement allowed $50,000 of the creative management fee to be waived per month by GRM during the four month period commencing on June 1, 2011 and expiring on September 30, 2011 if the Company remained in compliance with all of its obligations under the agreement. The Company paid GRM $60,000 and $510,000 in creative management fees for the three and nine months ended September 30, 2011.

Under the agreement, the Company will grant to GRM, as security for the Company’s prompt payment of all amounts due and performance of all obligations under the agreement, a security interest in substantially all of the Company’s assets.

In addition, GRM invoiced the Company $110,534 and $346,766 for the three and nine months ended September 30, 2011 for their overhead expense reimbursement on media costs incurred by GRM pursuant to the agreement. GRM invoiced the Company $122,433 and $301,932 for the three and nine months ended September 30, 2010.

On September 23, 2009, the Company appointed a representative of GRM to the Company’s board of directors pursuant to the Media and Marketing Services Agreement. On October 22, 2010, the Company and GRM entered into a Third Amendment to the Media and Marketing Services Agreement (“the Third Amendment”), effective as of October 15, 2010. Pursuant to the Third Amendment, GRM has the right to appoint one observer to the board of directors at any time when there is no GRM director on the board of directors. Effective October 25, 2010, the GRM representative to the Company’s board of directors resigned and GRM appointed an observer.

On April 1, 2010, the Company and GRM entered into a License Agreement (the “License Agreement”) whereby the Company granted to GRM an exclusive royalty-bearing license to market, sell and distribute, in the United States through retail channels of distribution (such as retail stores, online retail storefronts, kiosks, counters and other similar retail channels) and television shopping channels (such as QVC and Home Shopping Network), and in certain foreign countries through retail channels, television shopping channels, direct response television and radio, and Internet websites associated with such marketing channels (other than www.cyberdefender.com), the Company’s line of antivirus and Internet security products or services (the “License”).

CYBERDEFENDER CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 7 — RELATED PARTY TRANSACTIONS  – (continued)

In consideration of the license granted to GRM in the License Agreement, GRM will pay royalties to the Company on a product-by-product basis for each annual subscription and each annual renewal by end users of the products covered by the License Agreement. Upon the achievement of certain milestones or conditions in the License Agreement, GRM will make annual advances of royalties to the Company in the amount of $250,000 per year. If GRM fails to pay an annual advance when due, and if certain other conditions are met, the License shall become non-exclusive. The Company did not record any revenue under the License Agreement for the three or nine months ended September 30, 2011 and 2010.

The License Agreement provides that GRM and the Company will share costs associated with localizing products and related material to comport to the language, laws and/or customs of foreign countries, subject to certain caps on GRM’s expenses with respect to such localization efforts.

Under the License Agreement, the Company will provide customer service and all product and technical support services to end users of the products in the United States and will retain all revenue from such services. Additionally, with respect to each foreign country in which GRM markets the products, the Company will have the right to provide customer service and all product and technical support services to end users of the products in such foreign country.

The License Agreement also provides that, after certain conditions are met, the Company has the right to buy back and terminate the License (and the related rights of GRM) as it relates to the territory of the United States (the “Domestic Buy-Out Right”) and/or to the collective territories outside of the United States (the “International Buy-Out Right”). The price to be paid by the Company in connection with the Domestic Buy-Out Right or International Buy-Out Right, as applicable, will be based on a combination of factors, including (i) the annualized gross revenue earned by GRM in connection with the sale and distribution of products in the applicable territory being “bought out” by the Company (the “Annualized Gross Revenue”), (ii) the enterprise value of the Company, (iii) the gross revenue of the Company for the 12 months preceding its exercise of such buy-out right and/or (iv) the fair market value of GRM’s rights under the License Agreement (with respect to the territory being “bought out” by the Company). In no case, however, will the buy-out price be less than (a) 1.5 times the Annualized Gross Revenue, if the applicable buy-out right is exercised within one year of such right becoming exercisable, or (b) 3.0 times the Annualized Gross Revenue, if the applicable buy-out right is exercised at any time after the one-year anniversary of such right becoming exercisable. The buy-out price will be payable in cash or in shares of the Company’s common stock, or any combination thereof, at GRM’s discretion.

The License Agreement may be terminated by mutual consent of the parties. The License Agreement may also be terminated by either party upon a default of the other party under the License Agreement that remains uncured for 30 days following notice of such default. Additionally, GRM may terminate the License Agreement at any time for convenience, provided that GRM may not market any antivirus or Internet security products or services that compete with the Company’s products or services in the distribution channels covered by the License Agreement for one year following such a termination for convenience. On October 22, 2010, the Company and GRM entered into a First Amendment to the License Agreement (“the First Amendment”), effective as of October 15, 2010. Pursuant to the First Amendment, the royalties payable in Schedule D to the License Agreement were amended and GRM was provided the one time right to cause the eighteen months cutoff date (to which reference is made in the definition of the International Roll-Out Date) to be delayed for a period of up to 12 months in the event that GRM elects to delay its marketing of the products in the International Territory for legitimate business reasons, including, without limitation, delays in the development of the required processes, systems or other aspects of GRM’s business.

See Note 5 for a detailed description of the GR Note and the 2011 GR Note.

CYBERDEFENDER CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 8 — SUBSEQUENT EVENTS

On October 18, 2011, the Company completed the private sale of an aggregate of $454,800 of the Company’s common stock at $0.6425 per share to six accredited investors pursuant to Securities Purchase Agreements. Each purchaser received a warrant to purchase one share of common stock for each two shares of common stock purchased at an exercise price of $0.8031. In connection with the sales, the Company paid a commission of $36,384 and issued a warrant to purchase 18,192 shares of common stock with an exercise price of $0.8031.

On October 7, 2011, the Board of Directors of the Company approved amendments to stock options agreements (“Agreements”) issued to its directors, officers and certain employees and consultants to reduce the exercise price of the options to purchase the Company’s common stock that are subject to the Agreements. The exercise price will be reduced to $0.735, the market closing price on October 10, 2011. The Company will record expense of $235,237 in October related to the repricing.

On October 27, 2011, a purported class action complaint was filed by a former employee against the Company and TriNet Employer Group, Inc., which formerly handled payroll, benefits and certain human resources matters for the Company, in the Superior Court of the State of California for the County of Los Angeles.

The former employee, on behalf of herself and the members of the alleged class, has asserted claims based upon alleged: failure to pay statutorily mandated wages; failure to pay reporting time wages; failure to provide adequate meal and rest periods or proper compensation in lieu thereof; failure to furnish accurate itemized wage statements; failure to keep accurate payroll records; waiting time penalties; and unlawful unfair and fraudulent activity. The former employee seeks unspecified restitution, damages, penalties and other relief.

The Company believes the claim is without merit and intends to vigorously defend it.

On November 4, 2011, the Company completed the second of three tranches of the private sale of an aggregate of $3.0 million of the 10.5% Notes to an investor in the Company, pursuant to a Securities Purchase Agreement. See Note 5 above for a detailed description of the transaction.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
CyberDefender Corporation

We have audited the accompanying balance sheets of CyberDefender Corporation (the “Company”) as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CyberDefender Corporation as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Los Angeles, California
April 1, 2011

CYBERDEFENDER CORPORATION

BALANCE SHEETS

	December 31, 2010	December 31, 2009
ASSETS
CURRENT ASSETS:
Cash	$2,649,061	$3,357,510
Restricted cash	3,079,394	1,565,841
Accounts receivable	2,385,920	489,464
Deferred financing costs, current	103,484	191,566
Prepaid expenses	195,258	302,291
Deferred charges, current	1,147,764	3,316,535
Total Current Assets	9,560,881	9,223,207
PROPERTY AND EQUIPMENT, net	1,742,675	242,927
DEFERRED FINANCING COSTS, net of current portion	6,377	47,892
DEFERRED CHARGES, net of current portion	402,772	609,904
OTHER ASSETS	269,314	67,605
Total Assets	$11,982,019	$10,191,535
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$6,275,896	$3,420,215
Accounts payable and accrued expenses-related party	1,447,257	1,861,957
Accrued expenses	1,788,435	473,037
Deferred revenue, current	11,342,211	9,662,030
Capital lease obligations, current	137,435	9,410
Total Current Liabilities	20,991,234	15,426,649
DEFERRED RENT	466,920	65,938
DEFERRED REVENUE, less current portion	4,116,442	1,117,116
CONVERTIBLE NOTES PAYABLE-RELATED PARTY, net of discount	9,825,056	—
CONVERTIBLE NOTES PAYABLE, net of discount	—	1,593,000
CAPITAL LEASE OBLIGATIONS, less current portion	168,572	9,708
Total Liabilities	35,568,224	18,212,411
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIT:
Preferred stock, par value $0.001; 10,000,000 shares authorized; no shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	—	—
Common stock, par value $0.001; 100,000,000 shares authorized; 27,327,702 and 25,673,967 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	27,328	25,674
Additional paid-in capital	60,926,037	36,884,000
Accumulated deficit	(84,539,570)	(44,930,550)
Total Stockholders’ Deficit	(23,586,205)	(8,020,876)
Total Liabilities and Stockholders’ Deficit	$11,982,019	$10,191,535

See accompanying notes to financial statements

CYBERDEFENDER CORPORATION

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31,

	2010	2009
REVENUES:
Net sales	$45,568,545	$18,841,893
COST OF SALES	19,981,021	4,182,462
GROSS PROFIT	25,587,524	14,659,431
OPERATING EXPENSES:
Media and marketing services	22,966,079	15,302,394
Media and marketing services-related party	19,262,845	6,006,273
Product development	3,945,714	1,851,931
General and administrative	16,811,996	9,040,806
Depreciation and amortization	236,060	37,117
Total Operating Expenses	63,222,694	32,238,521
LOSS FROM OPERATIONS	(37,635,170)	(17,579,090)
OTHER INCOME/(EXPENSE):
Change in fair value of derivative liabilities	—	109,058
Interest expense-related party	(999,692)	—
Interest expense, net	(974,158)	(2,371,724)
Total Other Expenses, net	(1,973,850)	(2,262,666)
NET LOSS	$(39,609,020)	$(19,841,756)
Basic and fully diluted net loss per share	$(1.49)	$(0.91)
Weighted Average Shares Outstanding:
Basic and fully diluted	26,607,962	21,890,656

See accompanying notes to financial statements

CYBERDEFENDER CORPORATION

STATEMENT OF STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount
Balance at December 31, 2008	17,350,798	17,351	17,763,193	(25,812,724)	(8,032,180)
Sale of shares	1,975,360	1,975	3,604,905	—	3,606,880
Value of warrants and beneficial conversion feature of convertible notes payable	—	—	1,074,367	—	1,074,367
Issuance of warrants for media and marketing services-related party	—	—	5,343,509	—	5,343,509
Issuance of shares and warrants for services	94,628	95	1,670,536	—	1,670,631
Issuance of shares and warrants for penalties and interest	34,922	35	32,517	—	32,552
Conversion of convertible notes and accrued interest	3,651,973	3,652	3,939,102	—	3,942,754
Exercise of stock warrants	2,265,607	2,265	2,244,873	—	2,247,138
Exercise of stock options	300,679	301	279,677	—	279,978
Compensation expense on vested options	—	—	308,776	—	308,776
Issuance of warrants in connection with warrant tender offer	—	—	548,728	—	548,728
Reclassification of derivatives to liabilities	—	—	(7,065,940)	723,930	(6,342,010)
Reclassification of derivatives to equity	—	—	7,139,757	—	7,139,757
Net loss	—	—	—	(19,841,756)	(19,841,756)
Balance at December 31, 2009	25,673,967	$25,674	$36,884,000	$(44,930,550)	$(8,020,876)
Issuance of warrants for media and marketing services-related party	—	—	18,649,143	—	18,649,143
Issuance of warrants for services	—	—	592,765	—	592,765
Exercise of stock warrants	452,201	452	499,185	—	499,637
Exercise of stock options	73,200	73	62,319	—	62,392
Conversion of convertible notes and accrued interest	1,128,334	1,129	2,312,010	—	2,313,139
Value of beneficial conversion feature of convertible note payable	—	—	908,571	—	908,571
Compensation expense on vested options	—	—	1,018,044	—	1,018,044
Net loss	—	—		(39,609,020)	(39,609,020)
Balance at December 31, 2010	27,327,702	$27,328	$60,926,037	$(84,539,570)	$(23,586,205)

See accompanying notes to financial statements

CYBERDEFENDER CORPORATION

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(39,609,020)	$(19,841,756)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	621,000	1,169,026
Amortization of debt discount-related party	453,214	—
Depreciation and amortization	236,060	37,117
Compensation expense from vested stock options	1,018,044	308,776
Amortization of deferred financing costs	180,615	423,589
Warrants issued for media and marketing services-related party	18,649,143	5,914,406
Shares and warrants issued for services, penalties and interest	592,765	2,505,897
Warrants issued in connection with warrant tender offer	—	548,728
Change in fair value of derivative liabilities	—	(109,058)
Changes in operating assets and liabilities:
Restricted cash	(1,513,553)	(1,550,841)
Accounts receivable	(1,896,456)	(284,829)
Prepaid and other assets	107,033	(198,710)
Deferred charges	2,375,903	(2,874,914)
Other assets	(201,709)	(41,409)
Accounts payable and accrued expenses	4,912,383	(120,338)
Accounts payable and accrued expenses-related party	4,624,530	1,861,957
Deferred revenue	4,679,507	6,226,193
Cash Flows Used In Operating Activities	(4,770,541)	(6,026,167)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,320,976)	(185,161)
Cash Flows Used In Investing Activities	(1,320,976)	(185,161)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible notes payable, net of expenses	—	2,680,720
Proceeds from convertible note payable-related party, net of expenses	4,948,982	—
Principal payments on capital lease obligations	(127,943)	(24,949)
Proceeds from exercise of stock options	62,392	279,978
Proceeds from exercise of stock warrants, net of commissions	499,637	2,247,138
Proceeds from sale of stock, net of issuance costs	—	3,606,880
Cash Flows Provided by Financing Activities	5,383,068	8,789,767
NET INCREASE/(DECREASE) IN CASH	(708,449)	2,578,439
CASH, beginning of year	3,357,510	779,071
CASH, end of year	$2,649,061	$3,357,510
Supplemental disclosures of cash flow information:
Income taxes paid	$800	$800
Cash paid for interest	$243,434	$102,338
Supplemental schedule of non-cash financing activities:
Property and equipment acquired through capital lease obligation	$414,832	$—
Discount on notes payable-related party	$908,571	—
Discount on notes payable	$—	$923,801
Conversion of notes payable and accrued interest to common stock and warrants	$2,313,139	$3,942,754
Conversion of accounts payable to long-term note-related party	$5,039,230	$—
Warrants issued for placement fees with convertible debt	$—	$150,566
Cumulative effect of accounting change to additional paid-in capital for derivative liabilities	$—	$7,065,940
Cumulative effect of accounting change to retained earnings for derivative liabilities	$—	$723,930
Reclassification of derivatives to equity	$—	$7,139,757
Value of warrants and embedded conversion features recorded to derivative liabilities	$—	$906,805

See accompanying notes to financial statements

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 1 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business

The Company, based in Los Angeles, California, develops and markets remote LiveTech support services, anitmalware software, identity protection services, online backup services and pc optimization software to the consumer and small business market. The Company markets its products directly to consumers through multiple channels including television, radio, the Internet and print. The Company’s goal is to be a leading provider of advanced solutions to protect consumers and small businesses against threats such as Internet viruses, spyware and identity theft, and to provide remote technical resolution services.

Our software products include CyberDefender Early Detection Center, a comprehensive antispyware and antivirus suite, and CyberDefender Registry Cleaner, a PC optimization suite. Both products are compatible with Windows XP, Vista and 7.

CyberDefender also provides LiveTech services 7 days a week and 365 days a year. Our technicians are available to address PC problems that cannot be resolved with simple do-it-yourself software. Our technicians connect to customers’ computers using a popular remote access software and provide our customers with quick and reliable computer repair. Repair and optimization services include (but are not limited to) malware removal, speed optimization, software updates, file backup, privacy optimization and hardware troubleshooting.

The Company developed a collaborative Internet security network, which it refers to as CyberDefender Argus Network (formerly known as the CyberDefender Argus Network), based on certain technology principles commonly found in a peer-to-peer network infrastructure. A peer-to-peer network is not based upon traditional clients and servers, but rather upon equal peer nodes that simultaneously function as both “clients” and “servers” to the other nodes on the network. This means that when a threat is detected from a computer that is part of the CyberDefender Argus Network, the threat is relayed to our Early Alert Center. The Early Alert Center tests, grades and ranks the threat, automatically generates definition and signature files based on the threat, and relays this information to the Alert Server, in some cases after a human verification step. The Alert Server will relay the information it receives from the Early Alert Center to other machines in the CyberDefender Argus Network, and each machine that receives the information will, in turn, relay it to other machines that are part of the CyberDefender Argus Network. This protocol allows us to distribute rapidly alerts and updates regarding potentially damaging viruses and other threats to members of the CyberDefender Argus Network, without regard for the cost of the bandwidth involved. Because cost is not a factor, updates can be continuous, making our approach significantly faster than the client/server protocols used by traditional Internet security companies that provide manual broadcast-updated threat management systems. Computer users join the CyberDefender Argus Network simply by downloading and installing our security software.

During May 2010, the Company entered into an Agreement and Plan of Merger with a wholly owned Delaware subsidiary, pursuant to which the Company merged with and into the Delaware subsidiary, with the Delaware subsidiary being the surviving corporation, on the basis of one share of common stock of the Delaware subsidiary to be exchanged for each outstanding share of common stock of the Company, all as more particularly set forth in the Agreement and Plan of Merger. The main purpose of the merger was to change the Company’s state of incorporation from California to Delaware. Additionally, at the time of the merger the Company increased the number of authorized shares of common stock to 100 million, changed the common stock from no par value to $0.001 par value and authorized 10 million shares of preferred stock. As a result the Company retroactively restated its December 31, 2009 common stock balance as if the change in par value was effective for all periods presented.

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 1 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Liquidity

The Company has experienced operating losses since inception. Management has implemented plans to continue to build its revenue base, expand sales and marketing and improve operations, however, through December 31, 2010, the Company continued to operate at negative cash flow. For the years ended December 31, 2010 and 2009, the Company has incurred a net loss of $39.6 million and $19.8 million with negative cash flows from operations of $4.7 million and $6.0 million, respectively. As of December 31, 2010 and 2009, the Company had an accumulated deficit in retained earnings of $84.5 million and $44.9 million, respectively. To date, the Company’s operations have been primarily financed through debt and equity proceeds from private placement offerings. If the Company is unable to meet its financial projections for fiscal year 2011, cash generated from operations may not be sufficient to fund operations. The Company would then need to obtain additional financing to provide working capital for fiscal 2011 and to repay the obligations to GRM due on March 31, 2012. If the Company was unable to meet their financial projections or obtain additional funding, we expect we would be able to renegotiate the terms of the GRM debt, however, there can be no assurance that this would occur. Failure to obtain additional funding or an amendment to the GRM debt may require us to significantly curtail our operations which could have a material adverse impact on our results of operations and financial position.

Reclassification

To conform to the current year’s presentation, as a result of management’s continuing analysis of its financial reporting, the Company consolidated its 2009 investor relations and other related consulting expense and income tax expense with general and administrative expense on the statement of operations. These reclassifications had no effect on the previously reported net loss for 2009.

Use of Estimates

The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management are, among others, collectibility of accounts receivable, recoverability of prepaid expenses, deferred charges and property and equipment, value of shares and options/warrants granted, valuation of deferred tax assets and recognition of revenue. Actual results could differ from those estimates and assumptions.

Accounts Receivable

During 2010, the Company began offering a payment plan to its customers for the purchase of multi-year technical support service plans. The payment plan allows customers to pay in three installments over sixty days. The Company does not believe an allowance for doubtful accounts is necessary due to the short duration of payment terms on amounts recorded as revenue.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets ranging from three to ten years, using the straight-line method. Amortization of leasehold improvements is provided over the shorter of the estimated useful lives of the improvements or the term of the lease.

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 1 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Equipment under Capital Lease

The Company leases certain of its furniture and other equipment under agreements accounted for as capital leases. The assets and liabilities under capital lease are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under capital lease are depreciated using the straight-line method over their estimated useful lives.

Internal Use Software

Certain costs related to computer software developed or obtained for internal use are capitalized. The Company capitalizes only those direct costs incurred during the application development and implementation stages for developing, purchasing or otherwise acquiring software solely to meet the Company’s internal needs. Capitalized costs will be amortized on a straight-line basis over the estimated useful lives of the underlying software, which generally are three years. During 2010, the Company capitalized $0.6 million of costs which are included in property and equipment on the accompanying balance sheet.

Revenue Recognition

The Company sells off-the-shelf software products and technical support services.

The Company recognizes revenue in accordance with GAAP from the sale of software licenses under the guidance of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 985, “Software.”

Specifically, the Company recognizes revenues from its products when all of the following conditions for revenue recognition are met:

i.	persuasive evidence of an arrangement exists,
ii.	the product or service has been delivered,
iii.	the fee is fixed or determinable, and
iv.	collection of the resulting receivable is reasonably assured.

As part of the sales price of some of its software licenses, the Company provides renewable product support and content updates, which are separate components of product licenses and sales. Term licenses allow customers to use the Company’s products and receive product support coverage and content updates for a specified period, generally twelve months. The Company invoices for product support, content updates and term licenses at the beginning of the term. These revenues contain multiple element arrangements where “vendor specific objective evidence” (“VSOE”) may not exist for one or more of the elements. Certain of the Company’s software licenses are in substance a subscription and therefore the sale is deferred and recognized ratably over the term of the arrangement. Revenue is recognized immediately for the sale of software products that are utility products and that do not require product updates.

Revenue is recognized immediately for the sale of our one-time technical support service as it is performed when purchased. The Company recognizes a portion of the sale of one of its annual services at the time of purchase when all of the elements necessary for revenue recognition have occurred (i.e., the initial technical support call has occurred) and the remaining revenue is deferred over the annual term. Revenue is deferred and recognized on a straight line basis over the term of the service agreements for the technical support services that are provided by third parties.

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 1 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The Company also uses third parties to sell its software and therefore evaluates the criteria of FASB ASC Topic 605, “Revenue Recognition,” in determining whether it is appropriate to record the gross amount of revenue and related costs or the net amount earned as commissions. The Company is the primary obligor, is subject to inventory risk, has latitude in establishing prices and selecting suppliers, establishes product specifications, and has the risk of loss. Accordingly, the Company’s revenue is recorded on a gross basis.

The Company still supports MyIdentityDefender Toolbar and CyberDefender FREE 2.0, which were free to subscribers. Revenues are earned from advertising networks which pay the Company to display advertisements inside the software or through the toolbar search. The Company recognizes revenue from the advertising networks monthly based on a rate determined either by the quantity of the ads displayed or the performance of the ads based on the amount of times the ads are clicked by the user. Furthermore, advertising revenue is recognized provided that no significant Company obligations remain at the end of a period and collection of the resulting receivable is probable. The Company’s obligations do not include guarantees of a minimum number of impressions.

Deferred Charges

The Company uses a third party to provide technical support services associated with the CyberDefenderULTIMATE product, which is no longer being sold but is still supported. The costs associated with this service are deferred and amortized against the recognition of the related sales revenue. Included in short-term and long-term deferred revenue as of December 31, 2010 is $1,557,000 and $307,000, respectively, related to the CyberDefenderULTIMATE product.

Advertising Costs

The Company expenses advertising costs as they are incurred. As described in detail in Note 5 below, the Company issued warrants for media and marketing services. The non-cash value of those warrants is included in media and marketing services on the accompanying statements of operations. For the years ended December 31, 2010 and 2009, the Company has not recorded a reserve for refunds as such amounts are not expected to be material.

Reserves for Refunds

The Company’s policy with respect to refunds is to offer refunds within the first 30 days after the date of purchase. The Company may voluntarily issue refunds to customers after 30 days of purchase, however the majority are issued within 30 days of the original sale and are charged against the associated sale or deferred revenues (as applicable). Refunds were $7.3 million and $3.0 million for the years ended December 31, 2010 and 2009, respectively. As of December 31, 2010 and 2009, the Company has not recorded a reserve for refunds as such amounts are not expected to be material.

Concentrations of Risk

As of December 31, 2010, all of our cash was maintained at a major financial institution in the United States. At times, deposits held with the financial institution may exceed the amount of insurance provided on such deposits by the Federal Deposit Insurance Corporation (“FDIC”) which provides deposit coverage with limits up to $250,000 per owner through December 31, 2013. As of December 31, 2010, the Company had a balance of approximately $2,278,000 in excess of the FDIC limit.

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 1 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Income Taxes

The Company has adopted the liability method of accounting for income taxes pursuant to FASB ASC Topic 740, “Income Taxes.” Deferred income taxes are recorded to reflect tax consequences on future years for the differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

FASB ASC Topic 740 prescribes recognition thresholds that must be met before a tax position is recognized in the financial statements and provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. An entity may only recognize or continue to recognize tax positions that meet a “more likely than not” threshold.

The Company does not have any unrecognized tax benefits as of December 31, 2010 and 2009 that, if recognized, would affect the Company’s effective income tax rate.

The Company’s policy is to recognize interest and penalties related to income tax issues as components of income tax expense. The Company did not recognize or have any accrual for interest and penalties relating to income taxes as of December 31, 2010.

Software Development Costs

The Company accounts for software development costs in accordance with FASB ASC Topic 985, “Software.” Such costs are expensed prior to achievement of technological feasibility and thereafter are capitalized. There have been very limited software development costs incurred between the time the software and its related enhancements have reached technological feasibility and its general release to customers. As a result, all software development costs have been charged to product development expense.

Derivative Instruments

Effective January 1, 2009, the Company adopted the provisions of FASB ASC Topic 815, “Derivatives and Hedging,” that applies to any freestanding financial instruments or embedded features that have the characteristics of a derivative and to any freestanding financial instruments that are potentially settled in an entity’s own common stock. As a result, as of January 1, 2009, 7,134,036 of the Company’s issued and outstanding common stock purchase warrants previously treated as equity pursuant to the derivative treatment exemption were no longer afforded equity treatment. In addition, amounts related to the embedded conversion feature of convertible notes issued previous to January 1, 2009 and treated as equity pursuant to the derivative treatment exemption were also no longer afforded equity treatment. As such, effective January 1, 2009, the Company reclassified the fair value of these common stock purchase warrants and the fair value of the embedded conversion features, which both have exercise price reset features, from equity to liability status as if these warrants and embedded conversion features were treated as a derivative liability since the earliest date of issue in September 2006. On January 1, 2009, the Company reclassified from additional paid-in capital, as

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 1 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

a cumulative effect adjustment, $7,065,940 to beginning additional paid-in capital, $723,930 to opening retained earnings and $6,342,010 to a long-term derivative liability to recognize the fair value of such warrants and embedded conversion features on such date.

During the year ended December 31, 2009, the Company issued 1,192,000 common stock purchase warrants that contained features that required the Company to record their fair value as a derivative liability. In addition, the value related to the embedded conversion feature of convertible notes issued during the year ended December 31, 2009 was also recorded as a derivative liability. The fair value of these common stock purchase warrants and the embedded conversion feature on their respective value date for the year ended December 31, 2009 was $906,805. We recognized income of $109,058 from the change in fair value of the outstanding warrants and embedded conversion feature for the year ended December 31, 2009.

The Company obtained waivers from the warrant and note holders, pursuant to which the warrant and note holders forever waived, as of and after April 1, 2009, any and all conversion or exercise price adjustments that would otherwise occur, or would have otherwise occurred on or after April 1, 2009, as a result of the price reset provisions included in the warrants and notes. As a result of obtaining the waivers, the warrants and notes are now afforded equity treatment resulting in the elimination of the derivative liabilities of $7,139,757 and a corresponding increase in additional paid-in capital.

Fair Value Measurements

FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs). The hierarchy consists of three levels:

•	Level one — Quoted market prices in active markets for identical assets or liabilities;
•	Level two — Inputs other than level one inputs that are either directly or indirectly observable; and
•	Level three — Unobservable inputs developed using estimates and assumptions which are developed by the reporting entity and reflect those assumptions that a market participant would use.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter. The Company has no assets or liabilities that are measured at fair value on either a recurring or non-recurring basis.

All of our financial instruments are recorded at fair value. For certain of the Company’s financial instruments, including cash, restricted cash, accounts receivable, accounts payable, other accrued liabilities and notes payable, the carrying amounts approximate fair value due to their short maturities.

Loss Per Share

In accordance with FASB ASC Topic 260, “Earnings Per Share,” the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As of December 31, 2010 and 2009, there were 23,214,566 and 16,139,945 shares of potentially dilutive securities outstanding, respectively. As the Company reported a net loss, none of the potentially dilutive securities were included in the calculation of diluted earnings per share since their effect would be anti-dilutive for that reporting period.

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 1 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Stock Based Compensation

The Company applies FASB ASC Topic 718, “Compensation — Stock Compensation,” which requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. For non-employee stock based compensation, the Company recognizes an expense in accordance with FASB ASC Topic 505, “Equity,” and values the equity securities based on the fair value of the security on the date of grant. For stock-based awards the value is based on the market value of the stock on the date of grant or the value of services, whichever is more readily available. Stock option awards are valued using the Black-Scholes option-pricing model.

The Company accounts for equity instruments issued to consultants and vendors in exchange for goods and services in accordance with the provisions of FASB ASC Topic 505, “Equity.” The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement. An asset acquired in exchange for the issuance of fully vested, non-forfeitable equity instruments should not be presented or classified for accounting purposes as an offset to equity on the grantor’s balance sheet once the equity instrument is granted. Accordingly, the Company records the fair value of the fully vested, non-forfeitable common stock issued for future consulting services as prepaid expense in its balance sheet.

Segment Disclosures

The Company operates in one segment and its chief operating decision maker is its chief executive officer.

Subsequent Events

The Company has evaluated subsequent events through the filing date of this Form 10-K, and determined that no subsequent events have occurred that would require recognition in the financial statements or disclosure in the notes thereto other than as discussed in the accompanying notes (see Note 10).

Recently Issued Accounting Pronouncements

The Company has adopted all accounting pronouncements effective before December 31, 2010 which are applicable to the Company.

In January 2010, the FASB issued an update to its accounting guidance regarding fair value measurement and disclosure. The guidance affects the disclosures made about recurring and non-recurring fair value measurements. This guidance is effective for annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010. The Company is currently evaluating the impact that this guidance will have on its financial statements.

In February 2010, the FASB issued amended guidance on subsequent events. Under this amended guidance, Securities and Exchange Commission (SEC) filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. The adoption of this amendment has had no material impact on the Company’s financial position, results of operations or cash flows.

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 2 — RESTRICTED CASH

Under a credit card processing agreement with a financial institution, the Company is required to maintain a security reserve deposit as collateral. The amount of the deposit is at the discretion of the financial institution and as of December 31, 2010 and 2009 was $10,000 and $15,000, respectively. Under a separate credit card processing agreement with a different financial institution, the Company is also required to maintain a security reserve deposit as collateral. The amount of the deposit is currently based on 10% of the six-month rolling sales volume and was approximately $2.8 million and $1.3 million as of December 31, 2010 and 2009, respectively. The security reserve deposit is funded by the institution withholding a portion of daily cash receipts from Visa and MasterCard transactions.

On September 30, 2009, the Company entered into a second amendment to its lease as more fully described in Note 9 below. As part of the amendment the Company is required to issue a $250,000 letter of credit as a security deposit. The letter of credit is collateralized by cash held in an account at the Company’s bank. The account is interest bearing and the Company receives the interest that is earned.

NOTE 3 — PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31, 2010	December 31, 2009
Furniture and fixtures	$390,615	$121,370
Leasehold improvements	261,734	169,661
Office equipment	860,758	97,227
Software	589,921	17,333
	2,103,028	405,591
Less accumulated depreciation and amortization	(360,353)	(162,664)
Property and equipment, net	$1,742,675	$242,927

NOTE 4 — INCOME TAXES

The Company is subject to taxation in the United States and the State of California. The Company is subject to examination for tax years 2005 forward by the United States and the tax years 2004 forward by California. The Company may be, due to unused net operating losses, subject to examination for earlier years.

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when uncertainty exists as to whether all or a portion of the net deferred tax assets will be realized.

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 4 — INCOME TAXES  – (continued)

Components of the net deferred tax asset as of December 31, 2010 and 2009 are approximately as follows:

	December 31,
	2010	2009
Deferred tax assets
Net operating loss carryforwards	$17,083,000	$9,595,000
Stock compensation expense	835,000	453,000
Accrued liabilities	180,000	48,000
Contingent liabilities	11,000	11,000
Accounts payable	8,000	19,000
AMT credit carryforwards	6,000	6,000
Warrants issued for services	10,265,000	3,154,000
Deferred revenue	1,548,000	420,000
Total gross deferred tax assets	29,936,000	13,706,000
Deferred tax liabilities
Depreciation/amortization	(38,000)	(23,000)
Total gross deferred tax liabilities	(38,000)	(23,000)
Net deferred tax asset	29,898,000	13,683,000
Less valuation allowance	(29,898,000)	(13,683,000)
Net deferred tax assets	$—	$—

The Company’s effective income tax rate differs from the statutory federal income tax rate as follows for the years ended December 31, 2010 and 2009:

	December 31,
	2010	2009
Federal tax benefit rate	-34.0%	-34.0%
State tax benefit rate (net of federal benefit)	-4.0%	-4.0%
Loan discount accretion	1.0%	2.9%
Other	-4.9%	1.5%
Valuation allowance	41.9%	33.6%
Effective income tax rate	—	—

The change in the valuation allowance for the years ended December 31, 2010 and 2009 was approximately $16,215,000 and $6,992,000, respectively

At December 31, 2010, the Company had federal and state net operating loss carryforwards of approximately $45,432,000 and $44,688,000 available, respectively, to reduce future taxable income and which will expire at various dates beginning in 2015 through 2025.

Pursuant to Internal Revenue Code Sections 382 and 383, the use of the Company’s net operating loss and credit carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within a three-year period. The annual limitation may result in the expiration of net operating losses and credits before utilization.

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 4 — INCOME TAXES  – (continued)

The Company has not completed a study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since the Company’s formation due to the complexity and cost associated with such a study, and the fact that there may be additional such ownership changes in the future. If the Company has experienced an ownership change at any time since its formation, utilization of the NOL carryforwards would be subject to an annual limitation under Section 382 of the Code, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the NOL carryforwards before utilization. Further, until a study is completed and any limitation known, no amounts are being considered as an uncertain tax position or disclosed as an unrecognized tax benefit. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits will not impact its effective tax rate. Any carryforwards that will expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding reduction of the valuation allowance.

NOTE 5 — STOCKHOLDERS’ DEFICIT

Common Stock

In February 2009, the Company issued 94,628 shares of restricted common stock valued at $1.10 per share to a vendor as settlement for past services rendered.

On June 4, 2009, the Company closed the sale and issuance of 1,142,860 shares of common stock to a subsidiary of Guthy-Renker, GR Match, LLC (“GRM”) for an aggregate purchase price of $2,000,005, of which $400,000 (the “Commercial Funds”) must be used for the creation and production by GRM of television commercials advertising the Company’s products and services, and the balance of which the Company will use for general working capital. At December 31, 2010 and 2009, the balance of the Commercial Funds of $3,035 and $161,153 was recorded in prepaid expenses on the accompanying balance sheets. Pursuant to the terms of the Securities Purchase Agreement documenting the transaction, GRM has demand and piggyback registration rights with respect to the shares. Also, in the event the Company sells or issues shares of its common stock or common stock equivalents at a price per share below $1.75 during the ninety days following the closing of the transaction, except for certain exempt issuances, GRM will receive additional shares of common stock in order to effectively re-price the shares at such lower price. No additional shares were issued below $1.75 during the ninety-day period.

On June 10, 2009, the Company closed the sale and issuance of 632,500 shares of common stock to Shimski L.P. for an aggregate purchase price of $1,106,875. Pursuant to the terms of the Securities Purchase Agreement, Shimski L.P. has demand and piggyback registration rights with respect to the shares. Also, in the event the Company sells or issues shares of its common stock or common stock equivalents at a price per share below $1.75 during the ninety days following the closing of the transaction, except for certain exempt issuances, Shimski L.P. will receive additional shares of common stock in order to effectively re-price the shares at such lower price. No additional shares were issued below $1.75 during the ninety-day period.

On July 21, 2009, the Company closed the sale and issuance of 200,000 shares of common stock to twenty-eight accredited investors for an aggregate purchase price of $500,000, the proceeds of which the Company will use for general working capital. There were no issuance costs related to this sale.

On August 17, 2009, the Company issued 1,838,952 shares of common stock for warrants that were exercised in connection with a tender offer as more fully described in “stock warrants” below.

During 2009, nine investors exercised warrants to purchase 393,989 shares of common stock exercisable at $1.00 to $1.01 per share. The warrants were exercised pursuant to the cashless provision contained in the warrants and as such, the Company issued 234,447 shares to the investor.

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 5 — STOCKHOLDERS’ DEFICIT  – (continued)

During 2009, eight investors exercised warrants to purchase 192,208 shares of common stock exercisable at $1.00 to $1.25 per share. The Company received proceeds of $238,958.

During 2010, twelve investors exercised warrants to purchase 428,512 shares of common stock exercisable at prices ranging from $1.00 to $2.25 per share.

During 2010, one investor exercised a warrant to purchase 37,500 shares of common stock exercisable at $1.00 to $1.01 per share. The warrant was exercised pursuant to the cashless provision contained in the warrant and as such, the Company issued 23,689 shares to the investor.

See “stock options” below for additional shares issued related to the exercise of stock options.

See Note 6 for a discussion of additional shares of common stock issued related to the conversion of convertible notes payable.

Stock warrants

On November 11, 2008, the Company entered into a consulting agreement with Newview Consulting L.L.C. (“Newview”) Pursuant to this agreement, Newview agreed to provide investor relations services in exchange for a warrant to purchase 2,250,000 shares of common stock at a price of $1.25 per share. 900,000 warrants vested immediately and 270,000 warrants were to vest on the 1st of each month beginning December 1, 2008 and ending April 1, 2009. At January 1, 2009, the Company amended the vesting schedule in the Newview warrant to vest the remaining 1,080,000 warrants on the first of each month from January 1, 2009 to June 1, 2009 at the rate of 180,000 warrants per month. During the years ended December 31, 2010 and 2009, 0 and 1,080,000 warrants vested, respectively. The warrants were valued at $1,932,289, using the Black Scholes pricing model, and $0 and $1,010,673 was expensed to general and administrative expense for the years ended December 31, 2010 and 2009, respectively.

On January 17, 2009, the Company entered into a two-month consulting agreement with a consultant for services relating to financial management and reporting. As part of the agreement, the consultant was granted a warrant to purchase 2,500 shares of common stock with a term of five years at an exercise price of $1.25 per share, for each month of the term of the agreement. The fair value of these warrants was $3,753, using a Black Scholes pricing model, and was expensed to general and administrative expense for the year ended December 31, 2009. On April 24, 2009, the Company entered into a second agreement with the consultant. As part of the agreement, the consultant was granted a warrant to purchase 2,500 shares of common stock at an exercise price of $1.80 per share. The fair value of the warrant, which was computed as $3,453, was expensed to general and administrative expense for the year ended December 31, 2009.

On October 30, 2008, the Company executed a letter of intent with GRM to create, market and distribute direct response advertisements to sell the Company’s products. GRM was responsible for creating, financing, producing, testing and evaluating a radio commercial to market the Company’s products in exchange for $50,000 and a fully vested, non-forfeitable warrant to purchase 1,000,000 shares of common stock at a price of $1.25 per share with an estimated fair value of $951,495 using the Black-Scholes pricing model. The fair value of the warrant was recorded to prepaid expenses at the time of issuance and was expensed over the five-month term of service. The Company expensed $0 and $570,897 to media and marketing services expense for the years ended December 31, 2010 and 2009, respectively. The warrant included an anti-dilutive provision that reduced the exercise price of the warrant if the Company at any time while this warrant is outstanding sells and issues any common stock at a price per share less than the then exercise price. During August 2009, the Company received a waiver whereby GRM permanently waived, as of and after April 1, 2009, any and all exercise price adjustments that would otherwise occur, or would have occurred on or after April 1, 2009, as a result of this provision.

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 5 — STOCKHOLDERS’ DEFICIT  – (continued)

On March 24, 2009, the Company entered into a Media and Marketing Services Agreement with GRM. Pursuant to the agreement, GRM will provide direct response media campaigns, including radio and television direct response commercials, to promote the Company’s products and services and will purchase media time on the Company’s behalf. During the term of the agreement, which is to continue until December 31, 2013, as amended, subject to certain rights of termination, GRM will be the exclusive provider of all direct-response television and radio media purchasing and direct response production services.

As compensation for GRM’s services, the Company agreed to amend the warrant described above so that the terms were consistent with the warrants described below. None of the amended terms resulted in an accounting change to the warrant. In conjunction with the execution of the Media and Marketing Services Agreement and for creating, financing, producing, testing and evaluating a television commercial to market the Company’s products, the Company issued to GRM a second five-year warrant for the purchase of 1,000,000 shares of the Company’s common stock at a price of $1.25 per share valued at $712,303 using the Black-Scholes pricing model. The fair value of the warrant was recorded to prepaid expenses at the time of issuance and was expensed over the five-month expected term of service to media and marketing services expense during the year ended December 31, 2009. This warrant may be exercised only for cash. Finally, the Company agreed to issue to GRM a five-year warrant (“Media Services Warrant”) for the purchase of 8,000,000 shares of the Company’s common stock at an exercise price of $1.25 per share. The Media Services Warrant may be exercised only with cash and is subject to vesting as follows: for each $2 of media placement costs advanced by GRM on the Company’s behalf, the right to purchase one share of the Company’s common stock will vest. During the years ended December 31, 2010 and 2009, the right to purchase 6,162,668 and 1,837,332 of the 8,000,000 Media Services Warrant shares vested and were valued at $18.6 million and $4.6 million using the Black-Scholes pricing model. The fair value of these vested shares has been expensed to media and marketing services expense. The remaining 6,162,668 unvested shares at December 31, 2009 from the Media Services Warrant were not guaranteed to vest as they were contingent on GRM advancing media placement costs, therefore, those unvested warrants were not included or accounted for as outstanding dilutive securities at December 31, 2009. These warrants included an anti-dilutive provision that reduced the exercise price of the warrants if the Company at any time while the warrants are outstanding sells and issues any common stock at a price per share less than the then exercise price. During August 2009, the Company received a waiver whereby GRM permanently waived, as of and after April 1, 2009, any and all exercise price adjustments that would otherwise occur, or would have occurred on or after April 1, 2009, as a result of this provision.

On April 1, 2009, the Company entered into an agreement with a consultant for management consulting and business advisory services on an as needed basis. The consultant was granted a warrant to purchase 850,000 shares of the Company’s common stock for a period of five years at an exercise price of $1.25. These warrants vest as follows: 300,000 immediately and 50,000 per month on the 1st day of each month commencing May 1, 2009 and ending March 1, 2010. During the years ended December 31, 2010 and 2009, the right to purchase 150,000 and 700,000 of the warrant shares vested and were valued at $523,610 and $1,162,294 using the Black-Scholes pricing model. The fair value of these vested shares has been expensed to general and administrative expense.

On April 5, 2009, the Company entered into an agreement with a consultant for marketing related services. The agreement had a term of three months. The agreement provided compensation of $13,000 for month one, $14,000 for month two and $15,000 for month three. In addition, the consultant was granted a warrant to purchase 15,000 shares of the Company’s common stock for a period of five years at an exercise price of $1.25. This warrant was to vest 5,000 shares per month over the term of the agreement. On May 15, 2009, the original agreement was terminated, along with the right to purchase 8,387 shares of common stock that would have vested over the remaining term of the agreement, and the Company entered into a second agreement with the consultant. The second agreement had a term of three months and provided for

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 5 — STOCKHOLDERS’ DEFICIT  – (continued)

compensation of $17,500 for month one, of which 50% was deferred for 30 days, and $8,750 per month thereafter. In addition, the consultant was granted a warrant to purchase 15,000 shares of the Company’s common stock for a period of five years at an exercise price of $1.25. The warrant was to vest 5,000 shares per month over the term of the second agreement. The second agreement also provided for a bonus of up to 50,000 additional warrant shares at an exercise price of $1.83 for achieving certain goals. On June 15, 2009, the second agreement was terminated, along with the right to purchase 10,000 shares of common stock that would have vested in July and August 2009, and the Company entered into a third agreement with the consultant. The third agreement had a term of two months. The third agreement provided compensation of $12,500 per month. In addition, the consultant was granted a warrant to purchase 10,000 shares of the Company’s common stock for a period of five years at an exercise price of $1.25. This warrant vests 5,000 shares per month over the term of the agreement. Additionally, the consultant was granted a warrant to purchase 5,000 shares of the Company’s common stock for a period of five years at an exercise price of $1.83 for deferring 50% of the compensation due for May 2009 until July 30, 2009 and a warrant to purchase 5,000 shares of the Company’s common stock for a period of five years at an exercise price of $1.83 as part of the bonus that was earned under the second agreement. The third agreement also provided for a bonus of up to 45,000 additional warrant shares at an exercise price of $1.83 for achieving certain goals. These goals were achieved and the Company issued the bonus warrant to the consultant on August 15, 2009. The fair value of the 76,613 warrant shares that were granted and vested totaled $127,803 and was expensed to general and administrative expense during the year ended December 31, 2009.

In May 2009, the Company began an offering to the holders of its warrants issued with “cashless exercise” provisions and/or “down-round” provisions (collectively the “Released Provisions”). Pursuant to the offering, the warrant holders were given the opportunity to increase by 10% the number of shares of common stock covered by their warrants in exchange for extinguishing the Released Provisions from their warrants. In order for the warrant holders to take advantage of the offer, they were required to exercise a portion of their warrant(s) and purchase for cash no less than 30% of the shares of common stock covered by their warrant(s), after giving effect to the increase. On June 29, 2009, the Company filed a Schedule TO with the SEC covering this offering. Per the Schedule TO, the offering was to expire on July 28, 2009. The Schedule TO was subsequently amended and the offering was extended until August 17, 2009. The Company received $2,008,180 in proceeds, net of offering costs of $72,835, and issued 1,838,952 shares of common stock to warrant holders that participated in this offer. Additionally, the Company issued warrants to purchase 269,681 shares of the Company’s common stock which represented the 10% increase in the shares of common stock covered by the warrants. The additional warrants were valued at $548,728, using the Black Scholes pricing model, and were expensed to interest expense during the year ended December 31, 2009.

On May 15, 2009, the Company entered into an agreement with a consultant for marketing related services. The agreement had a term of three months and provided compensation of $17,500 for month one, of which 50% will be deferred for 30 days, and $8,750 per month thereafter. In addition, the consultant was granted a warrant to purchase 15,000 shares of the Company’s common stock for a period of five years at an exercise price of $1.83. The warrant was to vest 5,000 shares per month over the term of the agreement. The agreement also provided for a bonus of up to 50,000 additional warrant shares at an exercise price of $1.83 for achieving certain goals. On June 15, 2009, the agreement was terminated, along with the right to purchase 10,000 shares of common stock that would have vested in June and July 2009, and the Company entered into a second agreement with the consultant. The second agreement had a term of two months and provided for compensation of $12,500 per month. In addition, the consultant was granted a warrant to purchase 10,000 shares of the Company’s common stock for a period of five years at an exercise price of $1.83. This warrant vests 5,000 shares per month over the term of the agreement. Additionally, the consultant was granted a warrant to purchase 5,000 shares of the Company’s common stock for a period of five years at an exercise price of $1.83 for deferring 50% of the compensation due for May 2009 until July 30, 2009 and a warrant to purchase 5,000 shares of the Company’s common stock for a period of five years at an exercise

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 5 — STOCKHOLDERS’ DEFICIT  – (continued)

price of $1.83 as part of the bonus that was earned under the first agreement. The second agreement also provided for a bonus of up to 45,000 additional warrant shares at an exercise price of $1.83 for achieving certain goals. These goals were achieved and the Company issued the bonus warrant to the consultant on August 15, 2009. The fair value of the 70,000 warrant shares that were granted and vested of $115,684 was expensed to general and administrative expense during the year ended December 31, 2009.

On August 1, 2009, the Company entered into an agreement with a consultant for business development services related to the signing of the Wiley licensing contract. The consultant was granted a warrant to purchase 55,000 shares of the Company’s common stock for a period of three years at an exercise price of $2.18. The warrant was to vest 15,000 shares at the signing of the Wiley contract, 15,000 shares at the Wiley launch and 25,000 shares at the earlier of the first anniversary date of the agreement or when sales of the Wiley branded products exceed 100,000 units. During the years ended December 31, 2010 and 2009, the right to purchase 40,000 and 15,000 of the warrant shares vested and were valued at $69,155 and $25,933 using the Black-Scholes pricing model. The fair value of these vested shares has been expensed to general and administrative expense.

On May 1, 2009, the Company entered into an agreement with a consultant to provide investor relations services. The agreement was amended in August 2009 to include the issuance of a warrant to purchase 5,000 shares of the Company’s common stock for a period of three years at an exercise price of $2.25 for each month the contract remained in effect. The contract was terminated after three months. The fair value of the 15,000 warrant shares that were granted and vested of $23,751 was expensed to general and administrative expense during the year ended December 31, 2009.

See Note 6 for additional warrants issued related to the convertible notes payable.

The following represents a summary of the warrants outstanding at December 31, 2010 and 2009 and changes during the years then ended:

	Year Ended
	December 31, 2010			December 31, 2009
	Number of Warrants	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number of Warrants	Weighted Average Exercise Prices	Aggregate Intrinsic Value
Outstanding and exercisable, beginning of year	13,026,657	$1.20		11,029,890	$1.14
Issued	6,162,668	$1.25		4,421,916	$1.29
Exercised	(466,012)	$1.19		(2,425,149)	$1.12
Outstanding, end of year	18,723,313	$1.22	$25,341,692	13,026,657	$1.20	$45,517,994
Exercisable, end of year	18,723,313	$1.22	$25,341,692	12,836,657	$1.19	$45,000,494

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 5 — STOCKHOLDERS’ DEFICIT  – (continued)

The following table summarizes information about warrants outstanding at December 31, 2010:

Exercise Price	Number of Warrant Shares	Weighted Average Remaining Contractual Life (Years)
$1.00	2,625,503	0.86
$1.01	700,306	4.91
$1.20	236,750	2.09
$1.25	14,900,764	2.82
$1.80	2,500	3.31
$1.83	125,000	3.38
$2.05	77,490	3.73
$2.18	55,000	1.72
	18,723,313	2.62

The weighted average grant date fair value of warrants granted during the years ended December 31, 2010 and 2009 was $3.09 and $0.91 per share, respectively.

The Company’s common stock purchase warrants do not trade in an active securities market, therefore, we estimate the fair value of these warrants using the Black-Scholes option pricing model using the following assumptions for the years ended December 31, 2010 and 2009:

	2010	2009
Annual dividend yield	0.0%	0.0%
Average expected life (years)	3.54 – 4.29	2.07 – 5.10
Risk-free interest rate	1.34 – 2.52%	1.46 – 3.72%
Expected volatility	38 – 88%	85 – 103%

Expected volatility is based primarily on historical volatility. Historical volatility was computed using weekly pricing observations for the prior year. The Company believes this method produces an estimate that is representative of the Company’s expectations of future volatility over the expected term of these warrants. The Company currently has no reason to believe future volatility over the expected remaining life of these warrants is likely to differ materially from historical volatility. The expected life is based on the remaining term of the warrants. The risk-free interest rate is based on 5-year to 10-year U.S. Treasury securities.

Stock options

In January 2005, the Company adopted the CyberDefender Corporation 2005 Stock Option Plan (sometimes called the CyberDefender Corporation 2005 Equity Incentive Plan and referred to herein as the “2005 Plan”), which provides for the granting of Incentive Stock Options or Nonstatutory Stock Options, the issuance of stock appreciation rights, stock purchase rights and awards of stock. Under the terms of the 2005 Plan, the exercise price of options granted may be equal to, greater than or less than the fair market value on the date of grant, the options have a maximum term of ten years and generally vest over a period of service or attainment of specified performance objectives. The maximum aggregate amount of options that may be granted from the 2005 Plan is 931,734 shares, of which awards for the purchase of 670,733 shares have been granted and are outstanding, awards for the purchase of 198,125 shares have been exercised and awards for the purchase of 62,876 shares are available for grant at December 31, 2010.

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 5 — STOCKHOLDERS’ DEFICIT  – (continued)

On October 30, 2006, the Company adopted the Amended and Restated 2006 Equity Incentive Plan (“2006 Plan”) that provides for the granting of Incentive Stock Options or Nonstatutory Stock Options, the issuance of stock appreciation rights, stock purchase rights and awards of stock. Under the terms of the 2006 Plan, the exercise price of options granted may be equal to, greater than or less than the fair market value on the date of grant, the options may have a maximum term of ten years and generally vest over a period of service or attainment of specified performance objectives. The maximum aggregate amount of stock based awards that may be granted from the 2006 Plan is 2,875,000 shares, of which awards for the purchase of 2,055,163 shares have been granted and are outstanding, awards for the purchase of 326,691 shares have been exercised, awards of stocks totaling 286,666 shares have been awarded and awards for the purchase of 206,480 shares are available for grant at December 31, 2010.

On January 1, 2009, the Company entered into a three-month consulting agreement with Unionway International, LLC, an entity controlled by Mr. Bing Liu, for consulting services. As part of the agreement, Mr. Liu was granted 10-year options to purchase a total of 18,000 shares of common stock at an exercise price of $1.00 per share vesting over the term of the agreement as compensation for 2008 achievements. In addition, Mr. Liu was granted 10-year options to purchase 5,000 shares of common stock at an exercise price of $1.00 per share vesting 2,500 shares on January 1, 2009, 1,250 shares on February 1, 2009 and 1,250 shares on March 1, 2009.

On January 17, 2009, the Company entered into a two-month consulting agreement with a consultant for services relating to financial management and reporting. As part of the agreement, the consultant was granted options to purchase 2,500 shares of common stock at an exercise price of $1.25 per share, per month for the term of the agreement.

On April 1, 2009, the Company entered into a three-month consulting agreement with Unionway International, LLC, an entity controlled by Mr. Bing Liu, for consulting services. As part of the agreement, Mr. Liu was granted a 10-year option to purchase 15,000 shares of common stock at an exercise price of $1.25 per share vesting over the term of the agreement.

During 2009, the Company granted to employees options to purchase a total of 417,126 shares of common stock under the 2006 Plan and the 2005 Plan at a prices ranging from of $1.00 to $4.60 per share.

During the year ended December 31, 2010, the Company granted to employees options to purchase a total of 1,036,626 shares of common stock under the 2006 Plan and the 2005 Plan at prices ranging from $1.00 to $4.70 per share.

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 5 — STOCKHOLDERS’ DEFICIT  – (continued)

A summary of stock option activity for the 2005 Plan and 2006 Plan is as follows:

	Year Ended
	December 31, 2010				December 31, 2009
	Weighted Number of Options	Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value	Number of Options	Weighted Average Exercise Prices	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, beginning of year	1,856,293	$1.09			1,444,084	$0.83
Granted	1,086,126	$3.67			957,126	$1.44
Exercised	(73,200)	$0.85			(300,679)	$0.93
Cancelled/forfeited	(143,323)	$2.27			(244,238)	$1.10
Outstanding, end of year	2,725,896	$2.06	7.62	$3,595,952	1,856,293	$1.09	7.57	$6,699,108
Vested and expected to vest in the future	2,486,255	$1.85	7.45	$3,661,831	1,677,043	$1.01	7.40	$6,183,077
Exercisable, end of year	1,699,325	$1.20	6.72	$3,298,981	1,160,210	$0.81	6.71	$4,510,095

The weighted-average grant date fair value of options granted during the years ended December 31, 2010 and 2009 was $2.46 and $1.29 per share, respectively.

As of December 31, 2010 and 2009, 1,026,571 and 696,083 of the options granted are not vested with total unrecognized compensation cost of $1,627,243 and $735,771, respectively. At December 31, 2010 and 2009, the remaining value of non-vested options granted is expected to be recognized over the weighted average vesting period of 2.68 and 2.53 years, respectively.

The Company recorded compensation expense associated with the issuance and vesting of stock options of $1,018,044 and $308,776 in general and administrative expense for the years ended December 31, 2010 and 2009, respectively.

During the years ended December 31, 2010 and 2009, 73,200 and 300,679 of employee stock options were exercised for total proceeds to the Company of $62,391 and $279,978, respectively. The aggregate intrinsic value of the exercised options was $242,100 and $689,630 for the years ended December 31, 2010 and 2009, respectively.

The Company’s common stock options do not trade in an active securities market, therefore, we estimate the fair value of these warrants using the Black-Scholes option pricing model using the following average assumptions for the years ended December 31, 2010 and 2009:

	2010	2009
Annual dividend yield	0.0%	0.0%
Average expected life (years)	5.78	5.46
Risk-free interest rate	2.56%	2.25%
Expected volatility	61.68%	69.89%

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 5 — STOCKHOLDERS’ DEFICIT  – (continued)

Expected volatility is based primarily on historical volatility. The Company believes this method produces an estimate that is representative of the Company’s expectations of future volatility over the expected term of these options. The Company currently has no reason to believe future volatility over the expected remaining life of these options is likely to differ materially from historical volatility. The expected life is based on the remaining term of the options. The risk-free interest rate is based on 5-year to 10-year U.S. Treasury securities.

NOTE 6 — NOTES PAYABLE

Convertible Notes

On September 12, 2006, the Company entered into a Securities Purchase Agreement with 13 accredited investors pursuant to which it sold 10% secured convertible debentures (the “2006 Debentures”) in the aggregate principal amount of $3,243,378 and common stock purchase warrants to purchase an aggregate of 3,243,378 shares of the Company’s common stock at $1.00 per share. The 2006 Debentures were convertible at $1.00 (the “Base Conversion Price”) into shares of common stock. The 2006 Debentures matured on September 12, 2009 and bore interest at the rate of 10% per year, payable quarterly. If, during the time that the 2006 Debentures were outstanding, the Company sold or granted any option to purchase (other than options issued pursuant to a plan approved by our board of directors), or sold or granted any right to reprice its securities, or otherwise disposed of or issued any common stock or common stock equivalents entitling any person to acquire shares of the Company’s common stock at a price per share that was lower than the conversion price of the debentures or that was higher than the Base Conversion Price but lower than the daily volume weighted average price of the common stock, then the conversion price of the 2006 Debentures would be reduced. During August 2009, the Company received a waiver whereby the holders of the 2006 Debentures permanently waived, as of and after April 1, 2009, any and all conversion or exercise price adjustments that would otherwise occur, or would have occurred on or after April 1, 2009, as a result of this provision.

Under the terms of the Registration Rights Agreement executed in conjunction with the offering, the Company is obligated to register for resale at least 130% of the shares of its common stock issuable upon the conversion of the 2006 Debentures and the exercise of the common stock purchase warrants. However, the agreement also prohibits the Company from registering shares of common stock on a registration statement that total more than one-half of the issued and outstanding shares of common stock, reduced by 10,000 shares.

If a registration statement was not filed within 30 days of the sale of the 2006 Debentures, or was not effective 120 days from the date of the sale of the 2006 Debentures, which was January 10, 2007, or if the Company did not respond to an SEC request for information during the registration period within 10 days of notice, the Company was required to pay to each holder of its 2006 Debentures an amount in cash, as partial liquidated damages and not as a penalty, equal to 1.5% of the aggregate subscription amount paid by each holder. The Company, (1) was not liable for liquidated damages with respect to any warrants or warrant shares, (2) was not liable for liquidated damages in excess of 1.5% of the aggregate subscription amount of the holders in any 30-day period, and (3) the maximum aggregate liquidated damages payable to a holder was 18% of the aggregate subscription amount paid by such holder up to a maximum aggregate liquidated damages of 18% of the total amount of the 2006 Debentures, or $583,808. If the Company failed to pay any partial liquidated damages in full within seven days after the date payable, the Company would pay interest at a rate of 18% per annum to the holder, accruing daily from the date such partial liquidated damages were due until such amounts, plus all such interest, were paid in full. The partial liquidated damages applied on a daily pro-rata basis for any portion of a month.

Pursuant to Amendment No. 1 to the Registration Rights Agreement, the holders of the Company’s 2006 Debentures agreed to extend the filing date of the registration statement to October 31, 2006, and pursuant to Amendment No. 2 to the Registration Rights Agreement, the holders of the Company’s 2006 Debentures agreed to extend the filing date of the registration statement to November 3, 2006. The Company did not meet

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 6 — NOTES PAYABLE  – (continued)

the 10 day response period for responding to an SEC request for additional information nor did the Company meet the target registration statement effectiveness date of January 10, 2007. The holders did not agree to waive the liquidated damages that accrued due to the Company’s failure to meet the 10 day period for responding to an SEC request for additional information nor did the holders agree to waive the liquidated damages that accrued due to the Company’s failure to have the registration statement declared effective by January 10, 2007.

The Company believed, at the time the 2006 Debentures were issued, that it was probable that it would be in violation of certain filing provisions within the Registration Rights Agreement and recorded $111,897 as a discount to the 2006 Debentures. On March 23, 2007 the Company entered into a Consent and Waiver agreement as more fully described below that determined the actual liquidated damages to be $169,917 calculated through March 23, 2007 and covering the period through April 30, 2007.

The Consent and Waiver allowed the Company to pay the liquidated damages in one of two ways to be chosen by each holder. For payment of the 2006 Debenture holder’s pro rata portion of the liquidated damages, the 2006 Debenture holder could choose to increase the principal amount of his 2006 Debenture by his pro-rata share of the liquidated damages amount or accept shares of the Company’s common stock valued at $0.85 per share for this purpose. The Consent and Waiver allowed the Company to issue these shares without triggering the anti-dilution rights included in the original offering documents. At December 31, 2010 and 2009, $3,658 of these damages remained in accrued expenses.

The Company did not meet the April 30, 2007 date for its registration statement to be declared effective by the SEC. The registration statement became effective on July 19, 2007. As a result, the Company incurred additional liquidated damages for the period May 1 through July 19, 2007 of $132,726. On September 21, 2007 the Company received from the holders of the 2006 Debentures a second Consent and Waiver. The holders of the 2006 Debentures agreed to accept shares of the Company’s common stock at $0.85 per share instead of cash as payment for the interest due on July 1, 2007 and October 1, 2007 and for damages incurred under the Registration Rights Agreement. The Company issued 931 shares in April 2009 as partial payment for these liquidated damages valued at $791. At December 31, 2010 and 2009, $25,422 of these damages remained in accrued expenses.

The Company did not meet the August 18, 2007 date to file a second registration statement. As a result, the Company incurred additional liquidated damages for the period August 18 through December 19, 2007 of $194,603. The Company received from the holders of the 2006 Debentures a third Consent and Waiver, dated February 13, 2008 and amended on August 19, 2008. The third Consent and Waiver waived the requirement included in the 2006 Debentures and the Registration Rights Agreement that the Company file a second registration statement, waived the liquidated damages that accrued from and after December 19, 2007 and waived the payment of any interest that would have accrued on the liquidated damages. The holders of the 2006 Debentures agreed to accept either additional debentures or shares of the Company’s common stock at $0.85 per share instead of cash as payment for the interest due on January 1, 2008 and as payment of the liquidated damages accrued prior to December 19, 2007 under the Registration Rights Agreement. In September 2008, the Company issued $64,422 in additional unsecured convertible 10% debentures (“2006 Unsecured Debentures”) as payment of liquidated damages, which included $4,422 of penalty interest, and $26,868 in 2006 Unsecured Debentures as payment for quarterly interest due on January 1, 2008, which included $1,868 of penalty interest. The 2006 Unsecured Debentures had a term of 18 months and are convertible at $0.85 per share. During October and December 2008, the Company issued $349,494 in 2006 Unsecured Debentures as payment of liquidated damages, quarterly interest, and penalty interest. The Company issued 5,567 shares in April 2009 as final payment for $4,732 in liquidated damages.

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 6 — NOTES PAYABLE  – (continued)

According to the terms of the 2006 Debentures, the Company was to make interest payments quarterly on January 1, April 1, July 1 and October 1 until September 2009, when the principal amount and all accrued but unpaid interest was due. The Company failed to make the interest payments that were due on January 1, April 1, and July 1 2009, totaling $126,614. The Company issued 9,281 shares in April 2009 as partial payment for $7,886 in interest. In May 2009, the Company paid $56,575 for quarterly interest, which included $3,810 of penalty interest. In September 2009, the Company paid $47,614 for quarterly interest. At December 31, 2010 and 2009, $69,982 remained in accrued interest on the 2006 Debentures.

The holders of certain shares and warrants for the purchase of common stock issued in conjunction with the sale of the Company’s Secured Convertible Promissory Notes during the period from November 2005 through March 2006, which were converted on September 12, 2006, also have certain registration rights. These holders agreed to defer their rights to require registration of their securities on the registration statement the Company filed; however, they have maintained the rights to piggyback on future registration statements filed by the Company.

The Company has accounted for the 2006 Debentures according to FASB ASC Topic 470, “Debt.” The value of the 2006 Debentures was allocated between the 2006 Debentures, the registration rights arrangement and the warrants, including the discount, which amounted to $63,689, $111,897 and $3,067,792, respectively. The discount of $3,179,689 related to the registration rights arrangement and the warrants, including the discount, is being amortized over the term of the 2006 Debentures. The Company amortized $0 and $477,282 to interest expense for the years ended December 31, 2010 and 2009, respectively.

In addition, as part of the transaction, the Company paid $217,000, issued 1,000,515 shares of common stock in November 2006 valued at $1,000,515 and issued 217,000 unit purchase options with each unit consisting of 1 share of common stock and a warrant to purchase 1 share of common stock for $1.00 per share in November 2006. The unit purchase options were valued at $374,531 using the Black-Scholes option pricing model. These costs, totaling $1,592,046, are being amortized over the term of the 2006 Debentures. The Company recorded amortization of $0 and $238,605 to interest expense related to the 2006 Debentures during the years ended December 31, 2010 and 2009, respectively.

During 2009, certain holders of the 2006 Debentures converted $2,001,970 of principal into 2,001,970 shares of common stock at $1.00 per share.

During 2009, certain holders of the 2006 Unsecured Debentures converted $440,784 of principal into 518,574 shares of common stock at $0.85 per share.

As of December 31, 2009, all of the holders of the 2006 Debentures and 2006 Unsecured Debentures have converted the outstanding principal amount to shares of common stock and all of the related note discount and debt issuance costs have been amortized to interest expense.

On November 21, 2008, the Company entered into a fifth Consent and Waiver agreement whereby the holders of the 2006 Debentures agreed to allow the Company to sell up to $1,200,000 in aggregate principal amount of the Company’s 10% Convertible Promissory Notes (“2008 Convertible Notes”), due eleven months from the date of issuance and convertible into shares of Common Stock at a conversion price of $1.25 per share. In consideration of the waiver and the consent provided by the holders, the Company agreed to accelerate the maturity date of the 2006 Unsecured Debentures to September 12, 2009 and the Company agreed and acknowledged that the 2006 warrant shares and the shares of common stock underlying the 2006 Unsecured Debentures issued or issuable to each of the holders in payment of interest and liquidated damages pursuant to prior consent and waiver agreements shall carry “piggyback” registration rights.

Per the Consent and Waiver discussed above, in November and December 2008, the Company entered into a Securities Purchase Agreement, that also included registration rights, with certain accredited investors to which it sold 2008 Convertible Notes in the aggregate principal amount of $845,000, which may be converted

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 6 — NOTES PAYABLE  – (continued)

at the price of $1.25 per share (subject to adjustment as discussed below) into an aggregate of 676,000 shares of common stock. In conjunction with the sale of the 2008 Convertible Notes, the Company issued common stock purchase warrants to purchase an aggregate of 338,000 shares of common stock at $1.25 per share and paid its placement agent a total of $50,700 in commissions and issued to its placement agent a five-year warrant to purchase an additional 50,700 shares of the Company’s common stock, at an exercise price of $1.25 per share, valued at $47,498 using the Black-Scholes option pricing model. In January 2009, the Company completed the sale and issuance of the Company’s 2008 Convertible Notes. Accordingly, the Company received additional gross proceeds of $355,000, which may be converted at the price of $1.25 per share (subject to adjustment as discussed below) into an aggregate of 284,000 shares of common stock. In conjunction with the sale of the 2008 Convertible Notes, the Company issued common stock purchase warrants to purchase an aggregate of 142,000 shares of common stock at $1.25 per share and paid its placement agent a total of $21,300 in commissions and issued to its placement agent a five-year warrant to purchase an additional 21,300 shares of the Company’s common stock, at an exercise price of $1.25 per share, valued at $18,197 using the Black-Scholes option pricing model.

If, during the time that the 2008 Convertible Notes were outstanding, the Company sold or granted any option to purchase (other than options issued to its employees, officers, directors or consultants), or sold or granted any right to re-price its securities, or otherwise dispose of or issue any common stock or common stock equivalents entitling any person to acquire shares of our common stock at a price per share that was lower than the conversion price of these notes, then the conversion price of the 2008 Convertible Notes would be reduced according to the following weighted average formula: the conversion price will be multiplied by a fraction the denominator of which will be the number of shares of common stock outstanding on the date of the issuance plus the number of additional shares of common stock offered for purchase and the numerator of which will be the number of shares of common stock outstanding on the date of such issuance plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at the conversion price. A reduction in the conversion price resulting from the foregoing would allow holders of the Company’s 2008 Convertible Notes to receive more than 960,000 shares of its common stock upon conversion of the outstanding principal amount. In that case, an investment in the Company’s common stock would be diluted to a greater extent than it would be if no adjustment to the conversion price were required to be made. During August 2009, the Company received a waiver from the holders of the 2008 Convertible Notes pursuant to which they forever waived, as of and after April 1, 2009, any and all conversion or exercise price adjustments that would otherwise occur, or would have otherwise occurred on or after April 1, 2009, as a result of this provision.

The warrants are redeemable at a price of $0.01 per share in the event (i) the average VWAP of the Company’s common stock for 10 consecutive trading days equals or exceeds 2.5 times the then current exercise price, (ii) the average daily trading volume of the common stock during such 10-trading day period is at least 50,000 shares and (iii) there is an effective registration statement covering the resale of the shares issuable upon exercise of the warrants.

The total value of the 2008 Convertible Notes was allocated between the 2008 Convertible Notes and the warrants, including the discount, which amounted to $595,646 and $604,354, respectively. The discount of $604,354 ($158,886 was recorded in 2009) related to the warrants is being amortized over the term of the 2008 Convertible Notes. The Company amortized $0 and $547,829 to interest expense related to the 2008 Convertible Notes for the years ended December 31, 2010 and 2009, respectively. At December 31, 2010 and 2009, $0 and $109,001 of accrued interest on these notes was recorded in accrued expenses, respectively.

In addition, as part of the transaction, the Company paid to the placement agent $72,000 and issued common stock purchase warrants to purchase an aggregate of 72,000 shares of common stock at $1.25 per share. The warrants were valued at $65,695 using the Black-Scholes option pricing model. These costs, totaling $137,695 ($39,497 was recorded in 2009), are being amortized over the term of the 2008 Convertible

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 6 — NOTES PAYABLE  – (continued)

Notes. The Company recorded amortization of $0 and $125,092 to interest expense during the years ended December 31, 2010 and 2009, respectively.

On September 30, 2009, all of the holders of the 2008 Convertible Notes converted $1,200,000 of principal into 960,000 shares of common stock at $1.25 per share and all of the related note discount and debt issuance costs have been amortized to interest expense.

During May 2009, the Company entered into a ninth Consent and Waiver agreement whereby the holders of the 2006 Debentures agreed to allow the Company to sell up to $300,000 in aggregate principal amount of the Company’s 10% Convertible Promissory Notes (“2009 10% Convertible Notes”), due five months from the date of issuance and convertible into shares of Common Stock at a conversion price of $1.75 per share. Subsequent to the execution of the Consent and Waiver, in May 2009, the Company entered into a Securities Purchase Agreement with certain accredited investors to which it sold 2009 10% Convertible Notes in the aggregate principal amount of $300,000, which could be converted into an aggregate of 171,429 shares of common stock. In conjunction with the sale of the 2009 10% Convertible Notes, the Company paid its placement agent a total of $12,000 in commissions. The Company recorded amortization of $12,000 to interest expense during the year ended December 31, 2009.

The total value of the 2009 10% Convertible Notes was allocated between the 2009 10% Convertible Notes and the discount, which amounted to $19,715. The discount is being amortized over the term of the 2009 10% Convertible Notes. The Company amortized $19,715 to interest expense related to the 2009 10% Convertible Notes for the year ended December 31, 2009. At December 31, 2010 and 2009, $0 and $12,500 of accrued interest on these notes was recorded in accrued expenses, respectively.

On September 30 2009, all of the holders of the 2009 10% Convertible Notes converted $300,000 of principal into 171,429 shares of common stock at $1.75 per share and all of the related note discount and debt issuance costs have been amortized to interest expense.

On November 4, 2009, the Company closed the sale and issuance of $2.2 million in aggregate principal amount of its 8% Secured Convertible Promissory Notes (the “2009 8% Convertible Notes”), convertible into common stock of the Company at a conversion price of $2.05 per share. The Company has the right, up to and including the trading day immediately prior to the payment due date, to force the holders to convert all or part of the then outstanding principal amount of the 2009 8% Convertible Notes, plus accrued but unpaid interest, into shares of the Company’s common stock if the 10-day volume weighted average price (sometimes referred to as “VWAP”) exceeds 250% of the conversion price. All outstanding principal and interest of the 2009 8% Convertible Notes is due April 1, 2011. Out of the total gross proceeds of the offering, the Company paid its placement agent $154,980 in commissions, equal to 7% of the gross proceeds of the offering, and issued to its placement agent a three year warrant to purchase 77,490 shares of common stock, equal to 3.5% of the number of shares of common stock into which the Notes initially may be converted, at an exercise price of $2.05 per share. The warrants were valued at $132,369 using the Black-Scholes option pricing model. These costs, totaling $287,349, are being amortized over the term of the 2009 8% Convertible Notes. The Company recorded amortization of $239,457 and $47,892 to interest expense during the years ended December 31, 2010 and 2009, respectively. In conjunction with the sale of the 2009 8% Convertible Notes, the Company executed a Security Agreement pursuant to which it granted to the note holders a first lien security interest, subject only to certain Permitted Liens which are defined in the Security Agreement, in certain collateral to secure payment of the 2009 8% Convertible Notes.

The total value of the 2009 8% Convertible Notes was allocated between the 2009 8% Convertible Notes and the discount, which amounted to $745,200. The discount is being amortized over the term of the 2009 8% Convertible Notes. The Company amortized $621,000 and $124,200 to interest expense related to the 2009 8% Convertible Notes for the years ended December 31, 2010 and 2009, respectively. At December 31, 2010, and 2009, $0 and $32,719 of accrued interest on these notes was recorded in accrued expenses, respectively.

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 6 — NOTES PAYABLE  – (continued)

On March 31, 2010, the Company issued in a private placement to GRM a 9% Secured Convertible Promissory Note in the aggregate principal amount of $5.3 million (the “GR Note”), due March 31, 2012. The Company received net proceeds of $5.0 million after payment of an issuance fee of $300,000 to GRM. The Company has recorded the $300,000 as a discount to the GR Note as if the amount were an original issue discount. The GR Note will accrue simple interest at the rate of 9% per annum, payable on the first day of each calendar quarter in cash; provided, however, that GRM may elect to cause the accrued unpaid interest for any applicable quarter to be added to the then outstanding principal amount of the GR Note in lieu of a cash payment of interest by delivering written notice of such election to the Company no later than 15 days prior to the applicable interest payment date. GRM chose to have the interest payments due July 1, 2010 and January 1, 2011 added to the aggregate principal amount of the GR Note. For the year ended December 31, 2010 the Company recorded interest expense of $363,116 under the GR Note.

The outstanding principal amount of the GR Note and accrued unpaid interest due thereon may be converted, at GRM’s election, into the Company’s common stock at a conversion price of $3.50 per share (the “Conversion Price”), subject to adjustment only in the event of stock splits, dividends, combinations, reclassifications and the like. If at any time after 180 days from the later of March 31, 2010 or such date when a registration statement filed with the SEC covering the resale of the shares issuable upon conversion of the GR Note becomes effective, the volume weighted average price of the Company’s common stock for each of any 30 consecutive trading days, which period shall have commenced after the effective date of such registration statement, exceeds 250% of the then applicable Conversion Price, and the daily trading volume for the common stock is at least 100,000 shares (subject to adjustment for stock splits, combinations, recapitalizations, dividends and the like) during such 30 trading day period, then the Company may force GRM to convert all or part of the then outstanding principal amount of the GR Note. GRM has piggyback and demand registration rights with respect to the shares issuable upon conversion of the GR Note. The GR Note was amended subsequent to December 31, 2010, see Note 10 below.

The Company granted GRM a first lien priority security interest in all of the Company’s assets securing the Company’s obligations under the GR Note, subject to certain permitted indebtedness and liens permitted in connection with the same.

The Company agreed that on or before 90 days following March 31, 2010, the Company shall: (i) cause each holder (each, a “Senior Debt Holder”) of the Company’s outstanding 2009 8% Convertible Notes, dated on or about November 5, 2009, in the aggregate principal amount of $2.2 million, to (A) be entirely converted, along with accrued unpaid interest thereon, into shares of the Company’s common stock in accordance with the terms thereof; or (B) expressly subordinate any lien which the Senior Debt Holder holds in the Company’s assets to the GR Note and the security interest granted to GRM pursuant to a written subordination agreement with GRM acceptable to GRM in its sole discretion; or (C) prepay the entire outstanding principal balance of each 2009 8% Convertible Note, and any accrued unpaid interest thereon and cause each of the 2009 8% Convertible Notes to be cancelled. As described above all outstanding principal of the 2009 8% Convertible Notes along with all accrued interest was converted to shares of the Company’s common stock.

The total value of the GR Note was allocated between the GR Note and the discount, which amounted to $1.2 million including the $300,000 issuance fee. The discount will be amortized over the term of GR Note. The Company amortized $453,214 to interest expense related to the GR Note for the year ended December 31, 2010.

As part of the transaction, the Company incurred deferred financing costs of approximately $51,000. These costs are being amortized over the term of the GR Note. The Company recorded amortization of $19,132 to interest expense during the year ended December 31, 2010.

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 6 — NOTES PAYABLE  – (continued)

Effective as of December 3, 2010, the Company and GRM entered into a Revolving Credit Loan Agreement (the “Loan Agreement”) pursuant to which GRM has made available to the Company a secured revolving credit facility in the principal amount not to exceed $5,000,000 (the “Credit Facility”). Pursuant to the terms and conditions of the Loan Agreement, GRM will advance funds to the Company, and the Company will use the funds solely for the Company’s payments of amounts owing to GRM pursuant to the Media Services Agreement. All outstanding principal and accrued but unpaid interest under the Credit Facility is due and payable in full on the earlier of either March 31, 2011 or the closing of the Company’s sale and issuance of any debt or equity securities of the Company in an aggregate amount exceeding $10,000,000. Interest will accrue on the outstanding principal amount advanced under the Credit Facility at an annual rate of 10%, and will be calculated on a per diem basis and added to the principal amount advanced. Upon an event of default, the interest rate will increase to 15% per annum, and GRM may elect to: (1) terminate the Credit Facility; (2) declare immediately due and payable in cash the entire outstanding principal balance, together with any repayment fees, all accrued but unpaid interest, and any and all other amounts due and owing; and (3) exercise any and all rights and remedies available to GRM pursuant to the Loan Agreement or under applicable law. Additionally, GRM also has the right, but not the obligation, and at the Company’s sole cost and expense, to require the Company to retain a consultant or hire a Company executive who would be senior to the Company’s Chief Executive Officer and Chief Financial Officer.

Simultaneously with all repayments of outstanding amounts advanced under the Credit Facility, including repayment of the Credit Facility on the due date, the Company will pay GRM a repayment fee in an amount equal to 10% of the total amount being repaid. Late payments, if any, will incur a fee in an amount equal to 10% of the amount due. This fee is being amortized over the four month term of the Credit Facility. The Company recorded $125,000 to interest expense during the year ended December 31, 2010.

Pursuant to a security agreement, the Company granted to GRM a second lien priority security interest in all of the Company’s assets subject only to liens existing on the original issue date in favor of GRM under the GR Note. Subject to certain limited exceptions, any future debt financing by the Company must be approved by GRM and in all cases must be subordinate to the Credit Facility with respect to both terms of payment and priority.

The Company recorded interest expense of $39,230 for the year ended December 31, 2010, which was added to the principal amount of the Credit Facility. The Credit Facility was amended subsequent to December 31, 2010 and the maturity date of the Credit Facility was amended to March 31, 2012. As a result, borrowings under the Credit Facility have been classified as long-term as of December 31, 2010. See Note 10 below.

Convertible notes payable consist of the following:

	December 31, 2010	December 31, 2009
2009 8% Convertible Notes	$—	$2,214,000
GR Note	5,541,183	—
Credit Facility	5,039,230	—
Unamortized discount	(755,357)	(621,000)
Convertible notes payable, net	$9,825,056	$1,593,000

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 7 — CAPITAL LEASE OBLIGATIONS

The Company leases certain furniture and other equipment under capital leases through October 2013 at implicit rates ranging from 6.7% to 19.4%. The following is a schedule by fiscal years of the future minimum lease payments under these capital leases together with the present value of the net minimum lease payments at December 31, 2010:

2011	$163,819
2012	140,818
2013	44,584
Total minimum lease payments	349,221
Less amount representing interest	(43,215)
Present value of minimum capitalized payments	306,006
Less current portion	(137,435)
Long-term capital lease obligations	$168,572

Property and equipment included $520,756 and $105,924 and accumulated depreciation included $139,150 and $75,064 acquired through capital leases as of December 31, 2010 and 2009, respectively. Depreciation expense of $64,086 and $18,013 is included in the total depreciation expense for the years ended December 31, 2010 and 2009, respectively. Interest expense under these leases were $19,752 and $3,979 for the years ended December 31, 2010 and 2009, respectively.

NOTE 8 — RELATED PARTY TRANSACTIONS

Unionway International, LLC, an entity controlled by Bing Liu, a former officer and director, provided software development services to the Company. During the years ended December 31, 2010 and 2009, the Company paid Unionway International, LLC $0 and $49,500, respectively. Mr. Liu is on the Company’s advisory board as of the date of this filing.

The Company purchased promotional items with the Company’s name and logo on them from VK Productions, an entity controlled by Mr. Guseinov’s spouse. During the years ended December 31, 2010 and 2009, the Company paid VK Productions $31,676 and $10,950, respectively.

On March 24, 2009, the Company entered into a Media and Marketing Services Agreement with GRM as more fully described in Note 5 above. Pursuant to the agreement, GRM will provide direct response media campaigns, including radio and television direct response commercials, to promote the Company’s products and services and will purchase media time on the Company’s behalf. As compensation for the services the Company issued warrants to GRM. See Note 5 for a detailed description of all warrants issued to GRM and the vesting of those warrants. The Media and Marketing Services Agreement was amended on October 15, 2010 to add a monthly creative management fee of $75,000 as all of the warrants issued to GRM had vested. The Company paid GRM $191,129 in creative management fees for the year ended December 31, 2010.

In addition, GRM invoiced the Company $422,573 and $91,867 for the years ended December 31, 2010 and 2009 for their overhead expense reimbursement on media costs incurred by GRM pursuant to the Media Agreement.

On June 23, 2009, the Company appointed a representative of GRM to the Company’s board of directors pursuant to the Media and Marketing Services Agreement. On October 22, 2010, the Company and GRM entered into a Third Amendment to the Media and Marketing Services Agreement (“the Third Amendment”), effective as of October 15, 2010. Pursuant to the Third Amendment, GRM has the right to appoint one observer to the board of directors at any time when there is no GRM director on the board of directors. Effective October 25, 2010, the GRM representative to the Company’s board of directors resigned and GRM appointed an observer.

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 8 — RELATED PARTY TRANSACTIONS  – (continued)

On April 1, 2010, the Company and GRM entered into a License Agreement (the “License Agreement”) whereby the Company granted to GRM an exclusive royalty-bearing license to market, sell and distribute, in the United States through retail channels of distribution (such as retail stores, online retail storefronts, kiosks, counters and other similar retail channels) and television shopping channels (such as QVC and Home Shopping Network), and in certain foreign countries through retail channels, television shopping channels, direct response television and radio, and Internet websites associated with such marketing channels (other than www.cyberdefender.com), the Company’s line of antivirus and Internet security products or services (the “License”).

In consideration of the license granted to GRM in the License Agreement, GRM will pay royalties to the Company on a product-by-product basis for each annual subscription and each annual renewal by end users of the products covered by the License Agreement. Upon the achievement of certain milestones or conditions in the License Agreement, GRM will make annual advances of royalties to the Company in the amount of $250,000 per year. If GRM fails to pay an annual advance when due, and if certain other conditions are met, the License shall become non-exclusive. The Company did not record any revenue under the License Agreement in 2010.

The License Agreement provides that GRM and the Company will share costs associated with localizing products and related material to comport to the language, laws and/or customs of foreign countries, subject to certain caps on GRM’s expenses with respect to such localization efforts.

Under the License Agreement, the Company will provide customer service and all product and technical support services to end users of the products in the United States and will retain all revenue from such services. Additionally, with respect to each foreign country in which GRM markets the products, the Company will have the right to provide customer service and all product and technical support services to end users of the products in such foreign country.

The License Agreement also provides that, after certain conditions are met, the Company has the right to buy back and terminate the License (and the related rights of GRM) as it relates to the territory of United States (the “Domestic Buy-Out Right”) and/or to the collective territories outside of the United States (the “International Buy-Out Right”). The price to be paid by the Company in connection with the Domestic Buy-Out Right or International Buy-Out Right, as applicable, will be based on a combination of factors, including (i) the annualized gross revenue earned by GRM in connection with the sale and distribution of products in the applicable territory being “bought out” by the Company (the “Annualized Gross Revenue”), (ii) the enterprise value of the Company, (iii) the gross revenue of the Company for the 12 months preceding its exercise of such buy-out right and/or (iv) the fair market value of GRM’s rights under the License Agreement (with respect to the territory being “bought out” by the Company). In no case, however, will the buy-out price be less than (a) 1.5 times the Annualized Gross Revenue, if the applicable buy-out right is exercised within one year of such right becoming exercisable, or (b) 3.0 times the Annualized Gross Revenue, if the applicable buy-out right is exercised at any time after the one-year anniversary of such right becoming exercisable. The buy-out price will be payable in cash or in shares of the Company’s common stock, or any combination thereof, at GRM’s discretion.

The License Agreement may be terminated by mutual consent of the parties. The License Agreement may also be terminated by either party upon a default of the other party under the License Agreement that remains uncured for 30 days following notice of such default. Additionally, GRM may terminate the License Agreement at any time for convenience, provided that GRM may not market any antivirus or Internet security products or services that compete with the Company’s products or services in the distribution channels covered by the License Agreement for one year following such a termination for convenience. On October 22, 2010, the Company and GRM entered into a First Amendment to the License Agreement (“the First Amendment”), effective as of October 15, 2010. Pursuant to the First Amendment, the royalties payable in

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 8 — RELATED PARTY TRANSACTIONS  – (continued)

Schedule D to the License Agreement were amended and GRM was provided the one time right to cause the eighteen months cutoff date (to which reference is made in the definition of the International Roll-Out Date) to be delayed for a period of up to 12 months in the event that GRM elects to delay its marketing of the products in the International Territory for legitimate business reasons, including, without limitation, delays in the development of the required processes, systems or other aspects of GRM’s business.

See Note 6 for a detailed description of the GR Note and Revolving Credit Facility. See Note 10 for subsequent events related to GRM.

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Royalty Agreement

On July 24, 2009, the Company entered into a licensing agreement with Wiley Publishing, Inc., owner of the For Dummies® trademark, for use of the For Dummies® trademark in connection with the manufacture, development, operation, sale, distribution and promotion of the Company’s products. The term of the agreement is five years with an option for the Company to renew for an additional five years provided that the Company has paid to Wiley a minimum royalty of $2,000,000 during the initial term of the agreement. The Company paid a $100,000 non-refundable royalty advance that is recorded in prepaid expenses on the accompanying balance sheet as of December 31, 2010 and 2009.

Operating Leases

The Company’s primary offices are in Los Angeles, California. The Company entered into a lease on October 19, 2007 which commenced on March 24, 2008 for approximately 4,742 rentable square feet of office space with a term of sixty-two months. On October 9, 2009, the Company entered into a second amendment of its lease with its current landlord to relocate and to occupy approximately 16,000 square feet in the building to accommodate growth. The lease calls for a base monthly rent of $35,060 with annual increases of 3% plus common area expenses with a term of ten years. The Company’s rent on its original space was abated beginning July 1, 2009 and the abatement continues on the new space for a period of fourteen (14) months from the date the Company began to occupy the new space, which was February 1, 2010, as long as the Company abides by all the terms and conditions of the lease and if no event of default occurs. Rent expense (including any rent abatements or escalation charges) is recognized on a straight-line basis from the date the Company takes possession of the property to the end of the lease term. In the event the Company fails to abide by all the terms and conditions of the lease or an event of default occurs the Company shall reimburse the landlord for the abated rent along with interest. On August 9, 2010, the Company entered into a third amendment to the lease for the Company’s premises. Pursuant to the third amendment, the Company will occupy an additional 16,000 square feet in the building to accommodate growth. The third amendment requires a base monthly rent upon occupancy of $35,060 for the additional space, making the total base monthly rent $70,120, with annual increases of 3%. The Company began to occupy the additional space on December 1, 2010. The third amendment provides for six months of rent abatement on the additional space as long as the Company occupies the space for the full lease term. In the event the Company fails to abide by all the terms and conditions of the lease or an event of default occurs the Company shall reimburse the landlord for the abated rent along with interest. Aside from the monthly rent, the Company is required to pay its share of common operating expenses.

The Company also leases equipment under operating leases that expire at various dates through 2013.

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 9 — COMMITMENTS AND CONTINGENCIES  – (continued)

As of December 31, 2010, the Company’s future minimum lease payments required under the operating leases with initial or remaining terms in excess of one year are as follows:

Years Ending December 31,
2011	$724,051
2012	889,973
2013	909,649
2014	935,542
2015	963,608
Thereafter	4,198,061
Total	$8,620,884

Total rent expense for the years ended December 31, 2010 and 2009 was $403,976 and $155,288, respectively, which is included in general and administrative expense.

Employment Agreements

On April 26, 2010 the Company entered into an Amended and Restated Key Executive Employment Agreement with each of Gary Guseinov, the Company’s Chief Executive Officer, Kevin Harris, the Company’s Chief Financial Officer, and Igor Barash, the Company’s Chief Information Officer.

Amended and Restated Key Executive Employment Agreement with Gary Guseinov (the “Guseinov Agreement”)

The Guseinov Agreement has a term of three years commencing as of January 1, 2010 and will renew for successive one-year periods if not terminated sooner in accordance with its terms. The Company will pay Mr. Guseinov an annual base salary of $281,250 plus certain reimbursable expenses. The Company will review Mr. Guseinov’s base salary every six months and the Board may in its discretion increase Mr. Guseinov’s base salary at such intervals without amendment or modification of the Guseinov Agreement. Mr. Guseinov will be entitled to participate in any incentive bonus compensation plan as the Board may adopt from time to time; provided that Mr. Guseinov may not receive more than 50% of his base salary for any twelve-month period. The Company will provide, at its cost, at least $3,000,000 in key man life insurance on Mr. Guseinov’s life during the term of the Guseinov Agreement and Mr. Guseinov will have the right to designate the beneficiary of $1,000,000 of the policy or policies, and the Company will be the beneficiary of $2,000,000 of the policy or policies. If the Company terminates Mr. Guseinov’s employment without cause during the term of the Guseinov Agreement, or takes actions that constitute constructive termination, then Mr. Guseinov will be entitled to accrued but unpaid salary, earned and pro rata bonus compensation, full vesting of all unvested stock and stock options, vested benefits under the Company’s employee benefit plans, continuing payment of Mr. Guseinov’s base salary in effect at the time of termination for the greater of nine months following the date of termination or the balance of the then applicable term and continuing coverage of Mr. Guseinov, his spouse and children, if any, at the Company’s expense, under any health and dental insurance plans that covered Mr. Guseinov immediately prior to his termination, for a period of six months following the date of termination.

Amended and Restated Key Executive Employment Agreement with Kevin Harris (the “Harris Agreement”)

The Harris Agreement has a term of three years commencing as of January 1, 2010 and will renew for successive one-year periods if not terminated sooner in accordance with its terms. The Company will pay Mr. Harris an annual base salary of $237,500 plus certain reimbursable expenses. The Company will review Mr. Harris’s base salary every six months and the Board may in its discretion increase Mr. Harris’s base salary at such intervals without amendment or modification of the Harris Agreement. Mr. Harris shall retain his existing stock options for 400,000 shares exercisable for $1.00 per share granted pursuant to the terms of his

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 9 — COMMITMENTS AND CONTINGENCIES  – (continued)

original Key Executive Employment Agreement with the Company (which includes bonus options for 2009 and 2010), of which 325,000 option shares are deemed fully vested and the remaining 75,000 option shares will vest in three equal installments on June 30, 2010, September 30, 2010 and December 31, 2010. Mr. Harris will receive an additional option to purchase 300,000 shares of common stock at an exercise price of $4.04 per share. Mr. Harris will be entitled to participate in any incentive bonus compensation plan as the Board may adopt from time to time; provided that Mr. Harris may not receive more than 40% of his base salary for any twelve-month period. The Company will provide, at its cost, at least $1,000,000 in term life insurance on Mr. Harris’s life during the term of the Harris Agreement and Mr. Harris will be the beneficiary of 100% of such policy or policies. If the Company terminates Mr. Harris’s employment without cause during the term of the Harris Agreement, or takes actions that constitute constructive termination, then Mr. Harris will be entitled to accrued but unpaid salary, earned and pro rata bonus compensation, full vesting of all unvested stock and stock options, vested benefits under the Company’s employee benefit plans, continuing payment of Mr. Harris’s base salary in effect at the time of termination for the greater of nine months following the date of termination or the balance of the then applicable term and continuing coverage of Mr. Harris, his spouse and children, if any, at the Company’s expense, under any health and dental insurance plans that covered Mr. Harris immediately prior to his termination, for a period of six months following the date of termination.

Amended and Restated Key Executive Employment Agreement with Igor Barash (the “Barash Agreement”)

The Barash Agreement has a term of three years commencing as of January 1, 2010 and will renew for successive one-year periods if not terminated sooner in accordance with its terms. The Company will pay Mr. Barash an annual base salary of $218,750 plus certain reimbursable expenses. The Company will review Mr. Barash’s base salary every six months and the Board may in its discretion increase Mr. Barash’s base salary at such intervals without amendment or modification of the Barash Agreement. The unvested portion of Mr. Barash’s existing stock option for 150,000 shares exercisable for $1.00 per share, granted on or about July 1, 2008, will immediately vest and Mr. Barash will receive an additional option to purchase 50,000 shares of common stock at an exercise price of $4.04 per share. Mr. Barash will be entitled to participate in any incentive bonus compensation plan as the Board may adopt from time to time; provided that Mr. Barash may not receive more than 30% of his base salary for any twelve-month period. The Company will provide, at its cost, at least $500,000 in term life insurance on Mr. Barash’s life during the term of the Barash Agreement and Mr. Barash will be the beneficiary of 100% of such policy or policies. If the Company terminates Mr. Barash’s employment without cause during the term of the Barash Agreement, or takes actions that constitute constructive termination, then Mr. Barash will be entitled to accrued but unpaid salary, earned and pro rata bonus compensation, full vesting of all unvested stock and stock options, vested benefits under the Company’s employee benefit plans, continuing payment of Mr. Barash’s base salary in effect at the time of termination for the greater of six months following the date of termination or the balance of the then applicable term and continuing coverage of Mr. Barash, his spouse and children, if any, at the Company’s expense, under any health and dental insurance plans that covered Mr. Barash immediately prior to his termination, for a period of six months following the date of termination.

Litigation

In the ordinary course of business, the Company faces various claims brought by third parties including class action suits and the Company may, from time to time, make claims or take legal actions to assert its rights, including intellectual property rights as well as claims relating to employment and the safety or efficacy of its products. Any of these claims could subject the Company to costly litigation and, while the Company generally believes that it has adequate insurance to cover many different types of liabilities, the Company’s insurance carriers may deny coverage or the Company’s policy limits may be inadequate to fully satisfy any damage awards or settlements. If this were to happen, the payment of any such awards could have a material adverse effect on the Company’s operations, cash flows and financial position. Additionally, any such claims,

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 9 — COMMITMENTS AND CONTINGENCIES  – (continued)

whether or not successful, could damage the Company’s reputation and business. Management believes the outcome of currently pending claims and lawsuits will not likely have a material effect on the Company’s operations or financial position.

Guarantees and Indemnities

During the normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions. The duration of these indemnities and guarantees varies and, in certain cases, is indefinite. The majority of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. The Company hedges some of the risk associated with these potential obligations by carrying insurance. Historically, the Company has not been obligated to make significant payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying condensed balance sheets.

The Company has entered into, and will likely enter into in the future, indemnification agreements with the individuals who serve as its officers and directors. Pursuant to these agreements, the Company will indemnify officers and directors who are made parties to, or threatened to be made parties to, any proceeding by reason of the fact that they are or were officers or directors of the Company, or are or were serving at the request of the Company as a director, officer, employee, or agent of another entity. The agreements require the Company to indemnify its officers and directors against all expenses, judgments, fines and penalties actually and reasonably incurred by them in connection with the defense or settlement of any such proceeding, subject to the terms and conditions of the agreements.

NOTE 10 — SUBSEQUENT EVENTS

Effective as of February 25, 2011, the Company and GRM entered into a Loan Modification Agreement (the “Loan Modification Agreement”) pursuant to which the Company and GRM agreed to convert the existing indebtedness evidenced by the Credit Facility to indebtedness that is convertible into shares of the Company’s common stock. Pursuant to the Loan Modification Agreement, the Company and GRM agreed: (i) to amend and restate the Credit Facility on the terms and conditions of an Amended and Restated Nine Percent (9%) Secured Convertible Promissory Note made as of February 25, 2011, and due March 31, 2012 (the “Amended and Restated Note”); (ii) that the entire outstanding indebtedness under the Credit Facility will be repaid in accordance with the terms and conditions of the Amended and Restated Note; and (iii) that the Credit Agreement is replaced and superseded in its entirety by the Loan Modification Agreement.

The principal amount of the Amended and Restated Note is $5,700,734. Simple interest on the aggregate unconverted and outstanding principal amount of the Amended and Restated Note at the rate of 9% per annum is payable by the Company to GRM on the first day of each calendar quarter during the term of the Amended and Restated Note. At any time, and until it is paid in full, the Amended and Restated Note may be converted by GRM to shares of the Company’s common stock, in whole or in part and from time to time. The Conversion Price is the lower of $2.20 or a price which is equal to the lowest Volume Weighted Average Price (as that term is defined in the Amended and Restated Note) for any five consecutive Trading Day (as that term is defined in the Amended and Restated Note) period ending on or prior to March 31, 2011, and subject to adjustment as set forth in the Amended and Restated Note. Based on the Company’s stock price through the date of this report, the Conversion Price of the Amended and Restated Note will decrease. As a result, the Company will record a discount on the Amended and Restated Note due to this beneficial conversion feature. The Company expects that discount to be approximately $1.0 million that will be recognized in interest expense — related party during the period April 1, 2011 to the debt maturity date.

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 10 — SUBSEQUENT EVENTS  – (continued)

The Amended and Restated Note: (i) provides for a reduction in the Conversion Price in the event of a “Dilutive Issuance” (as that term is defined in the Amended and Restated Note) during the period from February 25, 2011 through June 30, 2011, but in no event reduced to an amount less than $1.75; and (ii) permits the Company, in order to cause the stockholder approval requirements of the NASDAQ Marketplace Rules (as that term is defined in the Amended and Restated Note) not to apply to a Dilutive Issuance, to limit the amount of the reduction to the Conversion Price upon a Dilutive Issuance and pay GRM an amount calculated in accordance with the provisions of the Amended and Restated Note.

Pursuant to the Security Agreement, the Company granted to GRM a second lien priority security interest in all of the Company’s assets subject only to liens existing on the original issue date in favor of GRM under: (i) the 9% Secured Convertible Promissory Note, dated March 31, 2010, in the original amount of $5,300,000, issued by the Company in favor of GRM (the “Senior Promissory Note”); (ii) the Loan and Securities Purchase Agreement, dated as of March 31, 2010, by and between the Company and GRM (the “Loan and Securities Purchase Agreement”); and (iii) the Security Agreement, dated as of March 31, 2010, executed by the Company in favor of GRM (collectively, the “Senior Loan Documents”). The Amended and Restated Note provides that the Security Agreement and the liens created under the Security Agreement remain in full force and effect and secure the Company’s obligations under the Amended and Restated Note, and that the Company’s indebtedness and obligations to GRM under the Amended and Restated Note are subordinated to the Company’s indebtedness to GRM under the Senior Loan Documents.

Upon an Event of Default (as that term is defined in the Amended and Restated Note), the interest rate on the outstanding principal balance and all other amounts due and owing under the Amended and Restated Note will increase to 15% per annum and the full principal amount, together with all accrued but unpaid interest, is due and payable in cash.

The Loan Modification Agreement provides that, upon an Event of Default (as that term is defined in the Loan Modification Agreement) GRM also has the right, but not the obligation, in GRM’s sole discretion and at the Company’s sole cost and expense, but subject to approval by a majority of the independent directors of the Company’s Board of Directors, which approval will not be withheld unreasonably, to require the Company to retain a consultant or hire a Company executive who would be senior to the Company’s Chief Executive Officer and Chief Financial Officer (the “Senior Business Advisor”). The Senior Business Advisor would oversee the management and operations of the Company, subject to the direction of the Company’s Board of Directors (the “Board”). The Senior Business Advisor would report directly to the Board, and the Company’s existing senior management would report to the Senior Business Advisor during the tenure of the Senior Business Advisor, which would be only for the duration of the Event of Default.

In connection with the matters described above, effective as of February 25, 2011, the Company and GRM entered into a second amendment to the Senior Promissory Note (the “Second Amendment”). Pursuant to the Second Amendment, Section 1 of the Senior Promissory Note was amended and restated to provide that the Original Conversion Price (as that term is defined in the Senior Promissory Note) shall be $2.20.

In connection with the matters described above, effective as of February 25, 2011, the Company and GRM entered into a limited waiver of the provisions of Section 4.13 of the Loan and Securities Purchase Agreement (the “Waiver”). Pursuant to the Waiver, GRM agreed to a one-time waiver of its right to participate in a Qualified Common Stock Offering (as that term is defined in the Waiver) that closes on or before June 30, 2011.

In connection with the matters described above, effective as of February 25, 2011, the Company and GRM entered into a Fifth Amendment to the Media Services Agreement (the “Fifth Amendment”) which amends and restates Section 2.2 of the Media Services Agreement to provide that the Company shall reimburse GRM for certain Media Costs (as that term is defined in the Media Services Agreement) no later than 30 days following the Company’s receipt of the applicable GRM invoice.

CYBERDEFENDER CORPORATION

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 10 — SUBSEQUENT EVENTS  – (continued)

During January 2011, certain holders of warrants to purchase shares of the Company’s common stock exercised their warrants for cash. The holders exercised warrants for the purchase of 98,875 shares of common stock at exercise prices from $1.00 to $1.25. The Company received net proceeds of $109,784, net of fees of $5,778.

During March 2011, the Company offered certain holders of warrants to purchase shares of the Company’s common stock a discount on their exercise price if they exercised their warrants for cash. The holders exercised warrants for the purchase of 553,356 shares of common stock at exercise prices from $0.75 to $0.94. The original exercise prices ranged from $1.00 to $1.25. The Company received net proceeds of $436,072, net of fees $22,951.

Launching in mid-December 2011, our new PC Optimizer software offers customers a more robust and powerful solution to improve speed, security and performance.

We market through short form commercials on television and radio under our branded websites DoubleMySpeed, MyCleanPC and MaxMySpeed.

[___________] Shares
Common Stock

PROSPECTUS

Aegis Capital Corp

Through and including [__________], 2011 (the [___]th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

Item 13. Other Expenses of Issuance and Distribution

The following is an itemized statement of all expenses, all of which we will pay, in connection with the registration of the common stock offered hereby:

Amount
SEC registration fee	$
Printing and engraving fees		*$
Legal fees		*$
Accounting fees and expenses		*$
Transfer agent’s fees
Miscellaneous		*$
Total		*$

*	Estimates

Item 14. Indemnification of Officers and Directors

As permitted by Delaware law and the Company’s Certificate of Incorporation and Bylaws, the Company has entered into an Indemnification Agreements with each of its senior executive officers and its directors, and will do so with future senior executives and directors.

Pursuant to the terms of the Indemnification Agreement, the Company must indemnify the executive or director (the “Indemnitee”) if the Indemnitee is a party to or threatened to be made a party to any proceeding by reason of the fact that the Indemnitee is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another entity, against all expenses, judgments, fines and penalties actually and reasonably incurred by the Indemnitee in connection with the defense or settlement of such proceeding. The indemnification must be provided only if the Indemnitee acted in good faith and in a manner which he reasonably believed to be in the best interests of the Company, or, in the case of a criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. If the proceeding is brought by or in the right of the Company, the Company need not provide indemnification for expenses if the Indemnittee is judged to be liable to the Company, unless the court in which the proceeding is brought determines that, despite the adjudication of liability, but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for expenses as the court deems proper.

No indemnification may be provided in connection with any proceeding charging improper personal benefit to the Indemnitee, whether or not involving action in his official capacity, in which he is judged liable on the basis that personal benefit was improperly received by him. The Company must advance all reasonable expenses to the Indemnitee in connection with a proceeding within 5 days after receipt of a notice from the Indemnitee requesting the advance. The notice must include reasonable evidence of the expenses and must be preceded or accompanied by an undertaking by or on behalf of the Indemnitee to repay any expenses advanced if it is determined that the Indemnitee is not entitled to be indemnified against the expenses. Notwithstanding the Indemnification Agreement, the Company must indemnify the Indemnitee to the full extent permitted by law, whether or not such indemnification is specifically authorized by the other provisions of the Indemnification Agreement, the Company’s Certificate of Incorporation, the Bylaws, or by statute. In the event of any changes, after the date of the Indemnification Agreement, in any applicable law, statute, or rule that expand the right of a Delaware corporation to indemnify a member of its Board or any officer, any such changes shall be within the purview of the Indemnitee’s rights, and the Company’s obligations. In the event of any changes in any applicable law, statute, or rule that narrow the right of a Delaware corporation to indemnify a member of its Board or any officer, such changes, to the extent not otherwise required by such law, statute or rule to be applied to the Indemnification Agreement, will have no effect on it.

The indemnification provided by the Indemnification Agreement shall not be deemed exclusive of any other rights to which Indemnitee may be entitled under the Certificate of Incorporation, the Bylaws, any agreement, any vote of stockholders or disinterested directors, the laws of the State of Delaware, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, agents or fiduciaries of the Company or of any entity which the Indemnitee serves at the request of the Company, the Indemnitee will be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee or agent under such policy or policies.

The term of the Indemnification Agreement will continue until the later of: (a) 10 years after the date that the Indemnitee ceases to serve as a director, or (b) the final termination of all pending proceedings in respect of which the Indemnitee is granted rights of indemnification or advancement of expenses under the Indemnification Agreement.

The Indemnitee is not entitled to indemnification or advancement of expenses under the Indemnification Agreement with respect to any proceeding brought or made by him against the Company.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we have issued and sold the following unregistered securities.

On October 18, 2011, we completed the first tranche of the private sale of up to $1 million of our common stock at $0.6425 per share to six accredited investors. The aggregate principal amount of the first tranche sale is $454,800. Each purchaser received a warrant to purchase one share of common stock for each two shares of common stock purchased at an exercise price of $0.8031.

On September 30, 2011, we completed the first of three tranches of a private sale of an aggregate of $3 million of 10.5% Subordinated Convertible Promissory Notes (the “Notes”) to Mr. Sean P. Downes. Mr. Downes purchased a Note in the face amount of $1 million. Each of the three Notes is convertible, at Mr. Downes’ election, into shares of our common stock at a conversion price of $0.30 per share. The second tranche of the sale closed on November 4, 2011 and third tranche is expected close on November 30, 2011. Each of the Notes is due and payable thirteen months after the date of issuance and each is subordinate to certain senior debt we owe to GRM. For each investment Mr. Downes received or will receive a warrant to purchase one-half of one share of our common stock for each share of common stock he is entitled to receive upon conversion of a Note. The warrants are exercisable at $0.375 per share of common stock.

On September 28, 2011, we completed an offering for $1,950,713 cash of 9% Subordinated Convertible Promissory Notes (the “9% Notes”) to accredited investors, including two independent directors of our company. We also converted an account payable in the amount of $289,700 to a 9% Note. With the exception of the 9% Notes sold to the independent directors, the 9% Notes are convertible, at the election of the holders, into shares of the Company’s common stock at a conversion price of $0.72 per share. The 9% Notes sold to the independent directors are convertible, at their election, into shares of the Company’s common stock at a conversion price of $0.90 per share, unless our stockholders approve a conversion price of $0.72, as required by Nasdaq Listing Rule 5635. The 9% Notes are due and payable thirteen months from the date of issuance, and are subordinate to certain senior debt we owe to GRM. In addition, with the exception of the Company’s independent directors, each investor will receive one incentive share of the Company’s common stock for each dollar invested (the “Incentive Shares”). The independent directors will receive their pro rata portion of the Incentive Shares if approved by our stockholders. There were no underwriting discounts or commissions paid in connection with the offering. The issuance of the securities was exempt from registration under Section 4(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder, inasmuch as the shares were issued to accredited investors without any form of general solicitation or general advertising.

During the past three years, investors exercised warrants to purchase 3,208,340 shares of common stock exercisable at prices ranging from $0.74 to $2.25 per share. We relied on section 4(2) of the Securities Act of 1933 to issue the common stock inasmuch as the securities were issued to accredited investors without any form of general solicitation or general advertising.

During the past three years, investors exercised warrants to purchase 469,077 shares of common stock exercisable at prices ranging from $1.00 to $1.01 per share. The warrants were exercised pursuant to the cashless provision contained in the warrants and as such, the registrant issued 244,804 warrant shares to the investors. We relied on Section 3(a)(9) of the Securities Act to issue the securities inasmuch as we exchanged the securities with our existing security holder exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

Effective as of February 25, 2011, we entered into a Loan Modification Agreement (the “Loan Modification Agreement”) with GRM pursuant to which we agreed to convert the existing indebtedness evidenced by the Credit Facility to indebtedness that is convertible into shares of our common stock. Pursuant to the Loan Modification Agreement, we agreed: (i) to amend and restate the Revolving Credit Note on the terms and conditions of an Amended and Restated Nine Percent (9%) Secured Convertible Promissory Note made as of February 25, 2011, and due March 31, 2012 (the “Amended and Restated Note”); (ii) that the entire outstanding indebtedness under the Credit Facility will be repaid in accordance with the terms and conditions of the Amended and Restated Note; and (iii) that the Revolving Credit Loan Agreement is replaced and superseded in its entirety by the Loan Modification Agreement.

The principal amount of the Amended and Restated Note is $5,700,733.94. Simple interest on the aggregate unconverted and outstanding principal amount of the Amended and Restated Note at the rate of 9% per annum is payable on the first day of each calendar quarter during the term of the Amended and Restated Note. At any time, and until it is paid in full, the Amended and Restated Note may be converted by GRM to shares of our common stock, in whole or in part and from time to time. The Conversion Price is the lower of $2.20 or a price which is equal to the lowest Volume Weighted Average Price (as that term is defined in the Amended and Restated Note) for any five consecutive Trading Day (as that term is defined in the Amended and Restated Note) period ending on or prior to March 31, 2011, and subject to adjustment as set forth in the Amended and Restated Note. The Conversion Price was adjusted to $1.86 on March 31, 2011.

On March 31, 2010, pursuant to the terms of the Securities Purchase Agreement, we sold and issued in a private placement to GRM the Senior Promissory Note in the aggregate principal amount of $5,300,000 (the “Note”), due March 31, 2012. We received net proceeds of $5,000,000 after payment of an issuance fee of $300,000 to GRM. The Senior Promissory Note will accrue simple interest at the rate of 9% per annum, payable on the first day of each calendar quarter in cash; provided, however, that GRM may elect to cause the accrued unpaid interest for any applicable quarter to be added to the then outstanding principal amount of the Senior Promissory Note in lieu of a cash payment of interest by delivering written notice of such election to the Company no later than 15 days prior to the applicable interest payment date. The Conversion Price is $2.20, as amended.

On November 5, 2009, we completed the private sale of $2,214,000 in aggregate principal amount of our 8% Secured Convertible Promissory Notes (the “Notes”) to 38 accredited investors pursuant to Rule 506 of Regulation D under the Securities Act. The Notes are convertible, at the election of the holders, into our common stock at a conversion price of $2.05 per share. As of May 15, 2010, $2,214,000 in principal amount and $99,139 in accrued interest have been converted. The Company issued a total of 1,128,334 shares of common stock.

On September 30, 2009, all of the holders of the Company’s 2009 Convertible Notes converted $300,000 of principal into 171,429 shares of common stock at $1.75 per share. We relied on section 3(9) of the Securities Act of 1933 to issue the securities inasmuch as we exchanged the securities with our existing security holders exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

On September 30, 2009, all of the holders of the Company’s 2008 Convertible Notes converted $1,200,000 of principal into 960,000 shares of common stock at $1.25 per share. We relied on section 3(9) of the Securities Act of 1933 to issue the securities inasmuch as we exchanged the securities with our existing security holders exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

On August 1, 2009, the Company entered into an agreement with a consultant for business development services related to the signing of the Wiley contract. The consultant was granted a warrant to purchase 55,000 shares of the Company’s common stock for a period of three years at an exercise price of $2.18. The warrant vests in increments, 15,000 shares at the signing of the Wiley contract, 15,000 shares at the Wiley launch and 25,000 shares at the earlier of the first anniversary date of the agreement or when sales of the Wiley branded products exceed 100,000 units. The Company relied on Section 4(2) of the Securities Act of 1933 to issue the warrant inasmuch as the warrant was issued to an accredited investor without any form of general solicitation or general advertising.

From July through September 2009, certain holders of the Company’s 2006 Debentures converted $396,671 of principal into 396,671 shares of common stock at $1.00 per share. In addition, certain holders of the Company’s 10% convertible debentures converted $137,588 of principal into 161,873 shares of common stock at $0.85 per share. We relied on section 3(9) of the Securities Act of 1933 to issue the securities inasmuch as we exchanged the securities with our existing security holders exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

During July 2009, we entered into Securities Purchase Agreements with twenty-eight accredited investors pursuant to which it sold 200,000 shares of its common stock at $2.50 per share. There were no underwriting discounts or other commissions paid in conjunction with these transactions. The issuance of the shares was exempt from registration under Section 4(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder, inasmuch as the shares were issued to accredited investors without any form of general solicitation or general advertising.

On July 1, 2009, one investor exercised warrants to purchase 62,500 shares of common stock exercisable at $1.00 per share. The warrant was exercised pursuant to the cashless provision contained in the warrant and as such, the registrant issued 43,446 warrant shares to the investor. We relied on Section 3(a)(9) of the Securities Act to issue the securities inasmuch as we exchanged the securities with our existing security holder exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

On June 4, 2009 and June 10, 2009, we entered into Securities Purchase Agreements with two accredited investors pursuant to which it sold an aggregate of 1,775,360 shares of its common stock at $1.75 per share. There were no underwriting discounts or other commissions paid in conjunction with these transactions. The issuance of the shares was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, because the shares were issued to accredited investors without any form of general solicitation or general advertising.

During May and June 2009, a holder of 10% Convertible Debentures, converted $68,855 of principal into 81,006 shares of common stock at $0.85 per share. We relied on Section 3(a)(9) of the Securities Act to issue the securities because we exchanged the securities with our existing security holders exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

On May 15, 2009, we entered into a three month agreement with Spetcu International LLC for marketing related services. As part of the agreement, the consultant was granted a warrant to purchase 15,000 shares of the registrant’s common stock for a period of five years at an exercise price of $1.83. The right to purchase vested 5,000 shares per month over the term of the agreement. The agreement also provided for a bonus of up to 50,000 additional warrant shares at an exercise price of $1.83 for achieving certain goals. On June 15, 2009, the agreement was terminated, including the right to purchase 10,000 shares of common stock that had not vested, and the registrant entered into a second two month agreement with the consultant. As part of the second agreement, the consultant was granted a warrant to purchase 10,000 shares of the registrant’s common stock for a period of five years at an exercise price of $1.83. The right to purchase vests 5,000 shares per month over the term of the agreement. Additionally, the consultant was granted a warrant to purchase 5,000 shares of the registrant’s common stock for a period of five years at an exercise price of $1.83 for deferring the payment of 50% of the compensation owed for services rendered during May 2009 until July 30, 2009 and a warrant to purchase 5,000 shares of the registrant’s common stock for a period of five years at an exercise price of $1.83 as part of the bonus per the second agreement. The second agreement also provided for a bonus of up to 45,000 additional warrant shares at an exercise price of $1.83 for achieving certain goals.

These goals were achieved and the 45,000 additional shares were granted on August 15, 2009. We relied on Section 4(2) of the Securities Act of 1933 to issue the securities because the securities were offered and sold without any form of general solicitation or general advertising and the offeree made representations that he was an accredited investor.

Between May 1, 2009 and May 7, 2009, we consummated the sale of $300,000 in aggregate principal amount of its subordinated 10% Convertible Promissory Notes (the “Notes”), convertible into common stock at a conversion price of $1.75 per share (the “Conversion Price”) to accredited investors. All outstanding principal and interest of the Notes is due five months from the date of issuance. Out of the total gross proceeds of the offering, we paid our placement agent $12,000 in commissions, equal to 4% of the gross proceeds of the offering. The offering was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder because the securities were issued to accredited investors only without any form of general solicitation or general advertising.

Pursuant to our tender offer to the holders of warrants issued with “cashless exercise” provisions and/or “down-round” provisions (collectively the “Released Provisions”) that closed on August 17, 2009, we offered to increase by 10% the number of shares of common stock covered by their warrants in exchange for extinguishing the Released Provisions from their warrants. In order for the warrant holders to take advantage of the offer, they were required to exercise a portion of their warrant(s) and purchase for cash no less than 30% of the shares of common stock covered by their warrant(s), after giving effect to the increase. We received $2,008,180 in proceeds, net of offering costs of $72,836, and issued 1,838,952 shares of common stock to warrant holders that participated in the tender offer. Additionally, we have issued warrants to purchase 269,681 shares of our common stock for the 10% increase in warrants offered to warrant holders. We relied on Section 4(2) of the Securities Act to issue the securities because the securities were offered and sold without any form of general solicitation or general advertising and the offerees were accredited investors.

On April 24, 2009, we entered into an agreement with an individual for consulting services relating to financial management and reporting. As part of the agreement, the consultant was granted a warrant to purchase 2,500 shares of common stock at an exercise price of $1.80 per share. We relied on Section 4(2) of the Securities Act to issue the securities because the consultant occupied an insider status relative to us that afforded him effective access to the information registration would otherwise provide.

On April 5, 2009, we entered into a three month agreement with a consultant for marketing related services. As part of the agreement, the consultant was granted a warrant to purchase 15,000 shares of the registrant’s common stock for a period of five years at an exercise price of $1.25. The right to purchase the common stock was to vest at the rate of 5,000 shares of common stock per month over the term of the agreement. On May 15, 2009, the original agreement was terminated, as was the unvested amount of the warrant of 5,000 shares, and the registrant entered into a second three month agreement with the consultant. As part of the agreement, the consultant was granted a warrant to purchase 15,000 shares of our common stock for a period of five years at an exercise price of $1.25. The right to purchase the common stock was to vest at the rate of 5,000 shares of common stock per month over the term of the second agreement. The second agreement also provided for a bonus of up to 50,000 additional warrant shares at an exercise price of $1.83 for achieving certain goals. On June 15, 2009, the second agreement was terminated, as was the unvested amount of the warrant of 10,000 shares, and the registrant entered into a third two month agreement with the consultant. As part of the third agreement, the consultant was granted a warrant to purchase 10,000 shares of our common stock for a period of five years at an exercise price of $1.25. The right to purchase 5,000 shares of common stock per month vests over the term of the agreement. Additionally, the consultant was granted a warrant to purchase 5,000 shares of our common stock for a period of five years at an exercise price of $1.83 for deferring the payment of 50% of the compensation due to be paid for services rendered during May 2009 until July 30, 2009 and a warrant to purchase 5,000 shares of our common stock for a period of five years at an exercise price of $1.83 as part of the bonus per the second agreement. The third agreement also provided for a bonus of up to 45,000 additional warrant shares at an exercise price of $1.83 for achieving certain goals. These goals were achieved and the 45,000 additional shares were granted on August 15, 2009. The registrant relied on Section 4(2) of the Securities Act to issue the securities because the securities were offered and sold without any form of general solicitation or general advertising and the offeree made representations that he was an accredited investor.

On April 1, 2009, we entered into an agreement with SCP Holding, LLC for management consulting and business advisory services on an as needed basis. The consultant was granted a warrant to purchase 850,000 shares of the registrant’s common stock for a period of five years at an exercise price of $1.25. The warrant vests as follows: the right to purchase 300,000 shares of common stock vested on the date of the agreement and the right to purchase 50,000 shares of common stock vested on the 1st day of each month following the date of the agreement, commencing May 1st, 2009 and ending March 1, 2010. We relied on Section 4(2) of the Securities Act to issue the common stock because the securities were offered and sold without any form of general solicitation or general advertising and the offeree made representations that he was an accredited investor.

In April 2009, certain holders of our 10% Secured Convertible Debentures converted $99,697 of principal into 99,697 shares of common stock at $1.00 per share. We relied on Section 3(a)(9) of the Securities Act to issue the securities because we exchanged the securities with our existing security holders exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

In April 2009, we issued 15,779 shares of common stock to certain holders of the 10% Secured Convertible Debentures for payment of interest and registration rights penalties. The agreed upon value of the common stock was $0.85 per share. We relied on Section 4(2) of the Securities Act to issue the securities because the securities were offered and sold without any form of general solicitation or general advertising and the offeree made representations that he was an accredited investor.

On March 24, 2009, we entered into the Media and Marketing Services Agreement with GRM. Pursuant to the Media and Marketing Services Agreement, GRM will provide direct response media campaigns, including radio and television direct response commercials, to promote our products and services and will purchase media time on our behalf. In connection with that agreement, we agreed to amend and restate a 5-year warrant previously issued in October 2008 to GRM for the purchase of 1,000,000 shares of common stock at an exercise price of $1.25 per share, so that the terms were consistent with the warrants GRM received in conjunction with the Media and Marketing Services Agreement. In conjunction with the execution of the Media and Marketing Services Agreement and for creating, financing, producing, testing and evaluating a television commercial to market our products, and in addition to the amended and restated 5-year warrant for the purchase of 1,000,000 shares of common stock at a price of $1.25 per share, we issued to GRM a second 5 year warrant for the purchase of 1,000,000 shares of our common stock at a price of $1.25 per share. This warrant may be exercised only for cash. Finally, we issued to GRM a 5 year warrant for the purchase of 8,000,000 shares of our common stock at an exercise price of $1.25 per share. This warrant may be exercised only for cash. This warrant was issued to compensate GRM for providing media placement costs on 45 days terms with us and will be subject to vesting as follows: for each $2 of media placement costs advanced by GRM on our behalf, under the Media and Marketing Services Agreement the right to purchase one share of the registrant’s common stock will vest. The exercise price included in each of the warrants we issued to GRM was reduced to $0.30 per share effective September 23, 2011. If GRM terminates the agreement due to a breach by us in our performance or as a result of our discontinuance, dissolution, liquidation, winding up or insolvency, or if we terminate the agreement for any reason, other than as a result of a breach by GRM or our discontinuance, dissolution, liquidation, winding up or insolvency, then any unexpired and unvested rights of GRM to purchase shares of our common stock pursuant to the third warrant will immediately vest. If we breach our payment obligations under the agreement and fail to cure the breach within 15 days after receiving notice from GRM, then the number of warrant shares which would otherwise vest during the month of the delinquent payment automatically will double. We relied on Section 4(2) of the Securities to issue the warrants because the securities were offered and sold without any form of general solicitation or general advertising and the offeree made representations that it was an accredited investor.

In March 2009, certain holders of our 10% Secured Convertible Debentures converted $854,163 of principal into 854,163 shares of common stock at $1.00 per share. We relied on Section 3(a)(9) of the Securities Act to issue the securities because we exchanged the securities with our existing security holders exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

In February 2009, certain holders of our 10% Secured Convertible Debentures converted $601,439 of principal into 601,439 shares of common stock at $1.00 per share. In addition, those same holders converted $207,473 of principal amount and accrued interest of certain other debentures received in 2008 into 244,086 shares of common stock at $0.85 per share. We relied on Section 3(a)(9) of the Securities Act to issue the securities because we exchanged the securities with our existing security holders exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

In February 2009, we issued 94,628 shares of restricted common stock valued at $1.10 per share to a vendor in payment for past services rendered. We relied on Section 4(2) of the Securities Act to issue the securities because the securities were offered and sold without any form of general solicitation or general advertising and the offeree made representations that it was an accredited investor.

On January 17, 2009, we entered into a two month consulting agreement with an individual for consulting services relating to financial management and reporting. As part of the agreement, the consultant was granted a warrant to purchase 2,500 shares of common stock with a term of five years at an exercise price of $1.25 per share, per month for the term of the agreement. We relied on Section 4(2) of the Securities Act to issue the securities because the consultant occupied an insider status relative to us that afforded him effective access to the information registration would otherwise provide.

In January 2009, certain holders of our10% Secured Convertible Debentures converted $50,000 of principal into 50,000 shares of common stock at $1.00 per share. We relied on Section 3(a)(9) of the Securities Act to issue the securities because we exchanged the securities with our existing security holders exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

Between November 13, 2008 and January 28, 2009, the registrant consummated the sale of $1,200,000 in aggregate principal amount of its subordinated 10% Convertible Promissory Notes (the “Notes”), convertible into common stock at a conversion price of $1.25 per share (the “Conversion Price”), along with five-year warrants (the “Warrants”) to purchase an aggregate of 960,000 shares of common stock at an exercise price of $1.25 per share (the “Exercise Price”), to accredited investors. All outstanding principal and interest of the Notes is due eleven months from the date of issuance. Out of the total gross proceeds of the offering, the registrant paid its placement agent $72,000 in commissions, equal to 6% of the gross proceeds of the offering, and issued to its placement agent a warrant to purchase 72,000 shares of common stock at an exercise price of $1.25 per share. The offering was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder, inasmuch as the securities were issued to accredited investors only without any form of general solicitation or general advertising.

On November 11, 2008, the registrant entered into a consulting agreement with Newview Finance LLC (“Newview”), pursuant to which Newview will provide the registrant with management consulting services, business advisory services, shareholder information services and public relations services. In consideration of these services, the registrant issued to Newview a 3-year Common Stock Purchase Warrant to purchase up to 2,250,000 shares of the registrant’s common stock, exercisable for cash only at an exercise price of $1.25 per share (the “Newview Warrant”). The Newview Warrant will vest as follows: (i) 900,000 of the Newview Warrant shares vested on November 11, 2008, and (ii) the right to purchase the remaining 1,350,000 of the Newview Warrant shares vested in equal increments of 270,000 shares on a monthly basis during the period from December 1, 2008 to April 1, 2009. The offering of the Newview Warrant and its underlying shares was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder, inasmuch as the securities were issued to an accredited investor only without any form of general solicitation or general advertising.

Item 16. Exhibits and Financial Schedules

Exhibits

2.1	Agreement and Plan of Merger dated May 25, 2010 between CyberDefender Corporation, a Delaware corporation, and CyberDefender Corporation, a California Corporation(1)
2.2	State of California Certificate of Ownership(1)
3.1	Certificate of incorporation of the registrant(1)
3.2	Bylaws of the registrant(1)
5.1	Opinion of Richardson & Patel LLP **
10.1	2005 Stock Incentive Plan(2)
10.2	Amended and Restated 2006 Equity Incentive Plan(2)
10.3	Common Stock Purchase Warrant issued to Newview Finance L.L.C. dated November 10, 2008(3)
10.4	Lease Agreement dated October 19, 2007 between the registrant and 617 7th Street Associates, LLC(4)
10.5	Warrant to Purchase Common Stock issued to Guthy-Renker Match LLC(7)
10.6	Employment Agreement between the registrant and Kevin Harris(7)
10.7	Amendment to Lease Agreement dated January 30, 2009 between the registrant and 617 7th Street Associates, LLC(7)
10.8	Media and Marketing Services Agreement effective as of March 1, 2009 with GR Match, LLC(7)
10.9	Securities Purchase Agreement dated June 3, 2009 between the registrant and GR Match, LLC(5)
10.10	First Amendment to Media and Marketing Services Agreement dated June 4, 2009 between the registrant and GR Match, LLC(5)
10.11	Indemnification Agreement dated July 21, 2009 between the registrant and Bennet Van De Bunt(6)
10.12	First Amendment dated October 26, 2009 to Securities Purchase Agreement between the registrant and GR Match, LLC(8)
10.13	Second Amendment dated October 26, 2009 to Media and Marketing Services Agreement between the registrant and GR Match, LLC(8)
10.14	Indemnification Agreement dated January 1, 2010 between the registrant and Luc Vanhal(9)
10.15	Second Amendment to Lease dated September 30, 2009 between the registrant and 617 7th Street Associates, LLC(10)
10.16	Amended and Restated Warrant to Purchase Common Stock issued to GR Match LLC on May 6, 2009(11)
10.17	Warrant to Purchase Common Stock issued to GR Match LLC on May 6, 2009(11)
10.18	Warrant to Purchase Common Stock issued to GR Match LLC on May 6, 2009(11)
10.19	Loan and Securities Purchase Agreement dated March 31, 2010 between the registrant and GR Match, LLC(12)
10.20	9% Secured Convertible Promissory Note dated March 31, 2010 in favor of GR Match, LLC(12)
10.21	Security Agreement dated March 31, 2010 between the registrant and GR Match, LLC(12)
10.22	License Agreement dated April 1, 2010 between the registrant and GR Match, LLC(13)
10.23	Amended and Restated Key Executive Employment Agreement dated April 26, 2010 between the registrant and Gary Guseinov(14)
10.24	Amended and Restated Key Executive Employment Agreement dated April 26, 2010 between the registrant and Kevin Harris(14)
10.25	Amended and Restated Key Executive Employment Agreement dated April 26, 2010 between the registrant and Igor Barash(14)
10.26	Form of Indemnification Agreement entered into by the registrant and its officers and directors(15)

10.27	Third Amendment dated August 9, 2010 to Lease between the registrant and 617 7th Street Associates, LLC(16)
10.28	Revolving Credit Loan Agreement dated December 7, 2010 between the registrant and GR Match, LLC(17)
10.29	Revolving Credit Note dated December 3, 2010 between the registrant and GR Match, LLC(17)
10.30	Security Agreement dated December 7, 2010 between the registrant and GR Match, LLC(17)
10.31	First Amendment dated December 7, 2010 to 9% Secured Convertible Promissory Note between the registrant and GR Match, LLC(17)
10.32	First Amendment dated December 7, 2010 to Loan and Securities Purchase Agreement between the registrant and GR Match, LLC(17)
10.33	Fourth Amendment dated December 7, 2010 to Media and Marketing Services Agreement between the registrant and GR Match, LLC(17)
10.34	Third Amendment dated October 22, 2010 to Media and Marketing Services Agreement between the registrant and GR Match, LLC(18)
10.35	First Amendment dated October 22, 2010 to License Agreement between the registrant and GR Match, LLC(18)
10.36	Loan Modification Agreement dated February 25, 2011 between the registrant and GR Match, LLC(19)
10.37	Amended and Restated 9% Convertible Promissory Note dated February 25, 2011 between the registrant and GR Match, LLC(19)
10.38	Second Amendment dated February 25, 2011 to 9% Secured Convertible Promissory Note between the registrant and GR Match, LLC(19)
10.39	Waiver dated February 25, 2011 between the registrant and GR Match, LLC(19)
10.40	Fifth Amendment dated February 25, 2011 to Media and Marketing Services Agreement between the registrant and GR Match, LLC(19)
10.41	Third Amendment dated April 4, 2011 to 9% Secured Convertible Promissory Note between the registrant and GR Match, LLC(20)
10.42	First Amendment dated April 4, 2011 to Amended and Restated 9% Convertible Promissory Note between the registrant and GR Match, LLC(20)
10.43	Media and Marketing Services Agreement dated July 19, 2011 between the registrant and GRM(21)
10.44	9% Subordinated Promissory Note dated July 22, 2011(22)
10.45	Securities Purchase Agreement effective July 22, 2011(22)
10.46	Subordination Agreement effective July 22, 2011 in favor of GR Match, LLC(22)
10.47	Security Agreement dated July 22, 2011(22)
10.48	Waiver and Forbearance Agreement dated July 25, 2011 between the registrant and GRM(22)
10.49	Separation and Release Agreement dated August 1, 2011 between the registrant and Gary Guseinov(23)
10.50	Second Waiver and Forbearance Agreement effective September 23, 2011 between the registrant and GR Match, LLC(24)
10.51	First Amendment to Warrant Agreement to Purchase Common Stock (8,000,000 shares of common stock) dated May 6, 2009 issued to GR Match, LLC on September 30, 2011(24)
10.52	First Amendment to Warrant Agreement to Purchase Common Stock (1,000,000 shares of common stock) dated May 6, 2009 issued to GR Match, LLC on September 30, 2011(24)
10.53	First Amendment to Amended and Restated Warrant to Purchase Common Stock (1,000,000 shares of common stock) issued to GR Match on September 30, 2011(24)
10.54	Form of 10.5% Subordinated Convertible Promissory Note*

10.55	Form of Subordination Agreement*
10.56	Form of Securities Purchase Agreement*
10.57	Form of Warrant to Purchase Common Stock*
10.58	Form of Securities Purchase Agreement dated October 18, 2011(25)
10.59	Form of Warrant to Purchase Common Stock dated October 18, 2011(25)
23.1	Consent of Grant Thornton LLP *
23.2	Consent of Richardson & Patel LLP (See Exhibit 5.1)

*	Filed herewith.
**	To be filed by amendment.
(1)	Incorporated by reference from the Registration Statement on Form S-3, File No. 333-167910, filed with the Securities and Exchange Commission on June 30, 2010.
(2)	Incorporated by reference from the registrant’s Registration Statement on Form SB-2, file no. 333-138430, filed with the Securities and Exchange Commission on November 3, 2006.
(3)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2008.
(4)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 19, 2007.
(5)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 10, 2009.
(6)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 27, 2009.
(7)	Incorporated by reference from the registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2009.
(8)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 6, 2009.
(9)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 20, 2010.
(10)	Incorporated by reference from the registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2010.
(11)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2009.
(12)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 17, 2010.
(13)	Incorporated by reference from Amendment No. 1 to Registration Statement on Form S-3, File No. 333-167910, filed with the Securities and Exchange Commission on July 30, 2010.
(14)	Incorporated by reference from the registrant’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on May 27, 2010.
(15)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 2, 2010.
(16)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 11, 2010.
(17)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 13, 2010.
(18)	Incorporated by reference from the registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2011
(19)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 1, 2011.
(20)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 8, 2011

(21)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 25, 2011
(22)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 29, 2011.
(23)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 3, 2011
(24)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2011.
(25)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 24, 2011.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California on November 23, 2011.

CYBERDEFENDER CORPORATION
By: /s/ Kevin Harris Interim Chief Executive Officer
By: /s/ Kevin Harris Kevin Harris Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
/s/ Kevin Harris Kevin Harris	Interim Chief Executive Officer, Chief Financial Officer and Director (Principal Executive and Financial and Accounting Officer)	November 23, 2011
/s/ Igor Barash Igor Barash	Chief Operating Officer	November 23, 2011
/s/ Howard A. Bain III Howard A. Bain III	Director	November 23, 2011
/s/ Thomas W. Patterson Thomas W. Patterson	Director	November 23, 2011
/s/ Thomas Connerty Thomas Connerty	Director	November 23, 2011
/s/ Ricardo A. Salas Ricardo A. Salas	Director	November 23, 2011